UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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T-Mobile US, Inc.

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2022

2022

2022

UNSTOPPABLE UN-CARRIER

2022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Dear Stockholders,

In many ways 2021 was both a pivotal and foundational year for T-Mobile. We set and exceeded bold goals for customer growth, profitability and network leadership. We delivered record customer additions and service revenue growth that drove the greatest momentum in our history. We succeeded by delivering the best value and best experiences on America’s largest and fastest nationwide 5G network at a time when our services are more central to customers’ lives than ever before. The relentless pursuit of our vision to be #1 in customer choice and #1 in customers’ hearts was the key to all of our achievements last year.

Our record-breaking 2021 performance validated our 2020 Sprint merger, our mission to be the best in the world at connecting customers to their world, and our focus on strategic growth areas that include T-Mobile for Business, Smaller Markets and Rural Areas, and High Speed Internet service.

We also used our new network, scale and resources for good by building a more connected, equitable and sustainable future for our stakeholders. By the end of 2021, Project 10Million — our $10.7 billion initiative launched in 2020 — brought reliable connectivity to nearly 1,500 school districts, and in total we’ve connected approximately 3.2 million students nationwide. It’s one of several T-Mobile initiatives that are helping to bridge the digital divide and make an impact in the communities where our customers and employees live, work and play.

While still early in our journey as an integrated, combined company, our experience suggests we are well-positioned to continue our momentum as the super-charged Un-carrier by delivering unparalleled value, reliability and innovation for our customers. Our unique ability to simultaneously offer the fastest and largest 5G network at the best value is being recognized in the market as we continue to increase the gap between T-Mobile and our competitors in 5G network development and deployment.

Unlocking the true potential of our incredible network for consumers, businesses and entrepreneurs is fueling our new growth ambitions. Strong early results support our High Speed Internet offerings and our ability to leverage our 5G network to accelerate innovation for global content providers, entrepreneurial start-ups and everyone in between.

Our efforts continue to be driven by our unique Un-carrier spirit, including a genuine love for serving our customers and a commitment to challenge the status quo in wireless connectivity. T-Mobile is better positioned than ever to deliver on our mission to be the best in the world at connecting customers to their world.

We thank you for your support of T-Mobile, and we invite you to join us as we continue to leverage merger synergies, our incredible 5G network and our unique Un-carrier culture to benefit the customers and communities we serve.

Sincerely,

Mike Sievert

President and Chief Executive Officer

April 27, 2022

Notice of Annual Meeting of Stockholders

DATE: June 15, 2022	TIME: 8:00 a.m. PDT	LOCATION: Online only at www.virtualshareholder meeting.com/TMUS2022

AGENDA:

◾	Elect 13 director nominees named in the Proxy Statement to the Company’s Board of Directors;

◾	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

◾	Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Record Date: You can vote your shares if you were a stockholder of record at the close of business on April 18, 2022.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to virtually attend the Annual Meeting, please vote as soon as possible by internet, by telephone or by signing and returning your proxy card if you received a paper copy of the proxy card by mail.

The Annual Meeting will be held solely by means of remote communication, in a virtual only format. You can virtually attend the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/TMUS2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. PDT. Online check-in will begin at 7:45 a.m. PDT, and you should allow ample time for the online check-in procedures.

By hosting the Annual Meeting online, the Company is able to ensure the health and safety of its directors, officers, employees and stockholders. This approach also aligns with the Company’s broader sustainability goals. Attendance at the virtual Annual Meeting will provide you with the same rights to participate as you would have at an in-person meeting. Once admitted to the Annual Meeting, you may submit questions, vote or view our list of stockholders by following the instructions that will be available on the meeting website.

By Order of the Board of Directors, Timotheus Höttges Chairman of the Board of Directors April 27, 2022	Broady R. Hodder Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2022

The Proxy Statement and Annual Report to Stockholders are available at

https://t-mobile.com/Proxy2022 and https://www.proxyvote.com.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including unexpected delays, difficulties, and expenses in executing against our environmental, climate, diversity and inclusion or other “Environmental, Social, and Governance (ESG)” targets, goals and commitments outlined in this document, including, but not limited to, our efforts to reduce our greenhouse gas emissions, as well as changes in laws or regulations affecting us, such as changes in cybersecurity, data privacy, environmental, safety and health laws, and other risks as disclosed in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”). Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. T-Mobile does not undertake, and expressly disclaims any duty, to update any statements contained herein, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law. In addition, some of the statements contained in this Proxy Statement may rely on third-party information and projections that management believes to be reputable; however, T-Mobile does not independently verify or audit this information.

This Proxy Statement contains ESG-related statements based on hypothetical scenarios and assumptions as well as estimates that are subject to a high level of uncertainty, and these statements should not necessarily be viewed as being representative of current or actual risk or performance, or forecasts of expected risk or performance. In addition, historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document in relation to those statements. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy Statement Summary	1

Corporate Governance at T-Mobile	4

Environmental, Social and Governance Practices	5

About the Board of Directors	11

Annual Board and Committee Evaluations	13

How to Communicate with our Board	13

Board Committees and Related Matters	14

Risk Oversight	18

Director Compensation	20

Director Nomination, Selection and Qualifications	21

Proposal 1 - Election of Directors	24

Executive Officers	32

Proposal 2 - Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022	34

Changes in Certifying Accountant	34

Required Vote	34

Pre-Approval Process	35

Fees Paid to PricewaterhouseCoopers LLP	35

Audit Committee Report	35

Executive Compensation	37

Compensation Discussion and Analysis	37

Compensation Committee Report	50

Executive Compensation Tables	51

Equity Compensation Plan Information	63

Security Ownership of Principal Stockholders and Management	66

Transactions with Related Persons and Approval	68

Related Person Transactions	68

Related Person Transaction Policy	68

Transactions with Deutsche Telekom and SoftBank	68

Questions and Answers About the Annual Meeting and Voting	75

Other Information and Business	78

Appendix A—Reconciliation of Non-GAAP Financial Measures	A-1

THIS SUMMARY HIGHLIGHTS INFORMATION YOU WILL FIND IN THIS PROXY STATEMENT. AS IT IS ONLY A SUMMARY, PLEASE REVIEW THE COMPLETE PROXY STATEMENT BEFORE YOU VOTE.

Annual Meeting Information
	DATE AND TIME: June 15, 2022 at 8:00 a.m. PDT	LOCATION: Online only at www.virtualshareholder meeting.com/TMUS2022	RECORD DATE: April 18, 2022	PROXY MAIL DATE: On or about April 27, 2022

How to Vote	BY INTERNET: Visit the website listed on your proxy card	BY PHONE: Call the telephone number on your proxy card	BY MAIL: Sign, date and return your proxy card in the enclosed envelope	AT THE ANNUAL MEETING: Vote electronically at the virtual Annual Meeting

Voting:	Each share of common stock is entitled to one vote for each director nominee and one vote for the other proposal to be voted on.

Admission:	You can virtually attend the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/TMUS2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. PDT. Online check-in will begin at 7:45 a.m. PDT, and you should allow ample time for the online check-in procedures.

Annual Meeting Agenda and Vote Recommendations:

Matter		Board Vote Recommendation	Page Reference (for more details)

Proposal 1	Election of Directors	FOR	24

Proposal 2	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022	FOR	34

In this Proxy Statement, “we,” “our,” “us,” “T-Mobile” and the “Company” refer to T-Mobile US, Inc. as a standalone company prior to April 1, 2020, the date we completed the Sprint Combination (as defined below), and after April 1, 2020, refer to the combined company as a result of the Sprint Combination. “Annual Meeting” refers to the 2022 Annual Meeting of Stockholders. We first made this Proxy Statement and form of proxy card available to stockholders on or about April 27, 2022.

⬛ PROXY STATEMENT 2022	1

Proxy Statement Summary

Good Corporate Governance Practices

Governance is real at T-Mobile. We became a publicly traded company in 2013 with a significant stockholder, Deutsche Telekom AG (“Deutsche Telekom”) following a business combination with MetroPCS Communications, Inc. (the “Metro Combination”). On April 1, 2020, we completed the merger with Sprint Corporation (“Sprint”) in an all-stock transaction (the “Sprint Combination”). Immediately after the Sprint Combination, we had two significant stockholders, Deutsche Telekom and SoftBank Group Corp. (“SoftBank”). Following the Sprint Combination, SoftBank sold 198,314,426 shares of T-Mobile’s common stock through synthetic secondary transactions effected through T-Mobile (the “SoftBank Monetization”). As a result of the SoftBank Monetization, as of March 31, 2022, Deutsche Telekom and SoftBank held, directly or indirectly, approximately 46.6% and 4.9%, respectively, of our outstanding common stock, with the remaining approximately 48.3% of our outstanding common stock held by other stockholders. In connection with the Sprint Combination, on April 1, 2020, Deutsche Telekom and SoftBank entered into a Proxy, Lock-up and ROFR Agreement (the “SoftBank Proxy Agreement”), and in connection with the SoftBank Monetization, on June 22, 2020, Deutsche Telekom, Marcelo Claure and Claure Mobile LLC (“Claure Mobile”), a Delaware limited liability company wholly owned by Mr. Claure, entered into a Proxy, Lock-up and ROFR Agreement (the “Claure Proxy Agreement” and together with the SoftBank Proxy Agreement, the “Proxy Agreements”). As a result of the Proxy Agreements, as of March 31, 2022, Deutsche Telekom has voting control over approximately 51.9% of the outstanding T-Mobile common stock, including approximately 0.4% and 4.9% shares of the outstanding T-Mobile common stock held by Claure Mobile and SoftBank, respectively.

Deutsche Telekom has the right to designate 10 of our directors. As a result, we have stockholder representation on our Board. The Nominating and Corporate Governance Committee has the right to designate three of our directors, all of whom are independent based on the applicable NASDAQ and SEC rules. Directors approach each Board decision with a mindset that is intellectually independent from management. In addition, our Board has structured our corporate governance program to promote the long-term interest of stockholders, strengthen the Board’s and management’s accountability and help build public trust in the Company.

Unclassified Board and Annual Election of Directors

Annual Board and Committee Self-Evaluations

13 Director Nominees

No Poison Pill

Separation of Chairman and Chief Executive Officer Roles

Stockholder Right to Call Special Meeting and Act by Written Consent

Lead Independent Director

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Independent Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees

Executive Compensation Driven by Pay for Performance

Regular Executive Sessions of Independent Directors

Stock Ownership Guidelines for Executive Officers and Directors

Comprehensive Risk Oversight by the Board and its Committees

Clawback Policy to Recapture Incentive Payments

2	PROXY STATEMENT 2022 ⬛

Proxy Statement Summary

T-MOBILE’S UNIQUE FORMULA DELIVERS INDUSTRY-LEADING SERVICE REVENUE AND CASH FLOW GROWTH AND EXCEEDS 2021 GUIDANCE

Our unmatched network and value combination resulted in record-high and industry-leading postpaid account and customer growth in 2021. We added 5.5 million postpaid net customers in 2021, the most in Company history. The total customer count at year end increased to a record-high of 108.7 million.

We ended 2021 with total service revenues of $58.4 billion, net income of $3.0 billion, Adjusted EBITDA of $26.9 billion, and Core Adjusted EBITDA of $23.6 billion. We delivered $3.8 billion of synergies from the Sprint Combination in full-year 2021.

T-Mobile continues to strengthen its network leadership position as America’s only nationwide standalone 5G network. At the end of 2021, our extended range 5G network covered 310 million people across 1.8 million square miles and our Ultra Capacity 5G covered 210 million people.

Our stock price increased by 36.2% from April 1, 2020 (the closing date of the Sprint Combination) to December 31, 2021.

Adjusted EBITDA and Core Adjusted EBITDA are non-GAAP financial measures. Each of the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations to the most directly comparable GAAP financial measures are provided in Appendix A to this Proxy Statement.

Executive Compensation Highlights – Paying for Performance

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent, reward short-term and long-term business results and exceptional individual performance, and, most importantly, maximize stockholder value.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WHAT WE DO

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use of multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

WHAT WE DON’T DO

No excise tax gross ups

No guaranteed bonuses

No plans that encourage excessive risk taking

No single-trigger payments or vesting of equity awards upon a change in control

No significant perquisites

⬛ PROXY STATEMENT 2022	3

T-Mobile Is Committed to Good Corporate Governance

Our corporate governance practices and policies promote the long-term interests of our stockholders, strengthen the accountability of our Board and management and help build public trust.

Our Board has established a boardroom dynamic that encourages meaningful and robust discussions based on each director’s unique and diverse background, resulting in informed decision-making that seeks to maximize stockholder value and promotes stockholder interests. Directors exercise thorough oversight of decisions regarding the Company’s strategy and outlook. The Board regularly reviews developments in corporate governance and updates its practices and governance materials as it deems necessary and appropriate.

Key Governance Materials

Certificate of Incorporation
Bylaws
Corporate Governance Guidelines
Director Selection Guidelines
Stockholders’ Agreement
Charter for Each Board Committee
Code of Business Conduct
Code of Ethics for Senior Financial Officers
Environmental Policy
Human Rights Statement
Speak Up Policy (f.k.a. Whistleblower Protection Policy)
Supplier Code of Conduct

These documents are available under the “Governance” section of our website at http://investor.t-mobile.com or are included in our filings with the SEC. In addition, our key Privacy Notices are available on our website at https://www.t-mobile.com/privacy-center.

4	PROXY STATEMENT 2022 ⬛

Corporate Governance at T-Mobile

Environmental, Social, and Governance (ESG) Practices

T-Mobile is committed to operating responsibly and sustainably, using our brand, our people, and our network as catalysts for good. We believe it is important to invest in a more sustainable and inclusive future for everyone and are putting our values into action every day to do the right thing for our customers, our employees, society, and the planet.

2021 was a pivotal year for us as we continued to invest in this next chapter of the Un-carrier to create an even stronger Team Magenta. As one team, together, we invested in communities across the country by improving access to wireless connectivity and advancing digital empowerment initiatives. We also continued to mobilize for a thriving planet by taking actions to reduce our environmental footprint through sustainable energy management and minimizing waste and e-waste. As a company, we doubled down on efforts to invest in our people through comprehensive learning and development tools, robust mental, health and financial resources and benefits, and an unwavering commitment to health and safety.

Underpinning each of our actions is our ongoing commitment to upholding responsible governance practices that promote accountability, risk management, and ethical conduct across the Company.

⬛	2021 ESG HIGHLIGHTS	⬛

◾	Inaugural annual Corporate Responsibility Report that aligns to Global Reporting Initiative and the Sustainability Accounting Standards Board for Telecommunication Services

◾	Inaugural annual Political Engagement Report

◾	Environmental Policy

◾	Human Rights Statement

*None of the publications listed here and described elsewhere in this Proxy Statement, nor any of the contents of our corporate website, are incorporated by reference into this Proxy Statement or any other T-Mobile filing made with the SEC.

◾	Achieved RE100 goal to source renewable energy equivalent to 100% of our electricity usage by the end of 2021.

◾	Achieved our two science-based targets to:

◾	Reduce combined absolute Scope 1 and Scope 2 GHG emissions 95% by 2025 from a 2016 base year.

◾	Reduce Scope 3 GHG emissions 15% per T-Mobile customer by 2025 from a 2016 base year.

◾	Continued to advance on our bold goal to eliminate the digital divide through our Project 10Million programs, connecting approximately 3.2 million students nationwide from 2020 through the end of 2021.

◾	Donated approximately $32.8 million in cash as a company and through the T-Mobile Foundation to communities across the U.S. and Puerto Rico.

◾	Put the health and safety of our employees and customers first by earning the WELL Health-Safety seal for more than 3,200 retail stores, 22 customer experience centers, and the Bellevue and Kansas City headquarters.

◾	Received a score of 100% on the Human Rights Campaign’s Corporate Equality Index.

◾	Continued our leadership in environmental ambition and climate action and received an A- on CDP (formerly the Carbon Disclosure Project)’s Climate Change reporting.

⬛ PROXY STATEMENT 2022	5

Corporate Governance at T-Mobile

Governance – Doing it the Right Way

No matter how quickly or how boldly we move—there is only one way to deliver—and that’s by doing things the right way—through ethical conduct and socially and environmentally responsible business practices.

Our Code of Business Conduct provides clear expectations on how we do it the right way at T-Mobile. The Code is aligned to the workplace conduct standards and legal guidelines we follow as part of our commitment to ethical business practices.

All officers and employees receive ongoing training on Company values and important Code topics—such as Data Privacy, Insider Trading, Anti-Corruption, Health and Safety, Harassment and Discrimination, and our non-Retaliation policy—to help ensure everyone understands our Code of Business Conduct standards and T-Mobile’s commitment to doing business ethically.

Our Supplier Code of Conduct outlines expectations around ethical business practices for all T-Mobile suppliers. Even before suppliers are selected, a Third-Party Risk Management process screens for anti-corruption, global sanctions, human rights, and environmental risks.

To support our commitment to doing right by the environment and driving sustainability across our business, our Environmental Policy outlines key areas of focus and objectives, from tackling climate change to minimizing waste and maximizing the use of natural resources.

The T-Mobile Human Rights Statement underscores our commitment to respecting human rights and the expectations for our employees and business partners, as well as the mechanisms to help identify and address any potential violations.

BOARD OVERSIGHT OF ESG

To ensure oversight of critical ESG issues, risks, and progress on initiatives, T-Mobile executives report updates to the Audit Committee and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives briefings on key ESG topics, emerging trends, and progress four times a year. The Audit Committee receives enterprise risk updates, including issues relating to network resilience and business continuity as a result of climate-related impacts, three times a year. Outside of the regular cadence of briefings, the Board periodically receives additional updates on enterprise risk, cybersecurity, and other notable ESG matters from management and Board committees.

STOCKHOLDER ENGAGEMENT

T-Mobile understands the importance of frequent, consistent, and transparent communication with stockholders as part of our commitment to strong corporate governance. Our senior management team engages extensively and regularly with stockholders, including one-on-one and group meetings and major industry conferences, and in March 2021 we hosted our first Analyst Day within a year after the closing of the Sprint Combination. Our investor relations team actively engages in year-round robust dialogue in multiple ways, including post-earnings communications, and with stockholders of all sizes on a variety of topics, including corporate strategy, business and financial performance, and ESG matters. This approach allows us to maintain meaningful two-way dialogue with a broad range of stockholders. To communicate broadly with all stakeholders, we also share ESG information through our Corporate Responsibility report, Investor Relations website, our Annual Report, this Proxy Statement, and in posts on our T-Mobile Stories and Blogs Newsroom site. Based on our ongoing communication with our investors, our investor relations team, working with our Corporate Secretary, provides relevant feedback to our Board of Directors and senior management team.

DATA PRIVACY & CYBERSECURITY

T-Mobile is committed to maintaining the trust of our customers, employees, partners, and the public by respecting the personal information entrusted to us and handling it responsibly. See disclosures under “Corporate Governance at T-Mobile—Risk Oversight” on the management, Board and committees’ oversight of information security and privacy issues.

We are committed to responsible data use, including as defined by the Cellular Telecommunications and Internet Association (“CTIA”) Consumer Code of Conduct. We use a variety of administrative, technical and physical security measures to protect our customers’ data. If and when incidents occur that potentially involve unauthorized access to personal data, we activate response processes and team members to investigate and remediate. We also seek to align our safeguards to new and evolving risks.

We equip our employees and key contractors with training and knowledge-based resources to help them carry out proper privacy and security practices. This basic training is supplemented by our Security and Privacy Ambassador Network comprised of a team of privacy experts embedded throughout the Company and managed by T-Mobile’s Privacy Team. The Privacy Center on the T-Mobile website provides employees and consumers tools to access T-Mobile’s Privacy Policies, understand how T-Mobile uses personal data, and navigate the choices we offer for control of data use and sharing.

6	PROXY STATEMENT 2022 ⬛

Corporate Governance at T-Mobile

SUSTAINABILITY STEERING COMMITTEE

To help drive sustainability outcomes across the business, the T-Mobile Sustainability Steering Committee meets quarterly to discuss priority environmental sustainability topics and initiatives. Comprised of executive leaders from cross-functional groups such as corporate development and strategy, brand and corporate communications, technology, procurement, enterprise risk and investor relations, the committee works to drive a holistic, enterprise-wide discussion and to align sustainability efforts at T-Mobile, as well as ensuring functional visibility, accountability, and engagement in the development of company-wide plans. The committee is co-led by our Executive Vice President and Chief Communications Officer and our Executive Vice President, Corporate Development and Strategy. Key initiatives overseen by the committee are communicated through ESG updates to the Nominating and Corporate Governance Committee.

Social – Impacting Our People and Communities

INVESTING IN OUR PEOPLE & CULTURE

Diversity, Equity, and Inclusion

We are a company of approximately 75,000 diverse and amazing employees, and it’s this diversity that fuels the Un-carrier spirit. Our ability to continue to deliver growth and profitability would be impossible without our employees, and the challenges of the last two years brought to the forefront just how valuable our team is. We are a stronger company and can better serve our customers when we bring together the unique talents, backgrounds, and perspectives of every person on our team.

We also know that leading with transparency includes providing details on our workforce data. We plan to publish our EEO-1 workforce data alongside our Corporate Responsibility Report later this year.

* Data shown above is as of December 31, 2021. Percentages are rounded to nearest whole number.

Diversity, equity and inclusion (“DE&I”) touches every aspect of T-Mobile’s future as a bigger and better company, and we are on a mission to embed DE&I across everything we do. We refer to this mission as our Equity In Action Plan which spans the values we live by, how we invest in and provide opportunities for our employees, how we select the suppliers we do business with, and how we advocate for our customers and communities.

We continue to complete initiatives in support of this Equity In Action Plan and in other spaces where we see opportunities to make a positive impact. In June 2021, T-Mobile also expanded its efforts to empower LGBTQ+ youth with a $1.0 million donation to the Human Rights Campaign Foundation’s new financial and digital literacy initiatives, as well as a $250,000 donation to the Gay, Lesbian & Straight Education Network’s efforts to make schools safer and more inclusive. In January 2022, T-Mobile renewed the partnership with Thurgood Marshall College Fund, with a $2.5 million donation to support the Thurgood Marshall College Fund’s scholarships for students attending historically Black colleges and universities and the new National Black Talent Bank program that helps high school graduates jumpstart their professional careers and gain access to tailored higher education pathways.

⬛ PROXY STATEMENT 2022	7

Corporate Governance at T-Mobile

We encourage every employee to be part of this effort through our six DE&I Employee Resource Groups and four sub-affinity groups. Currently, we have over 50 DE&I chapters across the nation that help spearhead volunteer opportunities, events, and meaningful conversation with employees at a local level.

OVER ONE THIRD EMPLOYEE INVOLVEMENT

Women and Allies Network	Accessibility Community at T-Mobile	Veterans and Allies Network
16,800+	10,700+	11,500+

members	members	members

Multicultural Alliance	Multigenerational Network	PRIDE
18,900+	12,600+	12,700+

members	members	members

In 2021, our efforts to create an environment where every employee feels valued and equipped to offer the best care for our customers received over 60 national, regional, and local awards and recognitions that named us a great place to work, including Fortune’s 100 Best Companies to Work For in each of the past five years.

Compensation, Wellness and Benefits

We attract and retain our workforce through a dynamic and inclusive culture and by providing the same exceptional benefits that are available to both our executive officers and other eligible full-time and part-time employees, including:

◾	Competitive medical, dental and vision benefits

◾	Annual stock grants to all full-time and part-time employees and a discounted Employee Stock Purchase Program

◾	A 401(k) Savings Plan

◾	Nationwide minimum pay of at least $20 per hour to all full-time and part-time employees

◾	LiveMagenta: a custom-branded program for employee engagement and well-being, including free access to life coaches, financial coaches and tools for healthy living

◾	Access to personal health advocates offering independent guidance

◾	Tuition assistance for all full-time and part-time employees

◾	A matching program for employee donations and volunteering

Career Development, Learning and Training

We have a range of developmental programs and resources designed to build a diverse group of leaders and empower employees to improve their skills and advance their careers. We do this through a variety of programs and platforms, including:

◾

Award-winning career and development programs for all employees at all levels through Magenta University, our one-stop shop for all employees to evolve their skills and career, advance leadership expertise, deepen commitments to DE&I and AMPlify SYNC conversations

◾	Hosting our annual Day of Learning, which is a company-wide development opportunity

◾	AMPlify SYNC conversations for employees to discuss performance goals and career development

◾	All of the aforementioned career development, learning and training opportunities are made accessible for employees with disabilities (pursuant to U.S. Department of Labor standards)

◾	Transparent career paths available to customer care employees and candidates that provide realistic progression timelines, salaries and expectations

8	PROXY STATEMENT 2022 ⬛

Corporate Governance at T-Mobile

COMMUNITY INVESTMENT AND DIGITAL EMPOWERMENT

We are committed to using our transformational 5G network and our scale to be a catalytic force for good in our communities. From reliable connectivity for all to education and youth development, T-Mobile is committed to giving back in bold ways that align with our brand, leverage our technology, and mobilize our people to create meaningful change for the greater good.

5G FOR GOOD

Access to Connectivity and Bridging the Digital Divide

In September 2020, T-Mobile launched Project 10Million, our $10.7 billion, five-year commitment aimed at delivering free and heavily subsidized internet connectivity to millions of underserved student households at no cost to them. Partnering with school districts across the country, the program offers free wireless hotspots, free or heavily subsidized high-speed data and access to affordable laptops and tablets. Since launch, Project 10Million has brought reliable connectivity to nearly 1,500 school districts. All in all, T-Mobile has connected approximately 3.2 million students nationwide since early 2020.

Beyond the classroom, we remain focused on bringing 5G to rural America to end the digital divide, and customers in these geographies are benefitting from having access to faster speeds for both mobile and home broadband. We have expanded our High-Speed Internet service which gives important new connectivity options to millions of households in rural communities.

We also remain committed to helping America’s frontline heroes at the most critical times. Connecting Heroes is T-Mobile’s 10-year commitment to provide free smartphone service and 5G access to state and local nonprofit first-responder agencies across the nation.

We also understand the importance of affordability when it comes to helping ensure every American can stay connected, which is why we offer Connect by T-Mobile, which provides a low-cost option to keep millions of families and individuals connected.

Philanthropic Support

2021

52,000+	8,000+	$2.9M	$3.7M	$32.8M

Employee Volunteer Hours	Nonprofits Supported	Disaster Response Support	Employee Giving	Cash Giving by T-Mobile and the T-Mobile Foundation

Our employees are at the heart of the good we do and serve as champions for their local communities. By empowering them to support the causes they care most about, we’re able to help create vibrant, resilient communities. Through the T-Mobile Foundation Magenta Match program we match our employees’ donation dollars to charities of their choice and donate ten dollars per volunteer hour they complete, up to $2,000 per employee per calendar year. In 2021, our employees donated approximately $3.7 million and volunteered over 52,000 hours in their communities.

In total, T-Mobile and the T-Mobile Foundation gave approximately $32.8 million to non-profits in communities across the U.S. and Puerto Rico during 2021.

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Disaster Response

When disasters impact our customers and communities, connectivity is a crucial lifeline to loved ones—and for first-responders and aid agencies. We take a comprehensive approach to disaster preparation and response. We partner closely with national weather forecasters to monitor for climate-related emergencies. Once a storm hits, our investments in our network’s resiliency and infrastructure prove critical. In total, T-Mobile provided $2.9 million in devices, service, and other supplies to keep customers connected during unexpected disasters in 2021.

Environment – Mobilizing for a Thriving Planet

A thriving society needs a thriving planet, and T-Mobile is committed to doing our part to help build a more sustainable future for all. This means investing in ways we can operate more sustainability and using our unique position and power of scale to enable others to live, work, and connect in a more environmentally sustainable manner.

TAKING CLIMATE ACTION

A key area of focus at T-Mobile is reducing our entire carbon footprint, from our operations to our supply chain. We worked with the Science Based Targets initiative to set two science-based emissions targets in 2019—a U.S. wireless industry first.

◾	Target 1: Reduce combined absolute Scope 1 and 2 GHG emissions 95% by 2025 from a 2016 base year.

◾	Target 2: Reduce Scope 3 GHG emissions 15% per customer by a 2025 from a 2016 base year.

In 2021, we reduced Scope 1 and 2 emissions by 96% compared to 2020, and 97% compared to 2016. We also reduced Scope 3 emissions per customer by 2% compared to 2020, and 16% compared to 2016. The progress we made in 2021 means that we achieved both of these science-based targets ahead of schedule.

Sustainable Energy Management

Critical to reducing our carbon footprint has been sustainable energy management, which includes investing in energy efficiency measures to conserve energy where possible and investing in renewable energy projects to account for the electricity we purchase.

In 2018, we set a renewable energy goal to address the electricity we purchase, and we recently announced that we were the first and only U.S. wireless provider to commit to and achieve our goal to source renewable energy equivalent to 100% of our electricity usage by the end of 2021.

Achieving this 100% renewable energy goal is only one part of T-Mobile’s larger plan to reduce our carbon footprint and support a thriving planet. This milestone is complemented by a focus on energy conservation and investments in energy efficiency. At the end of 2021, we achieved a 14.4% reduction in energy consumption per petabyte of data traffic compared to 2019.

Minimizing Waste

Another important part of reducing our footprint includes working to responsibly manage waste and e-waste across our value chain through our actions and commitments, and the opportunities we provide for employees and customers. T-Mobile continually seeks to reduce operational waste generated from our business. We also helped develop the CTIA Guidelines for Wireless Device and Accessory Packaging to provide guidance on mitigating the environmental impact from mobile wireless device and accessory packaging. These guidelines were released in 2020 and continue to be a point of engagement with our suppliers.

T-Mobile has an internal e-waste management program to maximize the percentage of Network, IT and Real Estate e-waste that is reused or recycled. We empower our customers to reduce e-waste by offering options to bring in smartphone, tablet, smartwatch, hotspot or IoT item into select stores to be upcycled or recycled for free. In 2021, T-Mobile collected millions of devices for reuse, resale, and recycling, including phones, smartwatches, tablets, hotspots, and IoT items. Our suppliers and partners that repair and recycle these devices are required to be certified to the industry-leading R2 standard, which provides a common set of processes, safety measures, and documentation requirements. In 2021, we won the Gold Tier Award in the United States Environmental Protection Agency’s Sustainable Materials Management Electronics Challenge.

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About the Board of Directors

GOVERNANCE FRAMEWORK AND CODE OF BUSINESS CONDUCT

Our Board has adopted Corporate Governance Guidelines that, together with our certificate of incorporation, our bylaws and the Second Amended and Restated Stockholders’ Agreement we entered into with Deutsche Telekom and SoftBank on June 22, 2020 (the “Stockholders’ Agreement”), provide a framework for the effective governance of the Company.

The Board also adopted our Code of Business Conduct, which establishes the standards of ethical conduct applicable to our directors, officers and employees. In addition, we have a Code of Ethics for Senior Financial Officers. In the event of a waiver by the Board of any Code of Business Conduct or Code of Ethics for Senior Financial Officers provisions applicable to directors or executive officers, we will promptly disclose the Board’s actions on our website.

OUR BOARD

Our Board consists of 14 directors, one of whom is currently employed by the Company, and will be reduced to 13 directors at the conclusion of the Annual Meeting. We are required to have a “National Security Director” pursuant to our national security commitments entered into in connection with the Sprint Combination. Mr. Stephen Kappes served in such capacity until his resignation from the Board on April 6, 2021. Effective on June 22, 2021, Letitia A. Long was appointed to the Board and began to serve in such capacity. Pursuant to our certificate of incorporation and the Stockholders’ Agreement, Deutsche Telekom has certain rights to designate director nominees and to have such designees serve on the committees of the Board. See “Transactions with Related Persons and Approval—Transactions with Deutsche Telekom and SoftBank—Stockholders’ Agreement” for more information.

WE ARE A CONTROLLED COMPANY WITH CERTAIN EXEMPTIONS

Since Deutsche Telekom and SoftBank hold approximately 46.6% and 4.9%, respectively, of our outstanding shares of common stock as of March 31, 2022, and pursuant to the Proxy Agreements, Deutsche Telekom has voting control, as of March 31, 2022, over approximately 51.9% of the outstanding shares of our common stock (including approximately 0.4% and 4.9% of the outstanding shares of common stock held by Claure Mobile and SoftBank, respectively), we are deemed a “controlled company” under the NASDAQ Stock Market LLC (“NASDAQ”) rules. These rules exempt “controlled companies,” like us, from certain corporate governance requirements, including: (i) that a majority of our Board be independent, (ii) that our Nominating and Corporate Governance Committee be composed entirely of independent directors, and (iii) that our Compensation Committee be composed entirely of independent directors.

DIRECTOR INDEPENDENCE

On an annual basis, our Board evaluates the independence of each director, including nominees for election to the Board, in accordance with NASDAQ rules and our Corporate Governance Guidelines. For certain types of relationships, NASDAQ rules require us to consider a director’s relationship with the Company, and also with any parent or subsidiary in a consolidated group with the Company, which includes Deutsche Telekom and its affiliates. Each of the following directors or director nominees is an “independent director” under NASDAQ rules and our Corporate Governance Guidelines:

⬛ Srikant M. Datar* ⬛ Bavan M. Holloway* ⬛ Letitia A. Long	⬛ Teresa A. Taylor* ⬛ Kelvin R. Westbrook

*	The Board has determined that each member of the Audit Committee meets the heightened independence criteria applicable to audit committee members under NASDAQ and SEC rules.

BOARD LEADERSHIP

OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER ROLES ARE SEPARATED

We believe that separating the roles of Chief Executive Officer and Chairman of the Board is appropriate for the Company and in the best interests of the Company and its stockholders at this time. Timotheus Höttges, Deutsche Telekom’s Chief Executive Officer, is the Chairman of the Board. Key responsibilities of our Chairman include:

◾	Managing the overall Board function

◾	Chairing all regular sessions of the Board

◾	Establishing the agenda for each Board meeting in consultation with the lead independent director, our Chief Executive Officer and other senior management, as appropriate

◾	Assisting in establishing, coordinating and reviewing the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees

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The separation of the offices allows Mr. Höttges to focus on management of Board matters and allows our Chief Executive Officer to focus on managing our business. Additionally, we believe the separation of the roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance. The Board believes that its role in risk oversight did not impact the leadership structure chosen by the Board.

WE HAVE A LEAD INDEPENDENT DIRECTOR

Our Board has also chosen to appoint a lead independent director. Teresa A. Taylor is our current lead independent director. Key responsibilities of our lead independent director include:

◾	Coordinating the activities of our independent directors

◾	Calling and presiding over the executive sessions of the independent directors

◾	Functioning as a liaison between the independent directors and the Chairman of the Board and/or the Chief Executive Officer

◾	Providing input on the flow of information to the Board, including the Board’s agenda and schedule

BOARD MEETINGS AND DIRECTOR ATTENDANCE

Our Board meets regularly throughout the year. Committees typically meet the day prior to the Board meeting, and, depending on the schedule of the Board meeting, the Audit Committee holds additional meetings in connection with quarterly earnings releases. Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as the Annual Meeting of Stockholders. At each regularly scheduled Board meeting (or more frequently if necessary), time is set aside for executive sessions where outside (non-management) directors meet without management present. In addition, our Corporate Governance Guidelines require the independent directors to meet at least twice each year in executive session, with the lead independent director presiding at such executive session.

◾	Our Board met four times during 2021

◾	Each director attended at least 75% of the total number of meetings of the Board and Board committees on which he or she served

◾	All directors who then served on the Board attended our 2021 Annual Meeting of Stockholders

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Annual Board and Committee Evaluations

The Nominating and Corporate Governance Committee oversees the annual Board and committee self-evaluation process. In 2021, the Committee engaged an outside consultant to coordinate and provide insight on the annual self-evaluation process.

THE BOARD IS COMMITTED TO A COMPREHENSIVE SELF-EVALUATION PROCESS TO REVIEW THE BOARD’S AND EACH COMMITTEE’S OVERALL EFFECTIVENESS.

BOARD EVALUATION PROCESS

STEP 1

BEGIN EVALUATION PROCESS

The Chair of the Nominating and Corporate Governance Committee initiates, with the assistance of the Corporate Secretary, the annual evaluation process by engaging an outside evaluation consultant.

STEP 2

EVALUATION

Working closely with management, the outside consultant distributes comprehensive questionnaires to each director soliciting feedback on the Board's and each relevant committee's effectiveness, covering topics such as:

- ✓ Strategic Oversight
- ✓ Scope & Content of Presentations
- ✓ Risk Management
- ✓ Succession Planning

STEP 3

ANALYSIS

The outside consultant reviews the responses and prepares an executive summary for the Board and each committee, which includes an overview of director responses and guidance on any material issues. The Chair of the Nominating and Corporate Governance Committee reviews the reports together with management and works directly with the consultant to evaluate the findings.

STEP 4

RESULTS AND FINDINGS

The Nominating and Corporate Governance chair, with assistance from the outside consultant, presents the results and findings to the Board. Each committee reviews the committee results and findings.

STEP 5

FOLLOW UP

Results requiring additional consideration are addressed at subsequent board and committee meetings and reported back to the Board, where appropriate.

How to Communicate With Our Board

You may contact the Chairman of the Board, the Board as a whole, the lead independent director, or any individual director as follows:

T-Mobile US, Inc. The Board of Directors c/o Corporate Secretary 12920 SE 38th Street Bellevue, Washington 98006	After receipt, communications will generally be forwarded to the Chairman of the Board, the whole Board, the lead independent director or specific directors as the Corporate Secretary deems appropriate based on the content of, and the matters raised in, the communications. Communications that are unrelated to the duties and responsibilities of the Board or are unduly hostile, threatening, potentially illegal or similarly unsuitable will not be forwarded. Responses to letters and any communications that are excluded are maintained by the Company and are available to any director upon request.

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Board Committees and Related Matters

Our Board has six standing committees: Audit, CEO Selection, Compensation, Executive, Nominating and Corporate Governance and Transaction. The CEO Selection and Transaction Committees were formed upon the Sprint Combination. The Board makes committee and committee chair assignments annually at its meeting immediately following the Annual Meeting of Stockholders, although further changes may be made from time to time as deemed appropriate by the Board.

Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties, without consulting with or obtaining the approval of the Board or the Company. A copy of the charter for each standing committee can be found on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Governance” tab.

Chair: Srikant M. Datar Additional Members: Teresa A. Taylor Bavan Holloway Meetings Held in 2021: 11

Audit Committee

As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

◾   Assist the Board in oversight of the integrity of the Company’s financial statements and the accounting and financial reporting processes, disclosure controls and procedures and internal audit functions

◾   Directly appoint, compensate and retain our independent auditor, including the evaluation of the independent auditor’s qualifications, performance and independence

◾   Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services

◾   Discuss and oversee the Company’s financial risk assessment and risk management

◾   Develop and oversee compliance with the Code of Ethics for Senior Financial Officers

◾   Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

◾   Review and approve all related person transactions pursuant to the Company’s Related Person Transaction Policy

Our Board has determined that each member of the Audit Committee meets all of the requirements for audit committee members under applicable NASDAQ rules, and each of Mr. Datar and Ms. Holloway is an “audit committee financial expert” as defined in applicable SEC rules.

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Compensation Committee

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

◾   Review and approve the Company’s overall executive compensation philosophy and its programs, policies and practices regarding the compensation of its executive officers at least annually

◾   Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and determine and approve the Chief Executive Officer’s compensation

◾   Review and approve annual and long-term compensation for and all compensation arrangements to be entered into with the Company’s executive officers

◾   Oversee the development of succession plans for the Chief Executive Officer and senior management

◾   Assist the Board in reviewing the results of any stockholder advisory votes, or respond to other stockholder communications that relate to executive officer compensation, and consider whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

◾   Review a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

◾   Review and make recommendations to the Board with respect to compensation for non-employee members of the Board

◾   Review and make recommendations to the Board with respect to all Company equity compensation plans and oversee the administration of such plans

◾   The Section 16 Subcommittee has the authority to approve all equity or equity-based awards granted to the Company’s officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that if the Section 16 Subcommittee does not consist of at least two directors, the full Board shall have such authority.

Chair: Kelvin R. Westbrook Additional Members: Marcelo Claure Christian P. Illek Raphael Kübler Michael Wilkens Meetings Held in 2021: 7 Section 16 Subcommittee: Kelvin R. Westbrook Teresa A. Taylor

Compensation Committee

THE COMPENSATION COMMITTEE HAS ENGAGED AN INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee has retained Mercer (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), a well-recognized employee benefits and compensation consulting firm, as its independent compensation consultant. Mercer assists the Compensation Committee in its evaluation of the compensation and benefits provided to the Chief Executive Officer and the other executive officers. Mercer generally attends Compensation Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation as requested by the Compensation Committee. Mercer also updates the Compensation Committee on market trends. During 2021, the aggregate fees for such services were approximately $266,000. In addition, Mercer provided services to the Company for investment and benefits consulting and retirement plan consulting, which services were approved by the Compensation Committee without specific recommendation from management. The aggregate fees for such services were approximately $626,000.

∎  The Compensation Committee determined that Mercer is (and was, during 2021) independent and that its engagement does not (and did not, during 2021) present any conflicts of interest that would prevent Mercer from serving as an independent consultant to the Compensation Committee.

∎  Mercer also determined that it was independent from management and confirmed this in a written statement delivered to the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, the following individuals served on the Compensation Committee for all or part of the year: Messrs. Claure, Guffey, Illek, Kübler, Langheim, Westbrook and Wilkens. Mr. Guffey ceased to be a member of the Board and the Compensation Committee on June 3, 2021, following the 2021 annual meeting of stockholders. No member of the Compensation Committee who served during 2021 was an officer or employee of the Company or any of its subsidiaries during the year, was formerly a Company officer or had any relationship otherwise requiring disclosure as a compensation committee interlock.

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Chair: Timotheus Höttges

Additional Members:

Marcelo Claure

Christian P. Illek

Thorsten Langheim

Teresa A. Taylor

Meetings Held in 2021: 0*

*Per the CEO Selection Committee’s

charter, the Committee meets as often

as it determines necessary

CEO Selection Committee

As more fully described in its charter, the primary responsibilities of the CEO Selection Committee are to:

◾   Select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company

◾   Consult with SoftBank as required for certain decisions to fire and recall from office the Chief Executive Officer of the Company

Chair: Timotheus Höttges

Additional Members:

Marcelo Claure

Christian P. Illek

Raphael Kübler

Thorsten Langheim

G. Michael Sievert

Meetings Held in 2021: 0*

*Per the Executive Committee’s charter,

the committee meets as often as it

determines necessary

Executive Committee

As more fully described in its charter, the primary responsibilities of the Executive Committee are to:

◾   Monitor the Company’s operating performance relative to its operating objectives, strategy, plans and actions

◾   Provide management with feedback regarding the Company’s operating objectives, strategy, plans, and actions, as well as the Company’s operating performance

◾   Consider strategic operating goals, opportunities and risks

◾   Recommend changes to the Company’s operating objectives, strategy, plans, and actions for consideration by the Board, as appropriate

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Nominating and Corporate Governance Committee

As more fully described in its charter, the primary responsibilities of the Nominating and Corporate Governance Committee are to:

◾   Subject to the terms of the Company’s certificate of incorporation and the Stockholders’ Agreement, review, approve and recommend for Board consideration director candidates based on the director selection guidelines then in effect, and advise the Board with regard to the nomination or appointment of such director candidates

◾   Periodically review and make recommendations to the Board regarding the appropriate size, role and function of the Board

◾   Develop and oversee a process for an annual evaluation of the Board and its committees

◾   Monitor the process for preparing agendas for, organizing and running Board meetings (including the occurrence of regular executive sessions) in coordination with the Chairman of the Board and Chief Executive Officer

◾   Recommend to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the chairperson of each such committee

◾   Oversees director succession planning

◾   Develop and oversee compliance with the Code of Business Conduct for all employees, officers and directors

◾   Discuss the Company’s risk assessment and risk management policies, as well as annually review the implementation and effectiveness of our compliance and ethics programs

◾   Periodically review the Company’s report on political and charitable contributions and other environmental, sustainability, and corporate social responsibility matters

◾   Periodically review and consult with management on the Company’s data privacy and information security programs, including cybersecurity

◾   Periodically review the Company’s director orientation program and recommend changes, as appropriate

◾   Monitor, plan and support continuing education activities of the directors

◾   Develop, update as necessary and recommend to the Board corporate governance principles and policies

Chair: Teresa A. Taylor Additional Members: Dominique Leroy Letitia A. Long Meetings Held in 2021: 8

Transaction Committee

As more fully described in its charter, the primary responsibilities of the Transaction Committee are to:

◾   Evaluate with the Company’s management and provide recommendations to the Board with respect to proposed strategic transactions for the Company and its businesses, including, but not limited to, mergers, acquisitions, divestitures, joint ventures, and other similar transactions

◾   Monitor the progress of pending and potential strategic transactions involving the Company, its businesses and its competitors

    Chair: Thorsten Langheim

    Additional Members:

    Christian P. Illek

    Kelvin R. Westbrook

    Meetings Held in 2021: 0*

*Per the Transaction Committee’s charter, the committee meets as often as it determines necessary

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Risk Oversight

MANAGEMENT’S ROLE IN RISK OVERSIGHT

Management of the Company, including the Chief Executive Officer and other executive officers, is primarily responsible for managing the risks associated with the business, operations, and financial and disclosure controls. Management conducts a quarterly enterprise-wide risk assessment and considers financial, integration, strategic, IT, cybersecurity, technology, operational, compliance, legal/regulatory, and reputational risks to the Company. In addition, management conducts an annual fraud risk assessment. The results of these assessments are considered in connection with the operational, financial, and business activities of the Company.

Management Has Established a Third-Party Risk Management Program

Management has established a centralized Third-Party Risk Management program to evaluate multiple aspects of risk related to doing business with third parties, including, but not limited to, cybersecurity, geopolitical, privacy, financial, anti-corruption, fourth-party risks and risks relating to foreign ownership and compliance with national security commitments.

Management Has Established an Enterprise Risk and Compliance Committee and an Information Security and Privacy Council

The Enterprise Risk and Compliance Committee oversees risk management and compliance activities as a means of bringing risk issues to the attention of senior management. Responsibilities for risk management and compliance are distributed throughout various functional areas of the business, and the Enterprise Risk and Compliance Committee regularly meets and reviews the Company’s activities in these areas.

The Information Security and Privacy Council oversees the strategic governance and prioritization of the Company’s information security (including cybersecurity), privacy and national security initiatives to help protect information assets and safeguard our network infrastructure for the business, the Company’s employees, and the Company’s customers. In addition, in fall 2021, a new information security office, the Cyber Transformation Office, was formed under the Company’s Chief Executive Officer, overseeing the Company’s data security organization and tasked with elevating the Company’s cyber security capabilities and reinforcing a security-first mindset throughout T-Mobile business and operations functions.

THE BOARD’S ROLE IN RISK OVERSIGHT

Selective Delegation of Risk Oversight to Committees

While the full Board has overall responsibility for risk oversight, the Board has delegated risk oversight responsibility for certain risks to committees of the Board. On a regular basis, reports of all committee meetings are presented to the Board, and the Board periodically conducts deep dives on key enterprise risks.

Audit Committee

The Audit Committee has primary responsibility for overseeing the Company’s various risk assessment and risk management policies. The Audit Committee considers and discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

To assist the Audit Committee with its risk assessment function, the Senior Vice President, Internal Audit & Risk Management, who serves as the Chief Audit Executive, has a direct communication channel to the Audit Committee for purposes of reporting or discussing concerns, and has regular meetings with the Audit Committee and/or its members. The Chief Audit Executive provides a quarterly enterprise-wide risk assessment (including risks relating to cybersecurity and privacy), annual fraud risk assessment, and SOX and Internal Audit reporting or assessments to the Audit Committee, and updates the Audit Committee on significant issues raised by the Enterprise Risk and Compliance Committee. Our General Counsel provides periodic reports to the Audit Committee on the Company’s significant litigation matters.

The Audit Committee reviews all enterprise risk assessments, provides feedback to executive management and shares the risk assessments with the Board. The Audit Committee also has other responsibilities with respect to the Company’s financial and accounting compliance and complaint procedures, internal audit, SOX Compliance program and related person transactions, as more fully set out in its charter. Additionally, the Chief Compliance Officer also has a direct communication channel to the Audit Committee for purposes of discussing or reporting financial misconduct matters with the Audit Committee and/or its members.

CEO Selection Committee

The CEO Selection Committee oversees risks related to the selection, appointment, hiring, firing and recall from office the Chief Executive Officer of the Company.

Compensation Committee

The Compensation Committee has certain responsibilities with respect to succession planning and the assessment of risk in connection with our compensation programs. The Compensation Committee periodically reviews with management an assessment of

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whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. The Company designs the compensation programs to encourage appropriate risk-taking while discouraging behavior that may result in unnecessary or excessive business risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

◾	Use of multiple metrics in the annual incentive plan and use of two long-term incentive vehicles (time-based and performance-based incentive awards) for executive officers

◾	Annual incentive award payouts capped at 200% of target

◾	Performance-based long-term incentive awards capped at 200% of target

◾	Emphasis on long-term and performance-based compensation

◾	The Compensation Committee has discretion to reduce incentive awards, as appropriate

◾	Alignment of interests of our executive officers with the long-term interests of our stockholders through stock ownership guidelines that call for significant share ownership by our executive officers

◾	Formal clawback policy applicable to both cash and equity compensation

◾	Generally, long-term incentive awards vest ratably over three years or at the end of a three-year performance period

◾	No excessive perquisites for executive officers

∎  Based on an assessment conducted by management consultant Willis Towers Watson, which was presented to and discussed with the Compensation Committee, management concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee

The Executive Committee is available to review and provide guidance to senior management regarding the Company’s strategy, operating plans and operating performance. The Executive Committee also plays a role in helping the Board perform its risk oversight function by considering strategic operating goals, opportunities and risks.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees Board process and corporate governance-related risks, management of compliance risks, risks related to our diversity, corporate social responsibility and sustainability practices, and risks related to the Company’s data privacy and information security programs, including cybersecurity.

Our Chief Communications Officer provides periodic reports to the Nominating and Corporate Governance Committee on the Company’s charitable spending and related policies and other environmental, sustainability, and corporate social responsibility matters. Our General Counsel provides periodic reports to the Nominating and Corporate Governance Committee on the Company’s political spending and related policies.

Our Chief Compliance Officer provides periodic reports to the Nominating and Corporate Governance Committee on the Company’s compliance and ethics program. The Chief Compliance Officer also has a direct communication channel to the Nominating and Corporate Governance Committee for purposes of reporting or discussing concerns relating to the Company’s compliance and ethics programs. Matters brought to the Nominating and Corporate Governance Committee’s attention that could have a significant impact on the Company’s financial statements or may concern the integrity, adequacy, and effectiveness of the Company’s accounting and financial reporting processes and internal control and external reporting policies and procedures will be reported to the Audit Committee by the Chief Compliance Officer.

The Chief Cyber Transformation Officer and our Chief Security Officer provide periodic reports to the Nominating and Corporate Governance Committee on the Company’s data privacy and information and infrastructure security programs, including cybersecurity.

Transaction Committee

The Transaction Committee oversees risks related to strategic transactions involving the Company and its businesses.

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Director Compensation

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Our “non-employee directors”—directors who are not employees of the Company or officers or employees of Deutsche Telekom or SoftBank—are eligible to participate in the Company’s non-employee director compensation program, described below. The Compensation Committee periodically reviews the compensation of our non-employee directors. As part of the review, the Compensation Committee engages Mercer to assess our non-employee director compensation program in comparison to our peer group (see “Executive Compensation—Factors Considered in Determining Executive Compensation—Executive Compensation Peer Group” for more information on our peer group). Based on such assessment, the non-employee director compensation program is adjusted as appropriate to ensure alignment with market practices. There were no changes to the Company’s non-employee director compensation program in 2021.

KEY FEATURES OF OUR NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

◾	A larger allocation of total director compensation to equity-based compensation rather than cash compensation

◾	All equity-based compensation is subject to a vesting period

◾	Stock ownership guidelines of five times the non-employee director’s annual cash retainer for Board services

Elements of Non-Employee Director Compensation	Amount ($)

Annual cash retainer	135,000

Additional annual cash retainer for:

Lead Independent Director	55,000

Audit Committee Chair	60,000

Compensation Committee Chair	25,000

Nominating and Corporate Governance Committee Chair	20,000

Additional Retainer for Audit Committee Members (including the Audit Committee Chair)	15,000

National Security Director	75,000

Annual award of Restricted Stock Units	240,000

Additional cash amounts for each Board and committee meeting:

Board	3,000

Committee	2,000

The annual award of time-based restricted stock units (“RSUs”) is made immediately after each Annual Meeting of Stockholders. The RSUs vest on the one-year anniversary of the grant date or, for directors not standing for re-election, on the date of the next Annual Meeting of Stockholders, subject to continued service as a non-employee director through the vesting date. In the event of a director’s termination of service prior to vesting, all RSUs are automatically forfeited. The RSUs immediately vest on the date of a change in control of the Company, subject to the applicable director’s continued service as a non-employee director through such date. Annual cash retainers and the annual RSU awards are prorated for any person who becomes a non-employee director and/or committee chair, or who otherwise becomes entitled to an additional annual cash retainer as described above, at any time of the year other than the date of the Company’s Annual Meeting of Stockholders. Non-employee directors also receive reimbursement of expenses incurred in connection with their Board and committee services and are eligible to receive up to two handsets per year and up to 10 lines of U.S. service pursuant to the Board of Directors Phone Perquisite program.

OUR DIRECTORS ARE REQUIRED TO ACQUIRE AND MAINTAIN OWNERSHIP OF SHARES OF T-MOBILE

Under our stock ownership guidelines, each non-employee director is expected to acquire and maintain ownership of shares of common stock equal in value to five times his or her annual cash retainer for Board service measured as of September 30 of each year. Each non-employee director is expected to meet the ownership guidelines within the later of five years from (a) the date we adopted the policy and (b) the date on which he or she became a non-employee director, and is expected to retain at least 50% of the net shares of common stock acquired through equity awards until the ownership threshold is met.

∎ As of December 31, 2021, all then-serving non-employee directors were in compliance with our stock ownership guidelines.

20	PROXY STATEMENT 2022 ⬛

Corporate Governance at T-Mobile

2021 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

During fiscal year 2021, the Company’s non-employee directors received the following compensation for their services:

Name	Fees Earned or Paid in Cash[5] ($)	Stock Awards[6] ($)	All Other Compensation[7] ($)	Total ($)

Marcelo Claure	—	—	5,047	5,047

Srikant M. Datar	250,000	346,246	10,422	606,668

Lawrence H. Guffey[1]	106,236	346,246	6,158	458,640

Bavan Holloway[2]	63,038	—	6,490	69,528

Stephen Kappes[3]	124,462	—	—	124,462

Letitia A. Long[4]	64,692	—	125,000	189,692

Teresa A. Taylor	275,000	346,246	—	621,246

Kelvin R. Westbrook	217,250	346,246	—	563,496

1	Mr. Guffey’s service on the Board terminated on June 3, 2021, the date of the 2021 annual meeting of stockholders. The amounts in this table reflect his partial year of service in 2021.
2	Ms. Holloway was appointed to the Board on June 3, 2021, the date of the 2021 annual meeting of stockholders. The amounts in this table reflect her partial year of service in 2021.
3	Mr. Kappes resigned from the Board on April 6, 2021. The amounts in this table reflect his partial year of service in 2021.
4	Ms. Long was appointed to the Board on June 22, 2021. The amounts in this table reflect her partial year of service in 2021.
5	Includes annual cash retainers and cash meeting fees earned in accordance with the non-employee director compensation program.
6

The value of stock awards is determined using the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation,” or ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the directors. See Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a summary of the assumptions we apply in calculating these amounts. As of December 31, 2021, Ms. Long held 1,565 unvested time-based RSUs and each of Mses. Holloway and Taylor and Messrs. Datar and Westbrook held 1,687 unvested time-based RSUs.

7	Includes (i) phone perquisites under the Board of Directors Phone Perquisite program and/or (ii) personal travel expenses in connection with Board and committee meetings.

Director Nomination, Selection and Qualifications

QUALIFICATIONS AND DIVERSITY

T-Mobile understands that diversity, inclusive of gender, race and experience, is a critical attribute of a well-functioning board of directors and a measure of sound corporate governance. T-Mobile follows its director selection guidelines as we strive to maintain a board composed of individuals with a mix of expertise, experience, skills and backgrounds to reflect the diverse nature of the business environment in which we operate and the customers we serve. In connection with the Sprint Combination, we adopted an Equity In Action Plan to further advance diversity, equity and inclusion efforts across T-Mobile, including at the Board level.

Subject to Deutsche Telekom’s board designation rights, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee considers, among others, the following factors:

◾   Professional experience, industry knowledge, skills and expertise

◾   Diversity in all forms, including gender, race, age, ethnic, geographic, cultural and professional backgrounds

◾   Leadership qualities, public company board and committee experience and non-business-related activities and experience

◾   High standard of personal and professional ethics, integrity and values

◾   Training, experience and ability at making and overseeing policy in business, government and/or education sectors

◾   Willingness and ability to:

◾   keep an open mind when considering matters affecting interests of the Company and its constituents

◾   devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership

◾   serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs

◾   Willingness to refrain from engaging in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents

◾   Willingness to act in the best interests of the Company and its constituents and to objectively assess Board, committee and management performances

⬛ PROXY STATEMENT 2022	21

Corporate Governance at T-Mobile

Diversity is one of many factors under our director selection guidelines that the Nominating and Corporate Governance Committee considers when evaluating potential director candidates. Our director selection guidelines define diversity broadly to include not just factors such as gender and race, but also factors such as age, ethnic, geographic, cultural and professional diversity. Our director selection guidelines mandate that the skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates and the customers it serves. In addition, according to our director selection guidelines, the Nominating and Corporate Governance Committee will include, and will require any outside consultant that it engages to include, women and minority candidates in the pool from which the committee selects director candidates. Seven of our current 14 directors are women or minorities, and all of our core Board committees are chaired by a woman or diverse director.

In connection with its general responsibility to monitor and advise the Board on the size, role, function and composition of the Board, the Nominating and Corporate Governance Committee will periodically consider whether the Board represents the overall mix of skills and characteristics described in the director selection guidelines, including diversity and the other factors described above. Subject to Deutsche Telekom’s board designation rights, the selection process for director candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The following tables set forth certain information about our 13 director nominees:

Director Nominee Name & Occupation	Age	Director Since	Independent	Gender	Ethnicity/Race	Designation

Marcelo Claure Entrepreneur & Investor Former Chief Executive Officer of SoftBank International	51	2020	No	M	Hispanic	Deutsche Telekom

Srikant M. Datar George F. Baker Professor of Administration; Dean of the Faculty, the Graduate School of Business Administration at Harvard University	68	2013	Yes	M	Asian	Nom & Gov

Bavan M. Holloway Former Vice President, Corporate Audit for The Boeing Company	57	2021	Yes	F	African American	Deutsche Telekom

Timotheus Höttges (C) Chief Executive Officer, Deutsche Telekom	59	2013	No	M	White	Deutsche Telekom

Christian P. Illek Chief Finance Officer, Deutsche Telekom	57	2018	No	M	White	Deutsche Telekom

Raphael Kübler Senior Vice President, the Corporate Operating Office of Deutsche Telekom	59	2013	No	M	*	Deutsche Telekom

Thorsten Langheim Member, Deutsche Telekom AG Board of Management, USA and Group Development	56	2013	No	M	White	Deutsche Telekom

Dominique Leroy Member, Deutsche Telekom AG Board of Management, Europe	57	2020	No	F	White	Deutsche Telekom

Letitia A. Long Rector, Virginia Tech Board of Visitors; Chairman, Board of the Intelligence & National Security Alliance	62	2021	Yes	F	White	Nom & Gov

G. Michael Sievert President and Chief Executive Officer, T-Mobile US, Inc.	52	2018	No	M	White	N/A

Teresa A. Taylor (L) Chief Executive Officer, Blue Valley Advisors, LLC	58	2013	Yes	F	White	Nom & Gov

Omar Tazi Senior Vice President of Group Innovation, Products, Design & Customer Experience, and Global Partnerships and Devices, Deutsche Telekom	47	2020	No	M	White	Deutsche Telekom

Kelvin R. Westbrook President and Chief Executive Officer, KRW Advisors, LLC	66	2013	Yes	M	African American	Deutsche Telekom

Legend: C = Chair; L = Lead Independent Director

*	Did not disclose.

22	PROXY STATEMENT 2022 ⬛

Corporate Governance at T-Mobile

Board Diversity Matrix (as of April 18, 2022)

Board Size:

Total Number of Directors	14

Gender:	Male	Female	Non-Binary	Gender Undislcosed

Number of directors based on gender identity	10	4	—	—

Number of directors who identify in any of the categories below

African American or Black	1	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	—	—	—

Hispanic or Latinx	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	6	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+ [1]	—	—	—	—

Undisclosed	1	—	—	—

1	None of our directors self-identified as lesbian, gay, bisexual, transgender, or a member of the queer community.

NOMINATION PROCESS

In addition to candidates designated by Deutsche Telekom, the Nominating and Corporate Governance Committee may consider possible director candidates from a number of sources, including those recommended by stockholders, directors, or officers. In addition, the Nominating and Corporate Governance Committee may engage the services of outside consultants and search firms to identify potential director candidates.

A stockholder who wishes to suggest a director candidate for consideration by the Nominating and Corporate Governance Committee should submit the suggestion to the Chair of the Nominating and Corporate Governance Committee, care of our Corporate Secretary, at 12920 SE 38th Street, Bellevue, Washington 98006, and include the candidate’s name, biographical data, relationship to the stockholder and other relevant information. The Nominating and Corporate Governance Committee may request additional information about the suggested candidate and the proposing stockholder. Subject to Deutsche Telekom’s board designation rights, the full Board will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

⬛ PROXY STATEMENT 2022	23

2022 Director Nominees

The Board has nominated 13 nominees for election at the Annual Meeting to serve as directors for terms that would end at the 2023 Annual Meeting of Stockholders. Other than Ms. Long, all nominees were elected at the 2021 Annual Meeting of Stockholders. Mr. Wilkens will not stand for re-election at the Annual Meeting, and his Board service will end at the conclusion of the Annual Meeting. The Board would like to recognize Mr. Wilkens for his service and his contributions as a member of the Board. Committee memberships will be determined following the conclusion of the Annual Meeting.

Each nominee was nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board has found each nominee to be qualified based on his or her qualifications, experience, attributes, skills and whether he or she meets the applicable independence standards. Each of the nominees has consented to stand for election and we do not anticipate any candidate will be unavailable to serve. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares may be voted for the election of such substitute nominee as the Board may nominate. In the alternative, if a vacancy remains, the Board may fill such vacancy at a later date or reduce the size of the Board, subject to certain requirements in our certificate of incorporation. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Messrs. Höttges, Claure, Illek, Kübler, Langheim, Tazi, Westbrook and Mses. Holloway and Leroy were designated for nomination by Deutsche Telekom pursuant to its rights under our certificate of incorporation and the Stockholders’ Agreement. Mr. Datar and Mses. Taylor and Long were designated for nomination by the Nominating and Corporate Governance Committee.

REQUIRED VOTE

Under our bylaws, directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election of directors at the Annual Meeting. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld, “FOR” the election of each of the nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES LISTED BELOW

24	PROXY STATEMENT 2022 ⬛

Proposal 1: Election of Directors

Marcelo Claure

ENTREPRENEUR & INVESTOR

FORMER CHIEF EXECUTIVE OFFICER OF SOFTBANK INTERNATIONAL

Biography:

Mr. Claure served as the Chief Executive Officer of SoftBank International and the Chief Operating Officer of SoftBank from May 2018 until January 2022. Mr. Claure was Executive Chairman of Sprint prior to the Sprint Combination and had served on the Sprint board of directors since January 2014. Previously, Mr. Claure served as Sprint’s President and Chief Executive Officer, serving as President from August 2014 until January 2018 and as Chief Executive Officer from August 2014 until May 2018. In addition, Mr. Claure served as a director of SoftBank from 2017 to 2020. He was also Executive Chairman of WeWork from October 2019 until January 2022. He currently serves as Vice Chairman of the Board of Directors of TelevisaUnivision and is a member of the Board of Directors of Brightstar and Carnegie Hall. Prior to joining Sprint, Mr. Claure was Chief Executive Officer of Brightstar Corp., a company he founded in 1997 and grew from a small Miami-based distributor of mobile device accessories into a global business with more than $10 billion in gross revenue for the year ended 2013.

Mr. Claure holds a Bachelor’s degree in Economics and Finance and an honorary Doctorate degree in Commercial Science from Bentley University in Massachusetts.

Qualifications and Skills Supporting Election to the Board:

◾ Former CEO and Executive Chairman of Sprint

◾ Expertise in telecommunications and technology industries

◾ Global communications and investment experience

Director Since: 2020 Age: 51 Other Public Company Boards: ◾ SoftBank (2017 to November 2020) ◾ Sprint (2014 to April 2020) Board Committees: ◾ CEO Selection ◾ Compensation ◾ Executive

Srikant M. Datar

GEORGE F. BAKER PROFESSOR OF ADMINISTRATION;

DEAN OF THE FACULTY OF THE GRADUATE SCHOOL OF BUSINESS ADMINISTRATION AT HARVARD UNIVERSITY

Biography:

Mr. Datar is the George F. Baker Professor of Administration and Dean of the Faculty of the Graduate School of Business Administration at Harvard University. Mr. Datar is a Chartered Accountant and planner in industry, and has been a professor of accounting and business administration at Harvard since July 1996; he previously served as a professor at Stanford University and Carnegie Mellon University. Mr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India.

Mr. Datar holds a Master’s degree in Statistics and Economics and a Ph.D. in Business from Stanford University.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in finance, accounting, governance and risk management

◾ Public company director and committee experience

◾ Academic and commercial perspective on complex issues

Director Since: 2013 Age: 68 Other Public Company Boards: ◾ Novartis AG (2003 to March 2021) ◾ ICF International Inc. ◾ Stryker Corporation Board Committees: ◾ Audit (Chair)

⬛ PROXY STATEMENT 2022	25

Proposal 1: Election of Directors

Director Since: 2021 Age: 57 Other Public Company Boards: ◾ TPI Composites, Inc. ◾ Callaway Golf Company Board Committees: ◾ Audit

Bavan M. Holloway

FORMER VICE PRESIDENT,

CORPORATE AUDIT FOR THE BOEING COMPANY

Biography:

Ms. Holloway served as the Vice President, Corporate Audit for The Boeing Company from 2010 until her retirement in April 2020, where she was responsible for all corporate audit activities, including the review of internal control systems and overall process assessments ensuring effectiveness. Prior to that, she served in a variety of senior finance roles after joining Boeing in 2002, including Director of Finance, 777 Program; Director of Finance and Chief Financial Officer, Material Management; Director, Financial Planning and Analysis; and Assistant Corporate Controller and Chief Accountant. Prior to joining Boeing, Ms. Holloway was a partner at KPMG, LLP from 1998 to 2002 and held other roles at KPMG before becoming partner, primarily serving investment services, broker dealer and financial clients. Ms. Holloway is a certified public accountant.

Ms. Holloway holds a Bachelor’s degree in Business Administration from the University of Tulsa and a Master’s degree in Financial Markets and Trading from the Illinois Institute of Technology.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in finance and accounting

◾  Finance and audit experience in complex and highly regulated global business environments, including service as chief audit executive and chief accountant

Director Since: 2013

Age: 59

Other Public

Company Boards:

◾ Henkel AG & Co. KGaA

(2018 to March 2022)

◾ BT Group plc

(2016 to May 2020)

◾ Daimler AG

Board Committees:

◾ CEO Selection (Chair)

◾ Executive (Chair)

Timotheus Höttges

CHIEF EXECUTIVE OFFICER OF DEUTSCHE TELEKOM

Biography:

Since January 2014, Mr. Höttges has served as Chief Executive Officer of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company. From March 2009 to December 2013, he served as Deutsche Telekom’s Chief Financial Officer and a member of the Board of Management. From December 2006 to March 2009, he was a member of the Board of Management responsible for the T-Home Unit (fixed network and broadband business, as well as integrated sales and service in Germany). From January 2003 to December 2006, Mr. Höttges headed European operations as a member of the Board of Management of T-Mobile International.

Mr. Höttges studied Business Administration at the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

◾ Chief executive officer of major global communications company

◾ Core finance, business and leadership skills

26	PROXY STATEMENT 2022 ⬛

Proposal 1: Election of Directors

Christian P. Illek

CHIEF FINANCE OFFICER OF DEUTSCHE TELEKOM

Biography:

Dr. Illek has served as the Chief Finance Officer of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company, since January 2019. Since April 2015, he has served as Chief Human Resources Officer and Member of Management Board of Deutsche Telekom. Dr. Illek has also served as Chairman of the Supervisory Board for T-Systems International GmbH since November 2016 (a subsidiary of Deutsche Telekom). Prior to that, Dr. Illek was Chairman of the Management Board at Microsoft Germany from September 2012 to March 2015. From April 2010 to September 2012, he was Director of Marketing at Telekom Deutschland GmbH. In this position, he was responsible for all marketing activities for both consumers and business customers in Germany. He was also in charge of the Wholesale Center and the Value-Added Services Center, as well as international product development for Deutsche Telekom’s fixed-network, IPTV, a convergent and business customer portfolio. Before joining Deutsche Telekom, Dr. Illek held various managerial positions at Bain & Company and at Dell, in both Germany and Switzerland.

Dr. Christian P. Illek studied chemistry and business administration in Düsseldorf and Munich, beginning his career at the University of Munich in 1989.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾  Expertise in human resources, business and finance

Director Since: 2018 Age: 57 Board Committees: ◾ CEO Selection ◾ Compensation ◾ Executive ◾ Transaction

Raphael Kübler

SENIOR VICE PRESIDENT OF THE CORPORATE OPERATING OFFICE OF DEUTSCHE TELEKOM

Biography:

In January 2014, Mr. Kübler assumed the position of Senior Vice President of the Corporate Operating Office of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company, and he reports directly to the Chief Executive Officer of Deutsche Telekom. From July 2009 to December 2013, Mr. Kübler served as Senior Vice President Group Controlling at Deutsche Telekom. In this position, he was responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services. From November 2003 to June 2009, Mr. Kübler served as Chief Financial Officer of T-Mobile Deutschland GmbH, the mobile operations of Deutsche Telekom in Germany now known as Telekom Deutschland GmbH (a wholly owned subsidiary of Deutsche Telekom).

Mr. Kübler studied Business Administration at H.E.C. in Paris and the Universities of Bonn and Cologne. He holds a doctoral degree from the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾ Core business, management and leadership skills

◾ Complex financial management experience

Director Since: 2013 Age: 59 Other Public Company Boards: ◾ Ströer SE & Co. KGaA ◾ Hellenic Telecommunications Organization (OTE) (2013 to 2018) Board Committees: ◾ Compensation ◾ Executive

⬛ PROXY STATEMENT 2022	27

Proposal 1: Election of Directors

Director Since: 2013 Age: 56 Board Committees: ◾ CEO Selection ◾ Executive ◾ Transaction (Chair)

Thorsten Langheim

MEMBER OF THE DEUTSCHE TELEKOM AG BOARD OF MANAGEMENT, USA AND GROUP DEVELOPMENT

Biography:

Mr. Langheim joined the Board of Management of Deutsche Telekom, our significant stockholder and a leading integrated telecommunications company, on January 1, 2019, where he is responsible for the “USA and Group Development” Board department, overseeing Deutsche Telekom’s U.S. business as well as corporate development, portfolio strategy and group M&A activities. This includes overseeing Deutsche Telekom’s 12% stake in BT Group as well as the management of Deutsche Telekom’s subsidiary Deutsche Funkturm. In addition, Mr. Langheim also serves as the Chairman and Co-founder of Deutsche Telekom Capital Partners, where he is responsible for the venture capital and private equity activities of Deutsche Telekom.

Prior to that, from 2009 to December 2018, he first served as Senior Vice President of Corporate Development and then as Executive Vice President Group Development at Deutsche Telekom. Prior to his roles at Deutsche Telekom, Mr. Langheim was Managing Director at the Private Equity Group of The Blackstone Group, an asset management and financial services company, from May 2004 to June 2009, primarily focusing on private equity investments in Germany. Before that, Mr. Langheim was Investment Banker and Vice President European M&A at J.P. Morgan in London and Assistant Director at WestLB in Düsseldorf between 1995 and 2004.

Mr. Langheim is a member of the Supervisory Board of Deutsche Sporthilfe as well as Chairman of T-Mobile Netherlands and Deutsche Funkturm.

Mr. Langheim holds a Master of Science degree in International Securities, Investment and Banking from the ISMA Centre for Education and Research at the University of Reading (United Kingdom) and a Bachelor’s degree (Hons) in European Finance and Accounting from the University of Bremen (Germany) and Leeds Business School (United Kingdom).

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in global telecommunications industry

◾ Experience overseeing telecommunications and technology investments

◾ Corporate strategy and M&A experience

28	PROXY STATEMENT 2022 ⬛

Proposal 1: Election of Directors

Dominique Leroy

MEMBER OF THE DEUTSCHE TELEKOM AG BOARD OF MANAGEMENT, EUROPE

Biography:

Ms. Leroy has served as a member of the Board of Management of Deutsche Telekom since November 2020. Prior to that, from November 2019 to November 2020, she served as an independent advisor at Bain & Company. In 2011 she joined Proximus (formerly Belgacom) where she quickly became Head of the Consumer Market and held the position of CEO from January 2014 to September 2019. As the CEO of Proximus, she managed to turn around the company with a continuous growth phase and a strong customer experience focus. Ms. Leroy started her career at Unilever where her last position was Managing Director for Belgium and Luxembourg.

Ms. Leroy currently serves as a director at Compagnie de Saint Gobain and Hellenic Telecommunications Organization (“OTE”). She has also been a Board Member at Royal Ahold Delhaize, Lotus Bakeries, Proximus, and BICS. Ms. Leroy holds a Master’s degree in Industrial Engineering and Management from the Solvay Business School in Brussels.

Qualifications and Skills Supporting Election to the Board:

◾ Over 30 years of experience in consumer goods and telecommunication sector

◾ More than 10 years of board experience

Director Since: 2020

Age: 57

Other Public Company Boards:

◾ Hellenic Telecommunications  Organization (OTE)

◾ Compagnie de  Saint-Gobain S.A.

◾ Koninklijke Ahold Delhaize N.V.,  commonly known as Royal Ahold
 Delhaize (2016 to 2021)

◾ Proximus (2014 to 2019)

◾ Lotus Bakeries (2009 to 2018)

Board Committees:

◾ Nominating and Corporate
Governance

Letitia A. Long

RECTOR, VIRGINIA TECH BOARD OF VISITORS; CHAIR, BOARD OF THE INTELLIGENCE & NATIONAL SECURITY ALLIANCE

Biography:

Ms. Long currently serves as the Rector of the Virginia Tech Board of Visitors and the Chair of the Board of the Intelligence & National Security Alliance. Ms. Long previously served on the board of directors of Urthecast Corporation from 2015 to 2018, the board of directors of Raytheon Company from 2015 to 2020, and the board of directors of Sonatype from 2017 to 2019. Additionally, she was the Deputy Director of Naval Intelligence for the Department of Defense from 2000 to 2003, the Deputy Undersecretary of Defense Intelligence (Planning, Policy & Resources) from 2003 to 2006, the Deputy Director of the Defense Intelligence Agency from 2006 to 2010, and the Director of the National Geospatial-Intelligence Agency from 2010 to 2014.

Ms. Long received her Bachelor of Science in Electrical Engineering from Virginia Polytechnic Institute and State University and her Master of Science in Engineering from The Catholic University of America.

Qualifications and Skills Supporting Election to the Board:

◾ Leadership in the intelligence community

◾ Expertise on national security issues impacting the telecommunications industry

Director Since: 2021 Age: 62 Other Public Company Boards: ◾ Parsons Corporation ◾ Corporate Office Properties Trust ◾ Chain Bridge I Board Committees: ◾ Nominating and Corporate Governance Committee

⬛ PROXY STATEMENT 2022	29

Proposal 1: Election of Directors

Director Since: 2018 Age: 52 Other Public Company Boards: ◾ Shaw Communications Board Committees: ◾ Executive

G. Michael (Mike) Sievert

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF T-MOBILE US, INC.

Biography:

Mr. Sievert serves as our President and Chief Executive Officer. Mr. Sievert served as our Chief Operating Officer from February 2015 to June 2018 and our President and Chief Operating Officer from June 2018 to April 2020. From April 2013 to February 2015, he served as our Executive Vice President and Chief Marketing Officer, and from November 2012 to April 2013, Mr. Sievert was Executive Vice President and Chief Marketing Officer of T-Mobile USA.

Prior to joining T-Mobile USA, Mr. Sievert was an entrepreneur and investor involved with several Seattle-area start-up companies. From April 2009 to June 2011, he was Chief Commercial Officer at Clearwire Corporation, a broadband communications provider, responsible for all customer-facing operations. From February 2008 to January 2009, Mr. Sievert was co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, leading up to its sale to Lenovo. He also served from January 2005 to February 2008 as Corporate Vice President of the worldwide Windows group at Microsoft Corporation, responsible for global product management and P&L performance for that unit. Prior to Microsoft, he served as Executive Vice President and Chief Marketing Officer at AT&T Wireless for three years. He also served as Chief Sales and Marketing Officer at E*TRADE Financial and began his career with management positions at Procter & Gamble and IBM. He has served on the boards of Rogers Wireless Communications in Canada, Switch & Data Corporation, and a number of technology start-ups.

Mr. Sievert holds a Bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

Qualifications and Skills Supporting Election to the Board:

◾ President and Chief Executive Officer of T-Mobile

◾  Expertise in telecommunications and technology industries

Director Since: 2013

Age: 58

        Lead Independent Director

Other Public

Company Boards:

◾ Black Hills Corporation

◾ First Interstate

BancSystem, Inc.

(2012 to 2020)

Board Committees:

◾ Audit

◾ CEO Selection

    ◾ Nominating and Corporate         Governance (Chair)

Teresa A. Taylor

CHIEF EXECUTIVE OFFICER OF BLUE VALLEY ADVISORS, LLC

Biography:

Since April 2011, Ms. Taylor has served as Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm. Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from August 2009 to April 2011. She served as Qwest’s Executive Vice President, Business Markets Group, from January 2008 to April 2009 and served as its Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West beginning in 1987. During her 24-year tenure with Qwest and US West, she held various leadership positions and was responsible for strategic planning and execution, sales, marketing, product, network, information technology, human resources and corporate communications.

Ms. Taylor holds a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in technology, media and telecommunications industries

◾ Expertise in strategic planning and execution, technology development, human resources, labor relations and corporate communications

◾ Public company director and committee experience

30	PROXY STATEMENT 2022 ⬛

Proposal 1: Election of Directors

Omar Tazi

SENIOR VICE PRESIDENT OF GROUP INNOVATION, PRODUCTS, DESIGN & CUSTOMER EXPERIENCE, AND GLOBAL PARTNERSHIPS AND DEVICES, DEUTSCHE TELEKOM

Biography:

Mr. Tazi currently serves as Senior Vice President at Deutsche Telekom in charge of Group Innovation, Products, Design & Customer Experience, as well as Global Partnerships and Devices. Prior to joining Deutsche Telekom in January 2018, he founded several fintech, e-commerce, and big data ventures focusing on Middle East and Africa markets. Previously, from February 2010 to January 2014, Mr. Tazi was with Orange Maroc as Executive Vice President in charge of various areas, including consumer marketing, information systems and customer experience. Prior to that, he was Oracle’s chief evangelist where he was in charge of building and scaling developer communities and promoting Oracle platforms globally. Before that, he also served as CEO of Orbeon, Inc., a Silicon Valley-based company specializing in middleware for form-based applications.

Mr. Tazi has also held several other senior management positions in Silicon Valley including at Symantec and WebGain (later acquired by Oracle). He has held several research and teaching positions at the Swiss Federal Institute of Technology (ETH—EPFL), in the fields of Artificial Intelligence (AI) and Computer Science.

Mr. Tazi is a Stanford Graduate School of Business alumnus and holds a Master of Science degree in Computer Science & Electrical Engineering from Polytech Montpellier.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in technology, media and telecommunications industries

◾  Expertise in strategic planning and execution, technology development, and global operations

Director Since: 2020 Age: 47

Kelvin R. Westbrook

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF KRW ADVISORS, LLC

Biography:

Mr. Westbrook is President and Chief Executive Officer of KRW Advisors, LLC, a consulting and advisory firm, a position he has held since October 2007. Mr. Westbrook also served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (“MDM”), a broadband services company that later changed its name to Broadstripe LLC, from September 2006 until October 2007. Mr. Westbrook was also President and Chief Executive Officer of MDM from May 1997 until October 2006. Broadstripe LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned.

Mr. Westbrook holds an undergraduate degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School.

Qualifications and Skills Supporting Election to the Board:

◾ Expertise in the telecommunications industry

◾ Core legal, media, marketing and risk analysis skills

◾ Public company director and committee experience

Director Since: 2013

Age: 66

Other Public

Company Boards:

◾ Archer Daniels Midland Company

◾ Camden Property Trust

◾ The Mosaic Company

◾ Stifel Financial Corp.
 (2007 to  2018)

Board Committees:

◾ Compensation (Chair)

◾ Transaction

⬛ PROXY STATEMENT 2022	31

The following sets forth information regarding the executive officers of the Company. Biographical information pertaining to Mr. Sievert, who is both an executive officer and a director of the Company, can be found in the Section titled “Proposal 1—Election of Directors.”

Name	Age	Position

G. Michael Sievert	52	President and Chief Executive Officer

Peter Osvaldik	44	Executive Vice President and Chief Financial Officer

Peter A. Ewens	59	Executive Vice President, Corporate Strategy and Development

Callie R. Field	43	President, T-Mobile Business Group

Jonathan A. Freier	46	President, Consumer Group

Michael J. Katz	43	Chief Marketing Officer

Deeanne King	55	Executive Vice President and Chief Human Resource Officer

Mark W. Nelson	54	Executive Vice President and General Counsel

Neville R. Ray	59	President, Technology

PETER OSVALDIK

Mr. Osvaldik serves as our Executive Vice President and Chief Financial Officer, a position he has held since July 2020, and is responsible for leading the financial functions of the Company. From June 2016 to June 2020, he served as our Chief Accounting Officer and Senior Vice President of Finance. From January 2016 to June 2016, Mr. Osvaldik served as our Vice President, External Reporting & Technical Accounting. Prior to joining T-Mobile, from May 2014 to December 2015, he served as Chief Accounting Officer at Outerwall Inc. (formerly Coinstar, Inc.), a provider of automated retail solutions, including movie and video game rental kiosks as well as coin cashing machines. From November 2010 to May 2014, he served in various capacities at Outerwall Inc. including as Corporate Controller and as Controller, Coinstar LOB. Prior to that, Mr. Osvaldik was a Senior Manager at PricewaterhouseCoopers LLP, a national public accounting firm. Mr. Osvaldik holds Bachelor’s degrees in Accounting and Biochemistry from Western Washington University.

PETER A. EWENS

Mr. Ewens serves as our Executive Vice President, Corporate Strategy and Development. He leads the Company’s corporate strategy, business development and M&A activities, which include spectrum strategy and acquisitions and co-brand partnerships. Mr. Ewens has also served as Executive Vice President and Chief Strategy Officer of T-Mobile USA since July 2010. From April 2008 until July 2010, Mr. Ewens was Senior Vice President, Corporate Strategy at T-Mobile USA. Before joining T-Mobile USA, Mr. Ewens was Vice President of OEM Business at Sun Microsystems, a computer software and information technology services company, from June 2006 to March 2008. Before that, Mr. Ewens was a partner at McKinsey & Company, a global management consulting firm. Mr. Ewens holds a Master of Science in Management from the Sloan School at Massachusetts Institute of Technology, and Master’s and a Bachelor’s degree in Electrical Engineering from the University of Toronto.

CALLIE R. FIELD

Ms. Field serves as our President, T-Mobile Business Group, leading our T-Mobile for Business team responsible for envisioning a 5G future for business and government customers. Prior to that, she served as our Executive Vice President and Chief Customer Experience Officer, leading the customer care and digital teams to deliver legendary customer experiences. Ms. Field began her career at T-Mobile 18 years ago and has since taken on a variety of leadership roles across Retail and Customer Care. Her deep sales expertise and obsession with customer experience, coupled with her exceptional track record leading award-winning sales and care organizations, uniquely position her to inspire best-in-class customer experiences for T-Mobile’s business and government customers. Ms. Field holds a Bachelor’s degree in literary studies from Bard College at Simon’s Rock and a Juris Doctor and a Master of Business Administration from Texas Tech University.

32	PROXY STATEMENT 2022 ⬛

Executive Officers

JONATHAN A. FREIER

Mr. Freier serves as our President, Consumer Group, leading consumer-facing brands and operations for both postpaid and prepaid customer segments. He is responsible for teams leading consumer strategy and experience, consumer marketing, consumer operations, go-to-market planning, branded retail and customer services, and the portfolio of independently owned and operated sales and distribution channels. Mr. Freier has over 25 years of experience in the telecommunications industry. Starting on the frontline with Western Wireless, T-Mobile’s predecessor company, Jon launched his wireless career in Lubbock, Texas in 1994 when the company had fewer than 75,000 total customers. With a concentration in rural, unserved markets throughout the Western United States, Western Wireless created VoiceStream in 1996, spun off VoiceStream in 1999, and then became T-Mobile in 2001. Mr. Freier holds a Bachelor of Science in organizational management from Lubbock Christian University and a Master of Science in organizational leadership from Colorado State University.

MICHAEL J. KATZ

Mr. Katz serves as our Chief Marketing Officer, responsible for everything from brand strategy and insights to digital experiences and marketing, to media, commercial, sponsorships, events, offers, promotions and customer acquisition and management. Prior to that, he served as our President, Business Group, leading all marketing, sales, operations, IoT, and business development for the organization, as well as for T-Mobile’s wholesale and wireline businesses. Mr. Katz started his T-Mobile career over 20 years ago working in the third-party distribution and sales organization. There, he helped launch and build distribution networks in some of the Company’s biggest markets, like Denver and Chicago. Before his current role, he worked across an array of T-Mobile teams, including marketing, corporate strategy, and sales. In 2017, Mr. Katz was recognized as one of Puget Sound Business Journal’s top 40 business leaders under 40 in the Seattle area. Mr. Katz holds a Bachelor’s degree in sociology from Colorado State University.

DEEANNE KING

Ms. King serves as our Executive Vice President and Chief Human Resources Officer. Ms. King is responsible for leading the human resources function that supports our employees across the country. Over the past 30+ years, Ms. King held a wide variety of executive positions across nearly all functions at Sprint including most recently the role of Chief Human Resources Officer and Chief Diversity Officer. Ms. King held that position from August 2018 to April 2020, encompassing leadership of all human resources operations and diversity and inclusion programs. From August 2017 to August 2018, she served as Senior Vice President, Omni-Channel Operations, Customer Experience and Fraud Operations. Prior to that from October 2014 through August 2017 she served as Vice President, Omni-Channel Operations and Customer Experience. Ms. King received a Bachelor of Business Administration in Computer Information Systems degree from Baylor University in 1989 as well as completed the Strategic Business Leadership Series program from Georgetown University in 2007 and the Executive Leadership Program in 2012 from Duke University.

MARK W. NELSON

Mr. Nelson serves as our Executive Vice President and General Counsel, a position he has held since October 2021. He oversees the Company’s legal and government affairs. Prior to joining T-Mobile, Mr. Nelson practiced law for more than 25 years at Cleary Gottlieb Steen & Hamilton LLP, where he worked on a broad range of complex matters involving mergers and antitrust counseling, civil and criminal litigation, and regulatory proceedings before federal and state government agencies. Mr. Nelson has earned distinction as one of the nation’s leading antitrust lawyers and litigators from numerous publications, including Chambers, American Lawyer, Benchmark Litigation, and Legal 500. Mr. Nelson received a Bachelor of Science degree from Cornell University and a Juris Doctor from Harvard Law School.

NEVILLE R. RAY

Mr. Ray serves as our President, Technology. Mr. Ray joined T-Mobile USA (then VoiceStream) in April 2000 and from December 2010 to November 2019, served as its Chief Technology Officer, responsible for the national management and development of the T-Mobile USA wireless network and the Company’s information technology services and operations. Prior to joining T-Mobile USA, Mr. Ray served as Network Vice President for Pacific Bell Mobile Services. He currently serves as a director of Cellular Telecommunications and Internet Association (CTIA) and as the chairman of the board of governors of 5G Americas, a mobile telecommunications association of mobile operators, vendors, with a focus on the advancement and development of 5G technologies and services. He has previously served as a member of the National Telecommunications and Information Administration’s Commerce Spectrum Management Advisory Committee and the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council. Mr. Ray is an honors graduate of City University of London and a member of the Institution of Electrical and Electronic Engineers and the Institution of Civil Engineers.

⬛ PROXY STATEMENT 2022	33

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to Deloitte’s standard client acceptance procedures and execution of an engagement letter. Deloitte has been engaged as our independent registered public accounting firm effective immediately after the Company files its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 with the SEC. Although ratification of the appointment of Deloitte by our stockholders is not required, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will but is not obligated to consider whether it is appropriate to select another independent registered public accounting firm.

PricewaterhouseCoopers LLP “(PwC”) served as our independent registered public accounting firm through the fiscal quarter ended on March 31, 2022. We expect representatives of both Deloitte and PwC, to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by stockholders.

Changes in Certifying Accountant

On April 13, 2022, our audit committee dismissed PwC as the Company’s independent registered public accounting firm. The reports of PwC on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through April 13, 2022, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We previously provided PwC with a copy of the above disclosures as included in our Form 8-K filed with the SEC on April 15, 2022, and requested PwC to furnish us with a letter addressed to the SEC stating whether PwC agreed with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of PwC’s letter, dated April 15, 2022, is attached as Exhibit 16.1 to that Form 8-K, and is incorporated herein by reference.

On April 13, 2022, the audit committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, subject to Deloitte’s standard client acceptance procedures and execution of an engagement letter, effective immediately after the Company files its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 with the SEC. During the Company’s fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through April 13, 2022, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

Required Vote

The affirmative vote of a majority of the votes cast is required to approve this proposal. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment but is under no obligation to appoint a different independent registered public accounting firm.

34	PROXY STATEMENT 2022 ⬛

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

for Fiscal Year 2022

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services if it is impracticable to delay the review and approval of such services and compensation until the next regularly scheduled meeting of the Audit Committee; provided that, in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority.

Fees Paid to PricewaterhouseCooper LLP

PricewaterhouseCoopers LLP was paid the following fees for services rendered during fiscal years 2021 and 2020, which were approved in conformity with the Audit Committee’s pre-approval process, as described above under “Pre-Approval Process”:

	2021 ($)	2020 ($)

Audit Fees[1]	36,513,000	42,471,000

Audit-Related Fees[2]	615,000	2,170,000

Tax Fees[3]	486,000	2,735,000

All Other Fees[4]	1,000	1,239,000

Total Fees	37,615,000	48,615,000

1

Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

2

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, and consultations concerning financial accounting and reporting standards.

3	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
4	All Other Fees consist of fees for permitted services other than those that meet the criteria above and include fees associated with the Sprint Combination and research subscriptions.

Audit Committee Report

In the performance of its oversight responsibilities, the Audit Committee (i) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the fiscal year ended December 31, 2021, (ii) discussed with the Company’s independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and (iv) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for overseeing the Company’s management of risks. As part of its responsibilities for overseeing the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Department and its independent registered public accounting firm the overall scope of and plans for their respective audits. The committee regularly meets with the head of the Company’s Internal Audit Department and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

⬛ PROXY STATEMENT 2022	35

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

for Fiscal Year 2022

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Audit Committee:

Srikant M. Datar, Ph.D., Chairman

Bavan Holloway

Teresa A. Taylor

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

36	PROXY STATEMENT 2022 ⬛

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2021 executive compensation program for the following executive officers who served in the positions set forth below during 2021 (collectively, the “Named Executive Officers”):

⬛ G. Michael Sievert	⬛ Peter Osvaldik	⬛ Neville R. Ray
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	President, Technology

⬛ Mark W. Nelson	⬛ Peter A. Ewens	⬛ David A. Miller
Executive Vice President and General Counsel	Executive Vice President, Corporate Strategy and Development	Former Executive Vice President, General Counsel and Secretary

Effective October 11, 2021, Mr. Nelson was appointed Executive Vice President and General Counsel and Mr. Miller ceased to serve as our Executive Vice President, General Counsel and Secretary. Mr. Miller continued to serve as our Executive Vice President and Strategic Advisor until his previously announced retirement date of April 1, 2022.

⬛ PROXY STATEMENT 2022	37

Executive Compensation

T-MOBILE’S UNIQUE FORMULA DELIVERS INDUSTRY-LEADING SERVICE REVENUE AND CASH FLOW GROWTH AND EXCEEDS 2021 GUIDANCE

Our unmatched network and value combination resulted in record-high and industry-leading postpaid account and customer growth in 2021. We added 5.5 million postpaid net customers in 2021, the most in Company history. The total customer count at year end increased to a record-high of 108.7 million.

We ended 2021 with total service revenues of $58.4 billion, net income of $3.0 billion, Adjusted EBITDA of $26.9 billion, and Core Adjusted EBITDA of $23.6 billion. We delivered $3.8 billion of synergies from the Sprint Combination in full-year 2021.

T-Mobile continues to strengthen its network leadership position as America’s only nationwide standalone 5G network. At the end of 2021, our extended range 5G network covered 310 million people across 1.8 million square miles and our Ultra Capacity 5G covered 210 million people.

Our stock price increased by 36.2% from April 1, 2020 (the closing date of the Sprint Combination) to December 31, 2021.

Adjusted EBITDA and Core Adjusted EBIDTA are non-GAAP financial measures. Each of the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations to the most directly comparable GAAP financial measures are provided in Appendix A to this Proxy Statement.

Executive Compensation Program

Our executive compensation program is aligned with our business strategy and is designed to attract, motivate and retain top talent, reward short-term and long-term business results and exceptional performance, and most importantly, maximize stockholder value. Our program is competitive in the marketplace and highly incentive-based, with Company performance determining a significant portion of total compensation.

38	PROXY STATEMENT 2022 ⬛

Executive Compensation

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WHAT WE DO

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use of multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

WHAT WE DON’T DO

No excise tax gross ups

No guaranteed bonuses

No plans that encourage excessive risk taking

No single-trigger payments or vesting of equity awards upon a change in control

No significant perquisites

GOALS OF COMPENSATION PROGRAM

What We Pay and Why: Goals and Elements of Compensation

Emphasis on pay for performance	Attract, retain and motivate talented and experienced executives within the highly competitive and dynamic wireless communications industry	Recognize and reward executives whose skills and performance are critical to our success	Align interests of our executives with our stockholders	Encourage appropriate risk taking

ELEMENTS OF TOTAL DIRECT COMPENSATION

Summary of Named Executive Officer Average Target Compensation as of December 31, 2021

To promote a performance-based culture that further aligns the interests of management and stockholders, in 2021, our executive compensation program focused extensively on variable, performance-based compensation. The substantial majority of our Chief Executive Officer’s and other Named Executive Officers’ actual total compensation as reported in the 2021 Summary Compensation Table was in the form of variable compensation (short-term and long-term incentives).

⬛ PROXY STATEMENT 2022	39

Executive Compensation

Factors Considered in Determining Executive Compensation

COMPENSATION CONSULTANT AND MANAGEMENT

The Compensation Committee sets compensation levels for our Named Executive Officers based on the individual skills, experience and achievements of each executive officer, taking into account market analysis, input by its independent compensation consultant (Mercer) and the compensation recommendations of our Chief Executive Officer, except with respect to his own compensation. The Chief Executive Officer provides recommended annual compensation adjustments for the other Named Executive Officers’ base salaries, target annual short-term incentive opportunities and target long-term incentive opportunities. The Compensation Committee believes that input from both its independent compensation consultant and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining appropriate compensation.

The Compensation Committee has assessed the independence of Mercer pursuant to the rules prescribed by the Securities and Exchange Commission (“SEC”) and has concluded that no conflict of interest existed in 2021 or currently exists that would prevent Mercer from serving as an independent consultant to the Compensation Committee.

APPROACH TO COMPENSATION BENCHMARKING

We believe a competitive total compensation package is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead the Company and execute on our strategic business plan. We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data with respect to that peer group to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired and promoted executive officers. In analyzing this information, we compare our executive compensation program as a whole to the programs of our peer group and compare the pay of our individual executives to that of the executive officers of our peer group if we believe the positions are sufficiently similar to make meaningful comparisons. We do not target a specific percentile in the range of comparative data for each individual or for each component of compensation, except as provided below for Mr. Sievert. In determining the amount of base salary, the target annual short-term incentive award value and the target annual long-term incentive award value for each Named Executive Officer, we review the comparative compensation data and consider each executive’s level of responsibility, prior experience, past job performance, internal comparators, contribution to the Company’s success and results achieved. The Compensation Committee exercises its business judgment and discretion and does not apply formulas or assign these factors specific mathematical weights, except as provided below for Mr. Sievert. Under the Sievert Employment Agreement, for 60% of the time-based restricted stock units (“RSUs”) granted to him as annual long-term incentive (“LTI”) awards during 2021, the total vesting schedule length must be no longer than the median total vesting schedule length of annual time-based equity incentive awards for Chief Executive Officers in our peer group at the time such RSUs are granted. We reviewed the compensation of Chief Executive Officers in our peer group for purposes of assessing the foregoing and determined that the median total vesting schedule length of annual time-based equity incentive awards for Chief Executive Officers in our peer group was three years, which is the same as the three-year vesting schedule that generally applies to time-based RSUs granted to our employees.

EXECUTIVE COMPENSATION PEER GROUP

We select our peer group based on similarity to us in terms of relative size of revenue and market capitalization, industry and the ability to compete with us for talent at the executive officer level. The Compensation Committee reviews the Company’s peer group on an annual basis.

We reviewed our peer group after the closing of the Sprint Combination in April 2020 and, effective January 1, 2021, we made the following changes to our peer group: (a) removed Motorola Solutions, Inc. from our peer group because its market capitalization is substantially lower than T-Mobile’s market capitalization and (b) added International Business Machines, Oracle Corp. and The Walt Disney Company to our peer group, due to their relevance in terms of financial scope and industry and because they are included in the peer groups of many of our existing peer companies. This revised peer group was used to set executive compensation for 2021. The following chart shows T-Mobile’s 2021 peer group of 14 companies and each such company’s revenue for its most recent fiscal year and market capitalization as of December 31, 2021.

40	PROXY STATEMENT 2022 ⬛

Executive Compensation

T-Mobile Executive Compensation Peer Group

Peer Company	Revenue (in billions) As of Peer Fiscal Year-End	Market Capitalization (in billions) As of December 31, 2021

AT&T, Inc.	$168.86	$ 175.67

Charter Communications, Inc.	$ 51.68	$ 116.89

Cisco Systems, Inc.	$ 49.82	$ 267.27

Comcast Corp.	$116.39	$ 229.95

Dish Network Corp.	$ 17.88	$ 17.15

Intel Corp.	$ 79.02	$ 209.45

International Business Machines Corp.	$ 57.35	$ 119.87

Liberty Global plc	$ 10.31	$ 15.19

Lumen Technologies, Inc.	$ 19.69	$ 12.85

Microsoft Corp.	$168.09	$2,525.08

Oracle Corp.	$ 40.48	$ 232.89

QUALCOMM Incorporated	$ 33.57	$ 204.81

The Walt Disney Company	$ 67.42	$ 281.54

Verizon Communications Inc.	$133.61	$ 218.12

Median	$ 54.52	$ 207.13

T-Mobile US, Inc.	$ 80.12	$ 144.87

ANALYSIS OF EXECUTIVE OFFICER COMPENSATION

The key components of our annual target total compensation package for executive officers are base salary, annual cash-based short-term incentive awards, and long-term equity incentive awards, including performance-based restricted stock units (“PRSUs”) and RSUs.

TARGET TOTAL DIRECT COMPENSATION

The Compensation Committee reviews the compensation of the Named Executive Officers based on a market analysis prepared by management in partnership with the Compensation Committee’s independent compensation consultant. Based on the Compensation Committee’s assessment of each Named Executive Officer in relation to peer and survey market data related to such peer group as well as the executive officer’s contributions to the Company’s ongoing strategy, the Compensation Committee increased the total target compensation for the Named Executive Officers for 2021, including an increase to one or more component of base salary, target annual short-term incentive opportunity and target annual long-term incentive opportunity.

⬛ PROXY STATEMENT 2022	41

Executive Compensation

The following table shows, as of December 31, 2021, the target total direct compensation established for the Named Executive Officers.

Officer	Base Salary ($)	Target STIP Percent[1]	Target STIP Value ($)	Total Target Cash ($)	Target LTIP Percent[2]	Target LTIP Value ($)	Total Direct Compensation ($)

G. Michael Sievert[3]	1,500,000	250%	3,750,000	5,250,000	—	14,250,000	19,500,000

Peter Osvaldik	750,000	150%	1,125,000	1,875,000	250%	4,687,500	6,562,500

Neville R. Ray	950,000	200%	1,900,000	2,850,000	250%	7,125,000	9,975,000

Mark W. Nelson	950,000	185%	1,757,500	2,707,500	250%	6,768,750	9,476,250

Peter A. Ewens	750,000	125%	937,500	1,687,500	200%	3,375,000	5,062,500

David A. Miller	775,000	150%	1,162,500	1,937,500	200%	3,875,000	5,812,500

1	Target STIP Percent reflected as a percent of base salary.
2	Target LTIP Percent reflected as a percent of total target cash.
3	Target LTIP value for Mr. Sievert as specified in his employment agreement.

ANNUAL BASE SALARIES

Base salary is designed to provide a competitive fixed component of income. Base salaries for our Named Executive Officers are set by the Compensation Committee, with assistance from the Compensation Committee’s independent compensation consultant, after consideration of various factors including individual performance, executive experience and skill set, retention considerations, and market data. In particular, the Compensation Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. See further discussion under “— Factors Considered in Determining Executive Compensation-Market Analysis” above.

At the February 2021 Compensation Committee meeting, the Compensation Committee approved the following base salaries of the Named Executive Officers (other than Mr. Nelson) for 2021:

Officer	2020 Base Salary ($)	2021 Base Salary ($)

G. Michael Sievert	1,400,000	1,500,000

Peter Osvaldik	750,000	750,000

Neville R. Ray	925,000	950,000

Mark W. Nelson	—	950,000	[1]

Peter A. Ewens	725,000	750,000

David A. Miller	775,000	775,000

1

Mr. Nelson’s base salary for 2021 was pursuant to his offer of employment letter with the Company (the “Nelson Offer Letter”), which was approved by the Compensation Committee in September 2021. The amount of salary paid to Mr. Nelson in 2021 was prorated based on the number of days of services provided in 2021.

Effective January 1, 2021, Mr. Sievert’s base salary automatically increased from $1,400,000 to $1,500,000 pursuant to his employment agreement with the Company, which was entered into in November 2019 (as amended, the “Sievert Employment Agreement”).

ANNUAL SHORT-TERM INCENTIVES

Our executive officers are eligible for annual cash-based short-term incentive awards under the 2013 Omnibus Incentive Plan, as amended (the “2013 Plan”). The Compensation Committee sets the annual target value of each executive’s short-term incentive award opportunity as a percentage of the executive’s base salary. The final award is based on the applicable executive’s eligible base earnings for the performance period. Generally, award opportunities for each metric evaluated under the 2013 Plan are established at threshold, target and maximum levels. The maximum level for each metric is capped at 200% of target, and as a result, the overall potential amount that could be earned is capped at 200% of target.

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Executive Compensation

The 2021 short-term incentive plan (the “2021 STIP”) awards for our executive officers, including the Named Executive Officers, were based entirely on Company performance, which was measured by: US GAAP Service Revenue, Total Net Additions, Adjusted EBITDA, and Free Cash Flow. These measures (the relative weightings of which are set forth in the table below) were aligned with the operational objectives of the Company’s business. Attainment of the threshold performance level (representing attainment of 25% of the target performance level) for at least one of the performance metrics was required in order for the executives to receive any payment under the 2021 STIP. If none of the performance thresholds had been achieved during 2021, no awards would have been paid.

Metric	Weight	Minimum Performance (in millions)	Target Performance (in millions)	Maximum Performance (in millions)	Actual Performance (in millions)		Achievement

US GAAP Service Revenue	20%	$54,363	$57,363	$58,113	$58,369		200%

Total Net Additions	20%	2.830	4.830	5.830	5.837		200%

Adjusted EBITDA[1]	30%	$24,509	$26,509	$27,509	$27,473	[1]	196%

Free Cash Flow[2]	30%	$ 3,652	$ 4,902	$ 5,902	$ 5,854	[2]	195%

Total Corporate Attainment							197%

1

To avoid dis-incenting the shift in device financing from leasing to equipment installment plans, lease revenues were locked at $3,904 million (the “Locked Lease Revenue”) for the minimum, target, maximum and actual performances. Actual performance of Adjusted EBITDA equals Adjusted EBITDA for the full year 2021 of $26,924 million, minus actual lease revenues of $3,348 million, plus the Locked Lease Revenue of $3,904 million, and plus an accrual adjustment of $8.0 million.

2

To avoid dis-incenting synergy pull forward opportunities, merger related payments were locked at $1,963 million (the “Locked Merger Related Payments”) for the minimum, target, maximum and actual performances. Actual performance of Free Cash Flow equals Free Cash Flow for the full year 2021 of $5,646 million, plus actual merger related payments of $2,170 million, and minus the Locked Merger Related Payments of $1,963 million.

The Company performed above target levels with respect to all four performance metrics in 2021. Overall performance under the 2021 STIP, determined based on actual performance for each performance metric and the relative weighting of each such metric (as disclosed in the table above), was achieved at 197% of target. The following table shows the payouts under the 2021 STIP for each Named Executive Officer based on these performance results.

Officer	Base Earnings[1] ($)	Target 2021 STIP Percent (as a % of Base Salary)	Target 2021 STIP Value ($)	Company Attainment	Total 2021 STIP Payout Value ($)

G. Michael Sievert	1,500,000	250%	3,750,000	197%	7,387,500

Peter Osvaldik	750,000	150%	1,125,000	197%	2,216,250

Neville R. Ray	950,000	200%	1,900,000	197%	3,743,000

Mark W. Nelson[2]	950,000	185%	1,757,500	197%	3,462,275

Peter A. Ewens	750,000	125%	937,500	197%	1,846,875

David A. Miller	775,000	150%	1,162,500	197%	2,290,125

1	Base earnings reflect eligible earnings as reported by T-Mobile payroll, except in the case of Mr. Nelson, whose base earnings reflect the full annual base salary set forth in the Nelson Offer Letter.
2	Mr. Nelson’s target short-term incentive award for 2021 was not prorated per the terms of the Nelson Offer Letter.

SPECIAL CASH BONUSES

Pursuant to the Nelson Offer Letter, Mr. Nelson was paid a one-time sign-on cash bonus in an aggregate amount equal to $2,000,000 in connection with his appointment as our Executive Vice President and General Counsel (the “Nelson Sign-On Bonus”). If Mr. Nelson voluntarily terminates employment with us (other than with “good reason”) or we terminate his employment for “cause” (each such term as defined in the Nelson Offer Letter), then (i) if such termination occurs on or prior to the first anniversary of October 11, 2021 (which is the date Mr. Nelson commenced employment with us), Mr. Nelson will repay 100% of the Nelson Sign-On Bonus (on an after-tax basis), and (ii) if such termination occurs within the period commencing on October 11, 2022 and ending on October 11, 2023 (which is the second anniversary of the date Mr. Nelson commenced employment with us), Mr. Nelson will repay 50% of the Nelson Sign-On Bonus (on an after-tax basis).

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Executive Compensation

In addition, pursuant to a letter agreement between us and Mr. Miller, dated April 8, 2021 (the “Miller Term Sheet”), Mr. Miller was eligible to receive an additional cash performance bonus (referred to below as a Miller Performance Bonus) targeted at $1,500,000 for 2021, based on the attainment of the same performance goals that applied to Mr. Miller’s annual short-term incentive award for 2021 (as described above under “— Annual Short-Term Incentives”) and subject to his continued employment through the payment date. As discussed above, overall performance for 2021 was achieved at 197% of target, such that Mr. Miller was paid a Miller Performance Bonus for 2021 in the amount of $2,955,000. The Miller Performance Bonuses were intended to incentivize Mr. Miller to continue his service with the Company during the Company’s succession planning process and to allow sufficient time to transition his responsibilities to Mr. Nelson, his successor. See “— Compensation Arrangements with Mr. Miller” for additional information regarding the Miller Performance Bonuses.

LONG-TERM INCENTIVES

We grant our executive officers long-term incentive compensation in the form of PRSUs and RSUs under the 2013 Plan and the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”) that we assumed upon the closing of the Sprint Combination, as discussed below under “— Equity Compensation Plan Information.” For PRSUs granted in 2021, 65% are measured based on our relative total shareholder return (“RTSR”) over a three-year performance period and 35% are measured based on our free cash flow (“FCF”) over a three-year performance period. We believe these to be appropriate performance measures. RTSR inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of executive officer compensation to stockholder value creation. FCF provides increased focus on our ability to generate cash from operations and our core long-term financial outcomes that are most beneficial to the Company and its stockholders. Earned RTSR PRSUs will continue to be settled in shares of our common stock, and the FCF PRSUs will be settled in cash (with the amount of cash paid based on the value of our common stock).

LONG-TERM INCENTIVE AWARDS GRANTED IN 2021

On March 4, 2021, we granted annual long-term incentive awards to our Named Executive Officers (other than Mr. Nelson, who was hired on October 11, 2021 and instead received a sign-on PRSU award, as discussed below under “— Special Equity Awards in 2021”). Each such Named Executive Officer received half of the aggregate value of their 2021 long-term incentive awards in the form of PRSUs and half of such value in the form of RSUs. We believe this mix emphasizes long-term Company performance as well as the retention and engagement of the Named Executive Officers. RSU awards for 2021 generally vest annually in three equal tranches beginning March 4, 2022, subject to the Named Executive Officer’s continued service through the applicable vesting date. The annual PRSU awards for 2021 generally cliff vest at the conclusion of the three-year performance period ending on the third anniversary of the grant date, subject to the Named Executive Officer’s continued service through the vesting date and based on the level of RTSR or FCF performance (as applicable) attained during the performance period as certified by the Section 16 Subcommittee of the Compensation Committee.

44	PROXY STATEMENT 2022 ⬛

Executive Compensation

FCF PRSUs

For the PRSU awards eligible to vest based on FCF performance, PRSU achievement can range from 0% to 200% of target based on absolute FCF performance, and payouts are determined by multiplying the target number of PRSUs by an adjustment percentage as set forth in the following table. No payout will be made if performance is attained below threshold performance. For FCF performance between the Threshold, Target, and Maximum values, the Adjustment Percentage shall be interpolated on a linear basis (except for a ranking below the Threshold value, in which case the Adjustment Percentage shall equal 0%). While we do not disclose the Threshold, Target and Maximum absolute FCF performance values for competitive reasons, the threshold, target, and maximum number of FCF PRSUs that could have been earned by the Named Executive Officers are disclosed in the 2021 Grants of Plan-Based Awards Table below.

2021-2024 PRSU Award Absolute FCF Design
FCF Achievement	Adjustment Percentage
Below Threshold	0%
Threshold	25%
Target	100%
Maximum	200%

RTSR PRSUs

For the PRSU awards eligible to vest based on RTSR, PRSU achievement can range from 0% to 200% of target based on our total stockholder return relative to the total stockholder return of our peer group, and payouts are determined by multiplying the target number of PRSUs by an adjustment percentage based on the RTSR percentile performance of the Company, as set forth in the following table. No payout will be made if performance is attained below the 25th percentile.

RTSR for the 2021 PRSU awards is generally measured against the following peer group, consisting of 14 companies: AT&T, Charter Communications, Cisco Systems, Comcast, Dish Network, Intel, International Business Machines, Liberty Global, Lumen Technologies (formerly known as CenturyLink), Microsoft, Oracle, Qualcomm, The Walt Disney Company and Verizon Communications. Under the terms of the award, if one or more members of the peer group cease to be a publicly traded entity during the performance period, then that company will be removed from the peer group; however, unless otherwise determined by our Compensation Committee, any member of the peer group that ceases to be a publicly traded entity during the performance period due to bankruptcy or insolvency (as determined by the Compensation Committee) will not be removed from the peer group. No additional companies will be added to the peer group for purposes of determining any earned PRSU awards.

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Executive Compensation

2021 Annual Grants

The total 2021 target long-term incentive grant value and the number of annual PRSUs and RSUs awarded are shown below for each Named Executive Officer (other than Mr. Nelson, who did not receive an annual 2021 award). The number of annual PRSUs and RSUs awarded was established as the total grant-date target value multiplied by the award mix and divided by the average closing price of our common stock for the 30 calendar-day period ending five business days prior to the grant date.

Officer	Grant Date	Total 2021 Grant Target Value ($)	Target PRSU/RSU Award Mix	Number of Time-Based RSUs (#)	Target Number of RTSR Performance- Based RSUs (#)	Target Number of FCF Performance- Based RSUs (#)

G. Michael Sievert	3/4/2021	14,250,000	50% PRSU, 50% RSU	57,335	37,268	20,067

Peter Osvaldik	3/4/2021	4,687,500	50% PRSU, 50% RSU	18,861	12,260	6,601

Neville R. Ray	3/4/2021	7,125,000	50% PRSU, 50% RSU	28,668	18,635	10,033

Peter A. Ewens	3/4/2021	3,375,000	50% PRSU, 50% RSU	13,580	8,827	4,753

David A. Miller	3/4/2021	3,875,000	50% PRSU, 50% RSU	15,592	10,135	5,457

SPECIAL EQUITY AWARDS IN 2021

Pursuant to the Nelson Offer Letter, on October 11, 2021, the Company granted Mr. Nelson a one-time PRSU award with a target value of $7,250,000 (the “Nelson Sign-On PRSUs”) in connection with his appointment as our Executive Vice President and General Counsel. The Nelson Sign-On PRSUs are generally subject to the same terms and conditions (including vesting conditions and performance conditions) applicable to the annual awards of PRSUs granted to the Named Executive Officers on March 4, 2021 that are eligible to vest based on RTSR (see “— Long-Term Incentive Awards Granted in 2021” above), except that the performance period applicable to the Nelson Sign-On PRSUs is the three-year period ending on October 11, 2024 (which is the third anniversary of the date on which he commenced employment with us) and the number of Nelson Sign-On PRSUs eligible to vest ranges from 100% to 200% of the target number of Nelson Sign-On PRSUs.

Officer	Grant Date	Total Grant Target Value ($)	Target Number of RTSR Performance-Based RSUs (#)

Mark W. Nelson	10/11/2021	7,250,000	56,329

The annual RSUs and the annual and special PRSUs granted during 2021 are subject to accelerated vesting in certain circumstances as described below under “— Potential Payments upon Termination or in Connection with a Change in Control”.

PERFORMANCE-BASED LONG-TERM INCENTIVE AWARDS VESTED IN 2021

The annual PRSUs granted in 2018 to each of the Named Executive Officers who were then-employed by us had a three-year performance period that ended on February 15, 2021. Based on the Company’s RTSR at the end of the performance period, 155% of the target award was earned for each Named Executive Officer. The number of 2018 PRSUs earned by each such Named Executive Officer and paid in 2021 is set forth in the table below.

Officer	Target Annual 2018 PRSUs (#)	RTSR Adjustment Percentage (%)	Earned PRSUs (#)

G. Michael Sievert	56,121	155%	86,987

Peter Osvaldik	7,323	155%	11,350

Neville R. Ray	41,844	155%	64,858

Peter A. Ewens	24,811	155%	38,457

David A. Miller	23,925	155%	37,083

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Executive Compensation

In addition to the 2018 annual PRSUs that vested in 2021, 50% of the special PRSU awards granted in 2018 to certain of our Named Executive Officers who were then-employed by us in connection with the Company’s entrance into the Business Combination Agreement for the Sprint Combination (the “Transaction PRSUs”) vested on the third anniversary of the grant date (i.e., April 29, 2021) and were earned with an adjustment percentage of 158%. The number of Transaction PRSUs earned by each such Named Executive Officer and paid in 2021 is set forth in the table below.

Officer	Target Transaction 2018 PRSUs (#)	RTSR Adjustment Percentage (%)	Earned PRSUs (#)

G. Michael Sievert	161,630	158%	255,375

Neville R. Ray	98,493	158%	155,618

Peter A. Ewens	26,669	158%	42,137

David A. Miller	26,669	158%	42,137

In addition, special PRSUs granted to Messrs. Osvaldik, Ray, Ewens and Miller in 2018 vested during 2021. Those special PRSUs were to stabilize our senior leadership team and to incentivize continued high performance during a period of significant organizational uncertainty related to then-potential mergers and acquisitions activity. The special PRSUs held by Messrs. Ray, Ewens and Miller were granted on February 15, 2018 and vested on February 15, 2021, and the special PRSUs held by Mr. Osvaldik were granted on June 29, 2018 and vested on June 12, 2021. The special PRSUs held by Messrs. Ray, Ewens and Miller were each earned with an adjustment percentage of 155%, and the special PRSUs held by Mr. Osvaldik were earned with an adjustment percentage of 149%. The number of special PRSUs earned by each such Named Executive Officer and paid in 2021 is set forth in the table below.

Officer	Target 2018 PRSUs (#)	RTSR Adjustment Percentage (%)	Earned PRSUs (#)

Peter Osvaldik	17,656	149%	26,307

Neville R. Ray	47,259	155%	73,251

Peter A. Ewens	47,259	155%	73,251

David A. Miller	47,259	155%	73,251

PERQUISITES

We generally do not provide perquisites to any executive officer, including the Named Executive Officers, beyond what all other employees may be eligible to receive. In 2021, we provided personal security for Mr. Sievert due to the range of security issues encountered by Chief Executive Officers of large public companies, particularly with respect to high-profile Chief Executive Officers such as Mr. Sievert. For 2021, we paid $28,146 toward Mr. Sievert’s personal security. We also reimbursed Mr. Nelson for (i) relocation expenses (totaling $5,000) and (ii) legal fees and expenses (capped at $25,000 as approved by the Compensation Committee) incurred in connection with the negotiation of the Nelson Offer Letter.

COMPREHENSIVE BENEFITS PACKAGE

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits and a 401(k) savings plan (with an employer match up to 4%). We provide a non-qualified deferred compensation plan under which eligible participants may defer up to 75% of their base salary and 100% of their annual short-term incentive and annual RSUs. We do not provide any employer matching or discretionary allocations under the non-qualified deferred compensation plan.

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

We provide severance pay and other termination benefits to eligible executive officers, including the Named Executive Officers, whose employment is terminated, including due to corporate restructuring, and, in some cases, due to involuntary termination by us without cause, due to our non-renewal of the executive’s employment term, due to the executive’s retirement or due to the voluntary termination by the executive for good reason. We believe that these severance benefits provide our executive officers, including our Named Executive Officers, with security of transition income and benefit replacement, thus allowing such executive officers to focus on our prospective business priorities that create value for our stockholders. We believe the level of severance and termination benefits provided is consistent with the practices of our peer group and is necessary to attract and retain key employees. These benefits are provided pursuant to our Severance Guidelines, Executive Continuity Plan, the 2013 Plan, incentive award agreements as well as written employment agreements, term sheets and/or letter agreements, as applicable, that we have entered into with each of our Named Executive Officers. These arrangements do not include any gross up for excise taxes imposed as a result of severance or

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other payments that are deemed made in connection with a change in control. The potential payments and benefits available under these arrangements are discussed further under “— Potential Payments upon Termination or in Connection with a Change in Control.”

Other Matters

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code. Internal Revenue Code (the “Code”) Section 162(m) generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and other “covered employees.” While we may take into account deductibility of compensation when making compensation decisions, we believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Code Section 162(m). Accordingly, the Compensation Committee retains the discretion and flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders.

Section 280G of the Code. Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. As discussed above, we do not provide tax gross-ups on income attributable to severance or other payments that are deemed made in connection with a change in control.

Section 409A of the Code. Code Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Code Section 409A.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of PRSUs, RSUs and other equity-based awards under equity incentive award plans have been and will be accounted for under ASC Topic 718. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. For further information on our accounting for our stock-based compensation awards, refer to our Annual Report on Form 10-K for the year ended December 31, 2021.

SECURITIES TRADING POLICY

Our policy on securities trading prohibits our directors, officers and designated employees from trading in our securities during certain quarterly and event-specific blackout periods. The policy prohibits our directors, officers and designated employees from trading in options with respect to our securities (including puts, calls and other derivative securities) on an exchange or in any other organized market, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. The policy also prohibits short sales of our securities, holding our securities in a margin account or pledging our securities as collateral for a loan. Mr. Claure, one of our directors, holds 2,034,791 shares of our common stock that are pledged to secure a line of credit with an unrelated third-party bank. This pledge pre-dated the Sprint Combination, and Mr. Claure has committed to unwind the pledge by December 31, 2024.

CLAWBACK PROVISIONS

In 2014, the Compensation Committee adopted a policy of recoupment of compensation in certain circumstances. The policy provides that in the event the Company issues a restatement of its financial statements due to its material noncompliance with financial reporting requirements under U.S. securities laws, the Company will, to the extent permitted by governing law, require reimbursement from current and former executive officers for excess incentive compensation received at any time during the three-year period preceding the date on which the Company is required to prepare the accounting restatement if a lower payment would have occurred

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Executive Compensation

based on the restated results, regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. The policy is administered by the Section 16 Subcommittee, which has the sole discretion to seek recovery from an executive officer and may consider whether seeking recovery would be in the best interests of the Company, including the costs and benefits of seeking recovery and whether doing so may prejudice the interests of the Company, including in any related proceeding or investigation. All awards granted under our equity plans are subject to the requirements of Section 954 of the Dodd-Frank Act regarding the recovery of erroneously awarded compensation as well as any implementing rules and regulations under the Dodd-Frank Act, any policies adopted by the Company to implement such requirement, and any other compensation recovery policies that may be adopted from time to time by the Company.

STOCK OWNERSHIP GUIDELINES

Under our stock ownership guidelines, the Chief Executive Officer and all executive officers reporting to the Chief Executive Officer are expected to acquire and maintain ownership of shares of common stock equal in value to a specified multiple of the executive officer’s base salary measured as of September 30th of each year.

Position	Ownership Requirement

Chief Executive Officer	5x base salary

Executive Officers reporting to the CEO	3x base salary

Each executive officer is expected to meet the ownership guidelines within five years from the later of (i) the date we adopted the guidelines and (ii) the date on which he or she became an executive officer, and is expected to retain at least 50% of the net shares of common stock acquired through our equity compensation plans until the ownership thresholds are met.

As of December 31, 2021, our Chief Executive Officer and each of the other Named Executive Officers who were then executive officers of ours were in compliance with our stock ownership guidelines.

BROAD-BASED STOCK OWNERSHIP

WE BELIEVE THAT ALL EMPLOYEES SHOULD HAVE A STAKE IN THE COMPANY’S PERFORMANCE. ACCORDINGLY, WE UTILIZE A COMPANY-WIDE ANNUAL EQUITY AWARD PROGRAM.

We grant RSUs to all eligible full-time and part-time employees each year. Depending on the employee’s career band, such RSUs become shares of T-Mobile stock following a two- or three- year vesting period, with a portion vesting each year. In addition, we implemented an Employee Stock Purchase Plan (“ESPP”) in 2015 to provide employees with a cost-effective vehicle to purchase stock.

EQUITY GRANTING PRACTICES

The Compensation Committee has adopted an equity grant policy pursuant to which the Compensation Committee (or the Section 16 Subcommittee) may approve annual grants to executive officers and other members of the executive leadership team at a specified time each year. In addition to the annual grants, equity awards may be granted on a quarterly basis to new hires. We may also grant supplemental equity awards from time to time to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The Compensation Committee has delegated authority to the Company’s Executive Vice President and Chief Human Resources Officer, subject to certain terms and limitations as established by the Compensation Committee, to grant awards to employees who are not Section 16 officers.

RESULTS OF STOCKHOLDER ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

At the 2020 Annual Meeting of Stockholders, stockholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2019 as reported in the proxy statement. This say-on-pay proposal was approved by approximately 82% of the shares present and entitled to vote, and the Compensation Committee believes this affirms our stockholders’ strong support of our executive compensation program. Generally, the feedback from proxy advisors that did not support our 2019 say-on-pay proposal was related to compensation and certain one-time long-term incentive awards granted to our former Chief Financial Officer to encourage his continued retention through July 1, 2020. As these awards represented a singular compensation event to ensure leadership continuity for our Company, rather than an ongoing aspect of our executive compensation program, our Compensation Committee did not believe that significant changes to the Company’s executive compensation program were warranted.

Accordingly, while the Compensation Committee considered the results of the 2020 advisory vote along with stockholder input and other factors discussed in this Compensation Discussion and Analysis, it concluded that no changes to our compensation policies and practices were warranted in response to the stockholder advisory vote and has continued to refine our executive compensation program for 2021 as a demonstration of its attention to corporate governance and its emphasis on the link between pay and performance. The Board has previously determined to hold advisory say-on-pay votes every three years. Accordingly, the next advisory say-on-pay stockholder vote will occur in connection with the 2023 Annual Meeting of Stockholders.

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Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee:

Kelvin R. Westbrook, Chair

Marcelo Claure

Christian P. Illek

Raphael Kübler

Michael Wilkens

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Executive Compensation

Executive Compensation Tables

2021 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation for the years ended December 31, 2021, 2020 and 2019 earned by or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Compensation[4] ($)	All Other Compensation[5] ($)	Total ($)

G. Michael Sievert	2021	1,498,462	—	13,684,862	—	7,387,500	39,835	22,610,659
President & CEO	2020	1,446,154	3,500,000	44,253,227	—	5,600,000	114,634	54,914,014
	2019	1,200,000	—	11,532,431	—	3,576,000	61,273	16,369,704

Peter Osvaldik	2021	750,000	—	4,501,791	—	2,216,250	11,690	7,479,731
Executive Vice President & Chief Financial Officer	2020	655,962	600,000	3,468,190	—	1,367,913	11,420	6,103,484

Neville R. Ray	2021	950,000	—	6,842,552	—	3,743,000	11,690	11,547,241
President, Technology	2020	960,557	—	29,280,443	—	2,960,000	11,449	33,212,469
	2019	900,000	—	7,521,164	—	2,682,000	72,533	11,175,697

Mark W. Nelson	2021	200,962	2,000,000	8,126,022	—	3,462,275	30,090	13,819,348
Executive Vice President and General Counsel

Peter A. Ewens	2021	750,000	—	3,241,308	—	1,846,875	11,690	5,849,873
Executive Vice President, Corporate Strategy & Development	2020	752,885	—	4,294,104	—	1,450,000	11,449	6,508,438

David A. Miller	2021	775,000	—	3,721,538	—	5,245,125	11,600	9,753,263
Former Executive Vice President, General Counsel and Secretary	2020	804,808	—	5,100,120	—	1,860,000	11,449	7,776,377

1	For Mr. Nelson, the amount in this column reflects an annual base salary of $950,000, prorated based on his start date of October 11, 2021.
2

For Mr. Nelson, the amount in this column represents the special Nelson Sign-On Bonus that became payable to him within thirty days after October 11, 2021, as approved by the Compensation Committee in connection with the Nelson Offer Letter.

3

The value of stock awards (consisting of RSUs and PRSUs at target level) is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for a summary of the assumptions we apply in calculating these amounts. The aggregate grant date fair value of the PRSUs granted to our Named Executive Officers during 2021, assuming maximum performance, would be as follows: Mr. Sievert, $13,768,715; Mr. Osvaldik, $4,529,376; Mr. Ray, $6,884,480; Mr. Nelson, $16,252,043 (for the Nelson Sign-On PRSUs); Mr. Ewens, $3,261,169; and Mr. Miller, $3,744,342.

4

For 2021, represents amounts paid by the Company under the 2021 STIP, based on the achievement of certain Company performance measures during the year. For additional information, please see “— Annual Short-Term Incentives” above. For Mr. Miller, the amount in this column includes both his annual short-term incentive award under the 2021 STIP and his 2021 Performance Bonus.

5	Amounts included in the “All Other Compensation” column are detailed in the table below.

Name	401k Employer Match	Legal Fee Reimbursement[1]	Security Arrangements[2]	Relocation[3]	Other[4]	Total

G. Michael Sievert	11,600	—	28,146	—	90	39,835

Peter Osvaldik	11,600	—	—	—	90	11,690

Neville R. Ray	11,600	—	—	—	90	11,690

Mark W. Nelson	—	25,000	—	5,000	90	30,090

Peter A. Ewens	11,600	—	—	—	90	11,690

David A. Miller	11,600	—	—	—	—	11,600

1	For Mr. Nelson, this value represents reimbursement of legal fees as stipulated in the Nelson Offer Letter.
2	For Mr. Sievert, this value represents costs associated with company provided security while attending company sponsored events.
3	For Mr. Nelson, this value represents reimbursement of relocation expenses as provided in the Nelson Offer Letter.
4	This value represents the cash value of items provided to the executive in conjunction with a company sponsored event such as t-shirts, sunglasses and other Company branded memorabilia.

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Executive Compensation

2021 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2021, to the Named Executive Officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards[3] ($)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. Michael Sievert	STIP			187,500	3,750,000	7,500,000	—	—	—	—	—
	PRSU RTSR	3/4/2021	3/3/2021	—	—	—	9,317	37,268	74,536	—	4,504,210
	PRSU FCF	3/4/2021	3/3/2021	—	—	—	5,017	20,067	40,134	—	2,380,147
	RSU	3/4/2021	3/3/2021	—	—	—	—	—	—	57,335	6,800,504

Peter Osvaldik	STIP			56,250	1,125,000	2,250,000	—	—	—	—	—
	PRSU RTSR	3/4/2021	3/3/2021	—	—	—	3,065	12,260	24,520	—	1,481,744
	PRSU FCF	3/4/2021	3/3/2021	—	—	—	1,650	6,601	13,202	—	782,945
	RSU	3/4/2021	3/3/2021	—	—	—	—	—	—	18,861	2,237,103

Neville R. Ray	STIP			95,000	1,900,000	3,800,000	—	—	—	—	—
	PRSU RTSR	3/4/2021	3/3/2021	—	—	—	4,659	18,635	37,270	—	2,252,226
	PRSU FCF	3/4/2021	3/3/2021	—	—	—	2,508	10,033	20,066	—	1,190,014
	RSU	3/4/2021	3/3/2021	—	—	—	—	—	—	28,668	3,400,311

Mark W. Nelson	STIP			87,875	1,757,500	3,515,000	—	—	—	—	—
	PRSU RTSR	10/11/2021	9/7/2021	—	—	—	56,329	56,329	112,658	—	8,126,022

Peter A. Ewens	STIP			46,875	937,500	1,875,000	—	—	—	—	—
	PRSU RTSR	3/4/2021	3/3/2021	—	—	—	2,207	8,827	17,654	—	1,066,831
	PRSU FCF	3/4/2021	3/3/2021	—	—	—	1,188	4,753	9,506	—	563,753
	RSU	3/4/2021	3/3/2021	—	—	—	—	—	—	13,580	1,610,724

David A. Miller	STIP			58,125	1,162,500	2,325,000	—	—	—	—	—
	Performance Bonus	4/8/2021	4/7/2021	75,000	1,500,000	3,000,000
	PRSU RTSR	3/4/2021	3/3/2021	—	—	—	2,534	10,135	20,270	—	1,224,916
	PRSU FCF	3/4/2021	3/3/2021	—	—	—	1,364	5,457	10,914	—	647,255
	RSU	3/4/2021	3/3/2021	—	—	—	—	—	—	15,592	1,849,367

1

Represents the threshold, target and maximum amounts of annual cash incentive compensation that may have become payable to each Named Executive Officer for performance under the 2021 STIP and, for Mr. Miller, with respect to his 2021 Performance Bonus. The actual amounts paid for 2021 are shown in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

2	Represents the threshold, target and maximum number of shares that might be paid pursuant to PRSU awards granted in 2021.
3

The value of stock awards is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 11 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a summary of the assumptions we apply in calculating these amounts.

EMPLOYMENT ARRANGEMENTS

During 2021, the Company was party to employment arrangements with Messrs. Sievert, Ray and Nelson, as more fully described below. The Company is not, and was not in 2021, party to written employment arrangements with any other Named Executive Officer. The Company is a party to certain arrangements with some of the Named Executive Officers with regard to severance and termination payments and benefits. See “— Potential Payments upon Termination or in Connection with a Change in Control” below for more information.

Employment Agreement with Mr. Sievert. During 2021, the Company was party to the Sievert Employment Agreement, pursuant to which Mr. Sievert serves as our President and Chief Executive Officer. The Sievert Employment Agreement provides for an initial employment term through April 1, 2023 (the third anniversary of the date on which Mr. Sievert became our Chief Executive Officer), subject to automatic one-year extensions thereafter (unless either party provides notice of non-renewal).

Pursuant to the Sievert Employment Agreement, Mr. Sievert is entitled to (i) an annual base salary that, during 2021, was equal to $1,500,000, and which was automatically increased to $1,667,506 effective as of January 1, 2022, which amount is equal to the

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Executive Compensation

greater of (x) $1,600,000 and (y) the then-current median annual base salary for chief executive officers in our then-current peer group; (ii) an annual short-term incentive award targeted at 250% of base salary (with a maximum award equal to 200% of target); and (iii) employee benefits to the same extent and on the same terms as such benefits are provided generally to other senior executives.

In addition, pursuant to the Sievert Employment Agreement, Mr. Sievert is entitled to annual long-term incentive awards with, for 2021, a target grant-date value of no less than $14,250,000, allocated as follows: 50% of such value will be granted in the form of PRSUs and the remaining 50% of such value will be granted in the form of RSUs. The target grant-date value of Mr. Sievert’s annual long-term incentive awards was automatically increased to $16,166,667 for long-term incentive awards granted on or after January 1, 2022, which amount is equal to the greater of (a) $15,000,000 and (b) the then-current median target grant-date value of annual equity incentive awards for chief executive officers in our then-current peer group. With respect to 60% of the total RSUs granted to Mr. Sievert as annual LTI awards during each of calendar years 2021 and 2022 (representing 30% of the total target grant-date value for each such year), the total length of the vesting schedule of such RSUs was (or will be, as applicable) no longer than the length of the median total length of the vesting schedules of annual time-based equity incentive awards for chief executive officers in our then-current peer group at the time of grant.

Term Sheet with Mr. Ray. During 2021, the Company was party to a compensation term sheet with Mr. Ray (the “Ray Term Sheet”). Pursuant to the Ray Term Sheet, Mr. Ray currently serves as our President, Technology. The Ray Term Sheet provides for an initial two-year employment term that ended on November 15, 2021, subject to automatic one-year extensions (unless either party provides notice of non-renewal).

Pursuant to the Ray Term Sheet, Mr. Ray is entitled to (i) an annual base salary that, during 2021, was equal to $950,000, (ii) an annual STI award targeted at 200% of Mr. Ray’s eligible base earnings during the applicable year, payable based on the attainment of pre-established performance goals, and (iii) an annual LTI or other equity awards with a target grant-date value that, during 2021, was equal to $7,125,000.

Employment Offer Letter with Mr. Nelson. During 2021, the Company entered into the Nelson Offer Letter, pursuant to which Mr. Nelson serves as our Executive Vice President and General Counsel, effective as of October 11, 2021.

Pursuant to the Nelson Offer Letter, Mr. Nelson is entitled to receive (i) an annual base salary equal to no less than $950,000, (ii) an annual STI award targeted at no less than 185% of Mr. Nelson’s base salary during the applicable calendar year, payable based on the attainment of pre-established performance goals, (iii) annual LTI awards with an annual aggregate grant-date target value of no less than 250% of the sum of Mr. Nelson’s base salary and target STI during the applicable calendar year, and (iv) employee benefits to the same extent and on the same terms as such benefits are provided generally to other senior executives.

In addition, pursuant to the Nelson Offer Letter, in connection with Mr. Nelson’s commencement of employment with us, he was paid the Nelson Sign-On Bonus, which is subject to repayment upon certain terminations of his employment within the two years following his start date (as further described above under “— Annual Short-Term Incentives — Special Cash Bonuses”), and he received the Nelson Sign-On PRSUs (as further described above under “— Long-Term Incentives — Special Equity Awards in 2021”).

Compensation Arrangements with Mr. Miller. During 2021, Mr. Miller was party to (i) a retirement agreement with the Company (as further described below under “— Termination Due to Retirement”) and (ii) the Miller Term Sheet, pursuant to which Mr. Miller is (or was, as applicable) eligible to receive a supplemental cash performance bonus (each, a “Miller Performance Bonus”) targeted at $1,500,000 for each of calendar years 2021 and 2022, subject to his continued employment through the applicable payment date. The actual amount of each Miller Performance Bonus ranges from 0% to 200% of target and will be (or was, as applicable) determined based on the attainment of the same performance goals that apply to his annual STI award for the applicable calendar year.

On September 10, 2021, Mr. Miller notified us that he will retire from the Company effective April 1, 2022. Effective as of October 11, 2021, Mr. Miller transitioned out of his position as the Company’s Executive Vice President, General Counsel and Secretary, and he remained with the Company as Executive Vice President and Strategic Advisor until his employment terminated on April 1, 2022.

See “— Potential Payments upon Termination or in Connection with a Change in Control” for information regarding payments payable upon termination of employment of the Named Executive Officers.

CASH AND INCENTIVE COMPENSATION

Non-Equity Incentive Plan Awards. The 2021 Summary Compensation Table includes payments received under the 2021 STIP. The 2021 Grants of Plan-Based Awards Table includes the range of potential payouts of awards granted under the 2021 STIP.

Equity Incentive Plan Awards. All of the Named Executive Officers (other than Mr. Nelson, who was not employed by us at the time our annual 2021 equity awards were granted) received annual equity awards consisting of both RSUs that vest in three annual installments beginning in March 2022, subject to continued service through the applicable vesting dates, and PRSUs that vest as to 65% of the PRSUs based on the Company’s RTSR compared to that of the Company’s peer group over a three-year measurement period and as to the remaining 35% of the PRSUs based on the Company’s FCF performance as measured over a three-year measurement period, subject to continued service through the end of the measurement period (in each case, except as described below). In addition, Mr. Nelson received the Nelson Sign-On PRSU award during 2021. See “— Long-Term Incentives” above for more information.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END TABLE

The following table sets forth certain information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2021. Actual value received upon vesting of the PRSUs will be based on Company performance at that time.

				Stock Awards

Name	Type of Award	Grant Date		Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[8] ($)

G. Michael Sievert	PRSU	3/4/2021	[1]	—	—	37,268	8,644,685
	PRSU	3/4/2021	[2]	—	—	20,067	2,327,371
	RSU	3/4/2021	[3]	57,335	6,649,713	—	—
	PRSU	4/1/2020	[4]	—	—	243,250	56,424,270
	PRSU	2/15/2020	[1]	—	—	82,843	19,216,262
	RSU	2/15/2020	[3]	55,229	6,405,459	—	—
	PRSU	2/15/2019	[1]	—	—	76,182	17,671,177
	RSU	2/15/2019	[3]	25,394	2,945,196	—	—

Peter Osvaldik	PRSU	3/4/2021	[1]	—	—	12,260	2,843,830
	PRSU	3/4/2021	[2]	—	—	6,601	765,584
	RSU	3/4/2021	[3]	18,861	2,187,499	—	—
	PRSU	7/1/2020	[5]	—	—	9,748	1,130,573
	PRSU	2/15/2020	[1]	—	—	10,874	2,522,333
	RSU	2/15/2020	[3]	7,250	840,855	—	—
	PRSU	2/15/2019	[1]	—	—	7,246	1,680,782
	RSU	2/15/2019	[3]	2,416	280,208	—	—

Neville R. Ray	PRSU	3/4/2021	[1]	—	—	18,635	4,322,575
	PRSU	3/4/2021	[2]	—	—	10,033	1,163,627
	RSU	3/4/2021	[3]	28,668	3,324,915	—	—
	PRSU	4/1/2020	[6]	—	—	178,000	37,848,140
	PRSU	2/15/2020	[1]	—	—	42,572	9,875,001
	RSU	2/15/2020	[3]	28,382	3,291,744	—	—
	PRSU	2/15/2019	[1]	—	—	49,684	11,524,701
	RSU	2/15/2019	[3]	16,562	1,920,861	—	—

Mark W. Nelson	PRSU	10/11/2021	[7]	—	—	56,329	13,066,075

Peter A. Ewens	PRSU	3/4/2021	[1]	—	—	8,827	2,047,511
	PRSU	3/4/2021	[2]	—	—	4,753	551,253
	RSU	3/4/2021	[3]	13,580	1,575,008	—	—
	PRSU	2/15/2020	[1]	—	—	20,021	4,644,071
	RSU	2/15/2020	[3]	13,348	1,548,101	—	—
	PRSU	2/15/2019	[1]	—	—	23,186	5,378,225
	RSU	2/15/2019	[3]	7,729	896,409	—	—

David A. Miller	PRSU	3/4/2021	[1]	—	—	10,135	2,350,915
	PRSU	3/4/2021	[2]	—	—	5,457	632,903
	RSU	3/4/2021	[3]	15,592	1,808,360	—	—
	PRSU	2/15/2020	[1]	—	—	23,779	5,515,777
	RSU	2/15/2020	[3]	15,853	1,838,631	—	—
	PRSU	2/15/2019	[1]	—	—	23,186	5,378,225
	RSU	2/15/2019	[3]	7,729	896,409	—	—

1

PRSUs which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment arrangement).

2

PRSUs which vest upon the conclusion of a three-year performance period commencing on the grant date based on the Company’s achievement of absolute FCF over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment arrangement).

3

RSUs which vest in annual installments with respect to one-third of the shares on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date (except as otherwise provided in the applicable award or employment arrangement).

4

Special PRSUs granted to Mr. Sievert which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment agreement).

5

Special PRSUs granted to Mr. Osvaldik which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award agreement).

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6

Special PRSUs granted to Mr. Ray which vest as to five-sixths (5/6), subject to satisfaction of synergy performance-vesting conditions, on the third anniversary of the closing date of the Sprint Combination, and as to the remaining one-sixth (1/6), subject to satisfaction of FCC performance-vesting conditions, on the fourth anniversary of the closing date of the Sprint Combination, in each case, subject to continued service through the third anniversary of the closing date of the Sprint Combination (except as otherwise provided in the applicable award agreement or term sheet).

7

Nelson Sign-on PRSUs which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment agreement).

8

Calculated based on the number of PRSUs that may be earned upon achievement of the maximum performance level or number of time-based RSUs, as applicable, multiplied by the closing price of our common stock on December 31, 2021 of $115.98 per share. In calculating the number of PRSUs and their value, we are required by SEC rules to compare the Company’s performance through 2021 under each outstanding PRSU grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2021 TABLE

The following table sets forth certain information with respect to RSUs and PRSUs vesting during the fiscal year ended December 31, 2021, with respect to the Named Executive Officers. There were no option exercises during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

G. Michael Sievert	—	—	414,077	53,851,067

Peter Osvaldik	—	—	46,137	6,276,297

Neville R. Ray	—	—	338,426	43,464,062

Mark W. Nelson	—	—	—	—

Peter A. Ewens	—	—	176,518	22,267,021

David A. Miller	—	—	176,101	22,215,447

2021 NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the contributions, earnings and the aggregate balance of total deferrals as of December 31, 2021.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)

G. Michael Sievert	—	—	—

Peter Osvaldik	—	—	—

Neville R. Ray	—	1,082,412	9,547,328

Mark W. Nelson	—	—	—

Peter A. Ewens	—	—	—

David A. Miller	—	104,982	1,361,185

All of the Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”). However, only Messrs. Ray and Miller have elected to do so. Under the terms of the Deferred Compensation Plan, participants are eligible to defer up to 75% of their base salary, 100% of their annual incentive compensation and 100% of annual RSU awards. All amounts attributable to participant deferrals under the Deferred Compensation Plan are fully vested at all times. We did not provide any employer matching or discretionary allocations under the Deferred Compensation Plan for 2021.

Participants choose how their deferrals (and their account balances) will be allocated among the national investment funds available under the Deferred Compensation Plan. For 2021, there were 18 funds for deferral of base salary and incentive compensation, which did not include a Company stock fund. Any deferred RSUs would be credited to a Company stock fund.

A participant’s account balance under the Deferred Compensation Plan will be distributed in a lump-sum when the participant terminates employment, unless termination is due to retirement or disability, in which case the participant can elect annual installments over two to 15 years. For this purpose, “retirement” means termination of employment on or after either (i) the date on which the sum of the participant’s age and years of service equals 65 or (ii) the date on which the participant completes ten years of service. Participants may also elect to have amounts attributable to their deferrals for a particular year distributed (or commence to be

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Executive Compensation

distributed) as of a specified date in a lump sum or in annual installments over two to five years, even if they are still employed by the Company on that date. Generally, the specified date for base salary and incentive compensation distribution may not be earlier than the first day of the second year beginning after the year in which such amounts are deferred and for RSUs may not be earlier than the first day of the fourth year beginning after the year in which such amounts are deferred.

If a participant’s employment with the Company terminates prior to the in-service distribution date specified by the participant or while in-service distribution installment payments are being made, then any portions of the participant’s account balances that are subject to specified distribution date elections will be distributed upon termination of employment, as described above.

If a participant dies before his or her entire interest under the Deferred Compensation Plan has been distributed, his or her remaining interest will be distributed in a lump sum to his or her beneficiary.

If a participant’s employment terminates within 24 months following a change in control (as defined in the 2013 Plan), then all amounts credited to his or her accounts under the Deferred Compensation Plan will be paid to the participant in a lump sum within 90 days after such termination. Similarly, if a change in control occurs after a participant retires or becomes disabled, any undistributed amounts remaining in such participant’s accounts under the Deferred Compensation Plan will be distributed in a lump sum within 90 days after the change in control. Notwithstanding the foregoing, if a participant is a “specified employee” for purposes of Code Section 409A at the time his or her employment with the Company terminates, then distributions on account of termination of employment will not be made (or commence to be made) prior to the earlier of the participant’s death or the six-month anniversary of the participant’s termination of employment. Each of the Named Executive Officers is a specified employee for this purpose. Distributions are made in cash or stock, as applicable.

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE IN CONTROL

The following discussion describes and quantifies the estimated amount of potential payments and benefits that would be provided to each of our Named Executive Officers under the Company’s compensation plans and agreements in the event of a termination of employment and/or change in control of the Company (other than for Mr. Miller, whose employment with the Company ended on April 1, 2022 and whose severance and termination payments and benefits are described below under “--Separation Payments and Benefits to Mr. Miller”).

Our Named Executive Officers are subject to covenants regarding protection of confidential information, a non-compete and certain other restrictive covenants regarding solicitation of employees or customers for a period through one year (or, in certain cases, eighteen months) after termination of employment. For Mr. Sievert, this period is two years after termination of employment.

Termination Due to Death or Disability

Upon a termination of the applicable executive’s employment due to death or disability, each Named Executive Officer is entitled to receive (i) an unpaid annual short-incentive award from the preceding fiscal year (if any); and (ii) a target annual short-term incentive award for the current fiscal year (or, for Mr. Sievert, the greater of a target annual short-term incentive award and a prorated annual short-term incentive award based on actual performance results). In addition, (a) any unearned time-based long-term incentive awards then-held by such Named Executive Officer will become immediately earned and vested, and (b) any performance-based long-term incentive awards will vest and be paid at target as of the date of the executive’s separation from service.

Termination Without Cause or for Good Reason

(No Change in Control)

Messrs. Sievert, Ewens and Nelson are (and Mr. Ray was, prior to November 15, 2021) eligible for severance benefits upon certain terminations of their employment with the Company without “cause,” for “good reason,” or (for Mr. Sievert) upon a termination due to a Company-initiated non-renewal of his employment term, as described in more detail below. All such severance benefits are (or, in the case of Mr. Ray, would have been) subject to the applicable executive’s timely execution and non-revocation of a release of claims in favor of the Company and compliance with certain restrictive covenants.

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Executive Compensation

Mr. Sievert

Under the Sievert Employment Agreement, upon a termination of Mr. Sievert’s employment by us without “cause,” by him for “good reason” (each as defined in the Sievert Employment Agreement), or due to our non-renewal of his then-current employment term, Mr. Sievert is entitled to receive:

◾	a lump-sum cash payment equal to two times the sum of his annual base salary and then-current target annual short-term incentive award;

◾	his unpaid annual short-term incentive award from the preceding fiscal year (if any);

◾	a prorated portion of his annual short-term incentive award for the fiscal year of termination, based on actual performance;

◾

(a) full vesting of any then-outstanding time-based long-term incentive awards and (b) with respect to performance-based long-term incentive awards, (x) pro rata vesting of each performance-based long-term incentive award (based the number of days elapsed between the commencement of the applicable performance period and the date of termination) based on actual performance through the termination date; and (y) pro rata vesting of each performance-based long-term incentive award (based on the portion of the performance period left to be completed) at the greater of target or actual performance through the termination date;

◾	Company-paid group medical and dental benefits for up to 18 months following termination; and

◾	Company-paid office space and executive assistant (not to exceed $25,000 per month in the aggregate) for 18 months following termination.

Messrs. Ray and Ewens

Each of Messrs. Ray and Ewens were, during the portion of 2021 ending on April 1, 2021, party to severance letter agreements with the Company (the “Severance Letter Agreements”). The Severance Letter Agreements initially became effective on April 1, 2020, the date on which the Sprint Combination closed, and expired on April 1, 2021. Pursuant to the Ray Term Sheet, Mr. Ray’s eligibility for the severance payments and benefits provided under his Severance Letter Agreement was extended through, and expired on, November 15, 2021.

Each Severance Letter Agreement provided that, upon the applicable executive’s termination of employment without cause or for good reason (each as defined in the Severance Letter Agreement), in either case, within 12 months following the closing of the Sprint Combination (or, for Mr. Ray, through November 15, 2021), such executive was entitled to receive:

◾	a lump-sum cash payment equal to two times the sum of the executive’s annual base salary plus then-current target annual short-term incentive award;

◾	a prorated annual short-term incentive award for the year of termination, based on actual performance;

◾	any earned, unpaid annual short-term incentive award for the preceding fiscal year (if any);

◾	full vesting of the executive’s time-based long-term incentive awards;

◾	vesting of the executive’s performance-based long-term incentive awards based on actual performance through the last trading day immediately preceding the termination date;

◾	Company-paid medical and dental coverage up to 18 months following termination; and

◾	Company-paid outplacement services for 12 months following termination.

Pursuant to the Ray Term Sheet, the accelerated vesting of his long-term incentive awards described above would apply only to his existing or future annual long-term incentive awards (and not to any one-time or special long-term equity awards granted on or after November 15, 2019).

The severance benefits under the Severance Letter Agreements (as extended and modified for Mr. Ray pursuant to the Ray Term Sheet) were in lieu of any other severance benefits (unless such other benefits are more favorable to the applicable executive).

Mr. Nelson

Pursuant to the Nelson Offer Letter, upon a termination of Mr. Nelson’s employment by us other than for cause or by him for good reason (each as defined in the Nelson Offer Letter), subject to his timely execution and non-revocation of a release of claims in favor of the Company and his compliance with applicable restrictive covenants, Mr. Nelson will be entitled to receive:

◾	a prorated annual short-term incentive award for the year of termination, based on actual performance; and

◾	full vesting of the Nelson Sign-On PRSUs, with the number of PRSUs earned based on actual performance for the full performance period.

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Executive Compensation

Termination Due to Retirement

Mr. Nelson

Pursuant to the Nelson Offer Letter, upon Mr. Nelson’s voluntary resignation from employment after reaching 60 years of age (following at least six months’ prior written notice), he will be entitled to receive (subject to his timely execution and non-revocation of a release of claims in favor of the Company and compliance with applicable restrictive covenants):

◾

a prorated portion of his annual short-term incentive award for the fiscal year of termination, based on actual performance through the calendar quarter ending immediately prior to termination (or, for a termination during the first calendar quarter of any year, at target);

◾	his outstanding and unvested RSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreements;

◾

his PRSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreement, with the number of PRSUs earned based on the lesser of (i) actual performance during the full performance period or (ii) actual performance during the portion of the performance period ending on the termination date;

◾	Company-paid group medical and dental benefits for up to 18 months following termination; and

◾	continued eligibility for the Company’s employee mobile service discount program.

In addition, under the Nelson Offer Letter, upon Mr. Nelson’s death or disability following his retirement but prior to the last date on which any RSUs and/or PRSUs become vested in accordance with the Nelson Offer Letter, his then-outstanding and unvested RSUs and PRSUs will vest in full as of the date of his death or disability, with the number of PRSUs earned determined as described above.

Termination in Connection with a Corporate Restructuring, Business Combination or Change in Control

Executive Continuity Plan

Each of Messrs. Osvaldik, Ray, Nelson and Ewens participate in the Company’s Executive Continuity Plan, which provides that participants who are terminated within 24 months following a change in control of the Company without cause or by the participant due to a constructive termination or for good reason are entitled to receive (subject to the applicable executive’s timely execution and non-revocation of a release of claims in favor of the Company) two times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s target annual short-term incentive award (i) at the time of termination, or (ii) immediately prior to the change in control, payable in a lump-sum amount within 60 days following termination. Any cash severance paid under the Executive Continuity Plan will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including employment arrangements).

Long-Term Incentive Awards

In addition, pursuant to the 2013 Plan and the award agreements governing the long-term incentive awards for Messrs. Sievert, Osvaldik, Ray, Nelson and Ewens, if (i) a change in control occurs and outstanding awards are assumed, converted or replaced by the resulting entity, and (ii) on or after the change in control and within one year after the change in control, the executive’s employment or service is terminated by the Company other than for cause or by the executive for good reason, then: (a) all time-based long-term incentive awards will become fully vested, and (b) all performance-based long-term incentive awards will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control. In addition (and unless, with respect to Messrs. Osvaldik, Ray, Nelson and Ewens, more favorable treatment is provided under the Executive Continuity Plan), each such executive’s annual long-term incentive award will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control.

Executive Severance Benefit Guidelines

Under the Company’s Executive Severance Benefit Guidelines (“Severance Guidelines”), which covered all Named Executive Officers during 2021 (other than Mr. Sievert), if, as a result of a corporate restructuring or business combination in which a Named Executive Officer is terminated or resigns after being offered a new position that would: (i) result in a greater than 5% reduction in total cash compensation, (ii) require a move to a work location more than 50 miles from the executive’s current work location, or (iii) significantly reduce their duties and responsibilities (including such a change to their existing position), then, in any such case, we will consider providing the applicable executive with the following benefits: (i) a lump-sum cash payment of two times the executive’s total target cash (composed of annual salary and target annual bonus); (ii) a prorated annual short-term incentive for the current fiscal year, based on actual performance; (iii) COBRA benefit payments for up to 12 months following termination; and (iv) 12 months of outplacement services valued at $6,500. Any cash severance paid under the Severance Guidelines will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the applicable executive’s employment arrangement and/or the Executive Continuity Plan (as applicable)).

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Executive Compensation

“Best Pay” Provisions

The employment arrangements for Messrs. Sievert, Ray and Nelson and our Executive Continuity Plan include, and the Severance Letter Agreements for Messrs. Ray and Ewens included, “best pay” provisions under Code Section 280G, pursuant to which any “parachute payments” that become payable to the applicable executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Code Section 4999, whichever results in the better after-tax treatment to the executive.

Change in Control (No Termination)

Pursuant to the 2013 Plan and award agreements thereunder, in the event of a change in control of the Company in which outstanding awards are not assumed, converted or replaced by the resulting entity, (i) all time-based LTI awards will become vested, (ii) all performance-based LTI awards will be deemed to be satisfied and paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control, and (iii) all annual short-term incentive awards will be paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control.

Definitions

For each of our Named Executive Officers, “cause” generally has the following meaning:

◾	the executive’s gross neglect or willful material breach of the executive’s principal employment responsibilities or duties;

◾

a final judicial adjudication that the participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its affiliates);

◾	the executive’s breach of any non-competition or confidentiality covenant between the executive and the Company or any affiliate of the Company;

◾	fraudulent conduct, as determined by a court of competent jurisdiction, in the course of the executive’s employment with the Company or any of its affiliates;

◾	the material breach by the executive of any other obligation that continues uncured for a period of 30 days after notice thereof by the Company or any of its affiliates;

◾

for Mr. Sievert, his breach of his non-solicitation covenant, or his unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission that, in each case, in the view of the Board, constitutes a material breach of the Company’s written policies or Code of Conduct.

For Mr. Sievert, “good reason” is defined in the Sievert Employment Agreement as any of the following:

◾

a material diminution in Mr. Sievert’s annual base salary, annual target STI award, or annual LTI target value or in the maximum potential amount payable with respect to any STI award provided for under the Sievert Employment Agreement;

◾

a material diminution in Mr. Sievert’s authority, duties or responsibilities, including, without limitation, any change in title or the appointment of any person as a result of which Mr. Sievert ceases to be the Company’s sole Chief Executive Officer or Mr. Sievert is not the sole executive reporting to the full Board;

◾

a change in Mr. Sievert’s reporting relationship such that Mr. Sievert no longer reports directly to the Board (including a requirement that Mr. Sievert report to a corporate officer or employee instead of reporting directly to the Board);

◾	a change of 50 miles or greater in the principal geographic location at which Mr. Sievert must perform his services under the Sievert Employment Agreement; or

◾

any material breach by the Company or its successor company, as applicable, of the Sievert Employment Agreement or any other agreement between Mr. Sievert and the Company or the successor company, as applicable.

For purposes of the Executive Continuity Plan, “constructive termination” or “good reason” means, with respect to our Named Executive Officers (other than Mr. Sievert), the occurrence, after a change in control, of any of the following conditions:

◾	a material diminution in the participant’s duties, authority or responsibilities;

◾

a material reduction in the participant’s base salary, target short-term incentive opportunity, or target long-term incentive opportunity as in effect immediately prior to the change in control, except for across-the-board salary reductions based on the Company’s and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries;

◾

a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the participant was entitled immediately prior to a change in control with the result that the participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees;

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Executive Compensation

◾

the relocation of the office at which the participant was principally employed immediately prior to a change in control to a location more than 50 miles from the location of such office, or the participant being required to be based anywhere other than such office, except to the extent the participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the participant’s business travel obligations at the time of the change in control; or

◾	such other event, if any, as is set forth in the participant’s agreement regarding executive continuity benefits.

For purposes of the Nelson Offer Letter, “good reason” means the occurrence of any of the following events without Mr. Nelson’s express written consent, provided that he has complied with the “good reason process” (as described in the Nelson Offer Letter):

◾	a material diminution in Mr. Nelson’s responsibility, authority or duty;

◾

a diminution in Mr. Nelson’s base salary, except for across-the-board salary reductions (not to exceed 10%) based on the Company and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries; or

◾

the relocation of the office at which Mr. Nelson is principally employed to a location more than 50 miles from the location of such office, or Mr. Nelson being required to be based anywhere other than such office, except for required travel on business.

For purposes of the Severance Letter Agreements for Messrs. Ray and Ewens and the Ray Term Sheet, “good reason” has (or had, as applicable) the same meaning as set forth for the Executive Continuity Plan, except that it does not include the trigger set forth under the third bullet above relating to material reductions in the kind or level of qualified retirement and welfare benefits.

For each of our Named Executive Officers, “change in control” generally has the meaning set forth in the 2013 Plan.

Estimated Payments

The following table presents the estimated compensation payable to each of the Company’s Named Executive Officers (other than Mr. Miller, whose employment with the Company ended on April 1, 2022 and whose severance and termination payments and benefits are described below under “--Separation Payments and Benefits to Mr. Miller”) if a termination of employment and/or change in control (as applicable) had occurred as of December 31, 2021 under the circumstances described above. The amounts shown with respect to RSUs are based on the closing price of our common stock ($115.98 per share) on December 31, 2021. The estimated compensation is presented in the following benefit categories:

◾

Cash Severance: reflects cash severance (i) in the case of termination in connection with a corporate restructuring or a termination without cause (including, for Mr. Sievert, our non-renewal of his then-current employment term) or for good reason before a change in control (x) under the Severance Guidelines, or (y) pursuant to the Sievert Employment Agreement and (ii) in the case of termination without cause or for good reason in connection with or after a change in control, under the Executive Continuity Plan;

◾

RSUs: market value, as of December 31, 2021, of unvested time-based RSUs that would vest pursuant to the 2013 Plan, related award agreements, the Sievert Employment Agreement, and/or the Nelson Offer Letter;

◾

PRSUs: market value, as of December 31, 2021, of unvested PRSUs (assuming performance at target) that would vest pursuant to the 2013 Plan, related award agreements, the Sievert Employment Agreement, and/or the Nelson Offer Letter;

◾	2021 STIP: portion of the 2021 short-term cash incentive that would be paid pursuant to (i) the 2021 STIP, (ii) the Sievert Employment Agreement, and/or (iii) the Nelson Offer Letter;

◾

Medical Coverage: estimated value of payment for continued medical coverage under COBRA pursuant to (i) the terms of our Severance Guidelines, (ii) the Sievert Employment Agreement, and/or (iii) the Nelson Offer Letter;

◾	Continued Mobile Service Discounts: estimated value of these discounts pursuant to the terms of the Nelson Offer Letter;

◾	Executive Office and Office Assistant: estimated potential value of this service pursuant to the terms under the Sievert Employment Agreement; and

◾	Outplacement Services: estimated potential value of this service pursuant to the terms of our Severance Guidelines.

The actual amounts that may become payable to our Named Executive Officers can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods.

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Executive Compensation

Except in connection with a retirement by Mr. Nelson if an executive voluntarily leaves the Company (other than for good reason), the executive is not entitled to any severance compensation.

Name	Termination in Connection with Restructuring Before a Change in Control ($)	Termination Without Cause or for Good Reason in Connection with or After a Change in Control ($)	Death or Disability ($)

G. Michael Sievert
Cash Severance	10,500,000	10,500,000	—
Time-Based RSUs	16,000,369	16,000,369	16,000,369
Performance-Based RSUs	53,305,568	53,305,568	53,305,568
2021 STIP	7,387,500	7,387,500	7,387,500
Office & Assistant	450,000	450,000	—
Medical Coverage	34,941	34,941	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	87,684,877	87,684,877	76,693,437

Peter Osvaldik
Cash Severance	3,750,000	3,750,000	—
Time-Based RSUs	1,429,763	3,308,561	3,308,561
Performance-Based RSUs	2,764,334	5,419,629	5,419,629
2021 STIP	2,216,250	2,216,250	2,216,250
Medical Coverage	25,380	25,380	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	10,192,226	14,726,321	10,944,441

Neville R. Ray
Cash Severance	5,700,000	5,700,000	—
Time-Based RSUs	4,674,999	8,537,520	8,537,520
Performance-Based RSUs	21,581,861	34,669,206	34,669,206
2021 STIP	3,743,000	3,743,000	3,743,000
Medical Coverage	25,796	25,796	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	35,732,156	52,682,022	46,949,725

Mark W. Nelson[1]
Cash Severance	5,415,000	5,415,000	—
Time-Based RSUs	0	0	0
Performance-Based RSUs	6,533,037	6,533,037	6,533,037
2021 STIP	3,462,275	3,462,275	3,462,275
Medical Coverage	20,243	20,243	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	15,437,055	15,437,055	9,995,312

Peter A. Ewens
Cash Severance	3,375,000	3,375,000	—
Time-Based RSUs	2,195,424	4,019,519	4,019,519
Performance-Based RSUs	4,463,447	6,586,156	6,586,156
2021 STIP	1,846,875	1,846,875	1,846,875
Medical Coverage	17,514	17,514	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	11,904,760	15,851,564	12,452,550

1

Upon Mr. Nelson’s voluntary resignation from the Company as of December 31, 2021 (if Mr. Nelson had reached age 60 by such date and following at least six months’ prior written notice), under the terms of the Nelson Offer Letter, he would have been entitled to: (i) 2021 pro rata STIP, (ii) continued vesting of his RSUs following retirement, (iii) continued vesting of his PRSUs following retirement, (iv) Company-paid group medical and dental benefits for up to 18 months following termination, and (v) continued eligibility for the Company’s employee mobile service discount program.

In addition to the items described above, the Named Executive Officers are entitled to receive amounts earned during the term of employment through the date of termination. These amounts, which are not included in the table, include earned base salary, vested awards under our long-term incentive awards, any vested entitlements under our applicable employee benefit plans, including vested 401(k) plan balances, and rights to continuation of coverage under our group medical plans at the Named Executive Officer’s expense.

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Executive Compensation

Separation Payments and Benefits to Mr. Miller

In connection with Mr. Miller’s retirement on April 1, 2022, subject to Mr. Miller’s execution and non-revocation of a release of claims in favor of the Company, he became eligible to receive certain payments and benefits pursuant to a letter agreement regarding eligibility for certain payments and benefits entered into by and between the Company and Mr. Miller on March 25, 2019. Such payments and benefits consisted of the following: (i) a pro-rated short-term incentive award for 2022, based on actual performance through March 31, 2022 (in the amount of $405,760); (ii) continued vesting of Mr. Miller’s then-outstanding RSUs (valued at $2,395,785 based on the closing price of the Company’s common stock as of April 1, 2022); (iii) continued vesting of Mr. Miller’s then-outstanding PRSUs, with the number of PRSUs earned based on the lesser of (A) actual performance during the full performance period or (B) actual performance during the portion of the performance period ending on the termination date (valued at $5,148,152 based on the closing price of the Company’s common stock as of April 1, 2022); (iv) up to 18 months of COBRA continuation (valued at approximately $33,097); and (v) continued participation in the Company’s employee mobile service discount program (the cost of which depends on a variety of factors, including the future cost and duration of Mr. Miller’s mobile phone plan, and cannot be quantified at this time).

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Sievert, our Chief Executive Officer. We have calculated the median of our employees’ 2021 total annual compensation (excluding our Chief Executive Officer) to be $72,572. Our Chief Executive Officer’s total annual compensation for 2021, as set forth in the 2021 Summary Compensation Table above (adjusted to include his employer-paid health benefits with respect to 2021), was $22,628,601. The estimated ratio of the total compensation of Mr. Sievert to the median of the annual total compensation of our employees (other than Mr. Sievert) was 312 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the SEC. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

We identified the median employee by preparing a listing of 73,876 individuals (including only U.S. individuals and excluding Mr. Sievert) who were employed by us on December 31, 2021, the last day of the calendar year, and examining the 2021 total compensation paid to each such individual as reflected in our payroll records for 2021. We included all such employees (other than Mr. Sievert), whether employed on a full-time, part-time, or seasonal basis who received a paycheck in the final pay period of the year. As is permitted under Item 402(u) of Regulation S-K, we utilized the “de minimis” exemption to exclude all 159 of our non-U.S. employees from the dataset, which non-U.S. employees represent approximately 0.22% of our total population (calculated using 73,876 U.S. employees and 159 non-U.S. employees). A list of the excluded employees and their respective countries is provided in the following table:

Country	# Employees	Country	# Employees	Country	# Employees	Country	# Employees

Argentina	2	Colombia	2	Japan	8	S. Korea	3

Australia	6	Denmark	2	Malaysia	1	Singapore	12

Austria	4	France	7	Mexico	7	Sweden	3

Belgium	1	Germany	13	Netherlands	7	Switzerland	1

Brazil	5	Hong Kong	11	New Zealand	1	Taiwan	1

Canada	8	India	16	Philippines	3	Thailand	1

China	3	Italy	4	Russia	1	United Kingdom	26

We did not make any assumptions, adjustments, or estimates with respect to total compensation paid, and we did not annualize the compensation for any employees that were not employed by us for all of 2021. We believe the use of total compensation paid for all employees as reflected in our payroll records is a consistently applied compensation measure due to our large part-time, retail and customer service employee population and practice of granting annual equity awards across our broad employee base.

Using the method described above, we identified a small sample of 13 employees, consisting of the median employee and 12 other employees whose gross pay was very close to the median employee’s gross pay (“median group”). We then calculated annual total compensation for such employees using the same methodology we use for our Named Executive Officers as set forth in the 2021 Summary Compensation Table in this proxy statement, taking into account employer-paid costs for 2021 health benefits, and selected the median employee from this median group. We believe that our median employee’s compensation reasonably reflects the actual annual compensation of our employees generally in terms of realized pay and benefits.

62	PROXY STATEMENT 2022 ⬛

Executive Compensation

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, with respect to outstanding equity awards and shares available for future issuance under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price of Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#) (c)

Equity Compensation Plans Approved by Stockholders:					16,816,680	[4]

Stock Options	—	[2]	—	[3]	—

Restricted Stock Units	8,478,851	[2]	—	[3]	—

Equity Compensation Plans Not Approved by Stockholders:[1]	—		—		10,076,050	[7]

Stock Options	269,980	[5]	$53.01	[6]	—

Restricted Stock Units	2,303,994	[5]	—	[6]	—

Total	11,052,825		$53.01		26,892,730	[8]

1

The Metro Communications, Inc. 2010 Equity Incentive Plan, the Amended and Restated Metro Communications, Inc. 2004 Equity Incentive Compensation Plan, the Layer3 TV, Inc. 2013 Stock Plan, the Sprint Corporation 2007 Omnibus Incentive Plan and the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan were assumed by the Company in connection with prior mergers or other acquisitions and have not been approved by T-Mobile’s stockholders. With the exception of the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan, no further awards may be granted under any of these plans.

2

Represents the number of underlying shares of common stock associated with outstanding options or RSUs and PRSUs, as applicable, granted under our 2013 Omnibus Incentive Plan (with PRSUs calculated assuming target performance).

3

Represents the weighted-average exercise price of options outstanding under our 2013 Omnibus Incentive Plan. RSUs and PRSUs do not have an exercise price and are not included in the weighted average exercise price. The weighted average exercise price is also determined without considering outstanding rights under our Employee Stock Purchase Plan, or ESPP.

4

Represents the number of shares available for future issuance under stockholder approved equity compensation plans as of December 31, 2021, which is comprised of 9,752,364 shares under our 2013 Omnibus Incentive Plan and 7,064,316 shares subject to outstanding rights under our ESPP (of which 1,276,725 were purchased on March 31, 2022 for the offering period that included December 31, 2021).

5

Represents the number of underlying shares of common stock associated with outstanding options, RSUs and PRSUs, as applicable, granted under the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (with PRSUs calculated assuming target performance). In addition, 425,864 shares of common stock may be issued upon the exercise of outstanding options, RSUs and PRSUs (calculated assuming target performance) under our other non-stockholder approved equity compensation plans as follows: (i) Metro Communications, Inc. 2010 Equity Incentive Plan, 31,174 shares; (ii) Layer3 TV, Inc. 2013 Stock Plan, 9,025 shares; and (iii) Sprint Corporation 2007 Omnibus Incentive Plan, 385,665 shares.

6

Represents the weighted-average exercise price of options outstanding under the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan. RSUs and PRSUs do not have an exercise price and are not included in the weighted average exercise price. The weighted average exercise price of options (excluding, for clarity, RSUs and PRSUs) granted under our other non-stockholder approved equity compensation plans (the Metro Communications, Inc. 2010 Equity Incentive Plan, the Amended and Restated Metro Communications, Inc. 2004 Equity Incentive Compensation Plan, the Layer3 TV, Inc. 2013 Stock Plan, and the Sprint Corporation 2007 Omnibus Incentive Plan) is $53.01.

7	Represents the number of shares available for future issuance under the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan as of December 31, 2021.
8

Represents the total number of shares available for future issuance under our equity compensation plans as of December 31, 2021, which is comprised of 9,752,364 shares under our 2013 Omnibus Incentive Plan, 10,076,050 shares under the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan, and 7,064,316 shares subject to outstanding rights under the ESPP (of which 1,276,725 were purchased on March 31, 2022 for the offering period that included December 31, 2021).

The ESPP allows eligible employees to purchase shares at 85% of the lower of the fair market value on the first or last trading day of the six-month offering period. Pursuant to the terms of our ESPP, the number of shares available for issuance under the ESPP will automatically increase each year on the first day of our fiscal year in an amount equal to the lesser of (i) 5,000,000 shares and (ii) such smaller number as determined by the Compensation Committee, if any. Since the adoption of the ESPP in 2014, the Compensation Committee has determined that no additional shares were necessary to be added to the ESPP (and, accordingly, these automatic increases have not occurred in past years); however, on each of January 1, 2020 and January 1, 2021, the shares reserved for issuance pursuant to the ESPP were automatically increased by 5,000,000.

SPRINT CORPORATION AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

In connection with the closing of the Sprint Combination, T-Mobile assumed the 2015 Plan and may grant awards covering T-Mobile common stock under the 2015 Plan. The material terms of the 2015 Plan are described below:

Administration. The 2015 Plan is administered by the Compensation Committee, which has the authority to interpret, construe and make determinations regarding any provision of the 2015 Plan and any award granted thereunder. In addition, certain administrative duties may be delegated to the Company’s officers, directors or advisors, subject to limitations contained in the 2015 Plan.

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Executive Compensation

Share Reserve. As of December 31, 2021, the maximum number of shares of our common stock which may be granted under the 2015 Plan was 10,076,050. If any award granted under the 2015 Plan expires, is forfeited or otherwise terminates without being fully exercised, or is settled in cash, such shares will again be available for grant under the 2015 Plan. Shares of common stock tendered or withheld for the payment of the exercise price of an award, or to satisfy any applicable withholding taxes upon exercise, vesting or payment of an award, will not again be available for issuance under the 2015 Plan.

Eligibility. Employees, directors, consultants and other service providers who were engaged by Sprint and its subsidiaries prior to the closing of the Sprint Combination or were hired by us following the closing of the Sprint Combination are eligible to receive awards under the 2015 Plan.

Awards. We may grant awards of stock options (including incentive stock options (as defined in Code Section 422) (“ISOs”) and non-qualified stock options), appreciation rights, RSUs, restricted stock, performance shares, performance units, and other stock-based or cash-based awards under the 2015 Plan. Subject to adjustment as described in the 2015 Plan, no individual may be granted stock options (or other awards with rights which are substantially similar to stock options) for more than 5,000,000 shares of common stock in any fiscal year.

•

Stock Options and Appreciation Rights. Stock options are rights to purchase shares of common stock upon the exercise thereof at a fixed exercise price that is set on the grant date. Appreciation rights generally entitle their holder, upon exercise, to receive an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and exercise date. Stock options granted under the 2015 Plan may be ISOs or non-qualified stock options. In no event may a stock option have a term extending beyond the tenth anniversary of the date of grant (or the fifth anniversary of the date of grant for ISOs granted to certain significant stockholders). The exercise price of any stock option or appreciation right granted under the 2015 Plan may not be less than 100% of the fair market value of the shares of common stock underlying the option on the applicable date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

•

RSUs. An RSU represents the right to receive one share of common stock (or its fair market value in cash) at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement.

•

Other Awards. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Performance shares and performance units are awards that become payable, in cash or shares, upon the satisfaction of specified performance objectives set forth in the applicable award agreement. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock.

Terms and Conditions of Awards. Each award is evidenced by an award agreement specifying the applicable terms and conditions (including vesting conditions and any terms and conditions related to forfeiture and termination of service) of such award, which are determined by the Compensation Committee at the time of grant. Except as set forth in an award agreement, unvested awards are forfeited without payment upon a participant’s termination of service.

Adjustments; Change in Control. In the event of certain changes in our capital structure, including any stock dividend, stock split, combination of shares, recapitalization or other change in the Company’s capital structure, or any merger, consolidation, spin-off, split-off, spin-out, reorganization, or other corporate transaction or event having a similar effect, the Board may adjust outstanding awards under the 2015 Plan and the share limit under the 2015 Plan to prevent dilution or enlargement of the rights under the 2015 Plan. Unless otherwise provided by the Compensation Committee, if there is a “change in control” of the Company (as defined in the 2015 Plan) and the resulting entity does not assume, convert or replace awards outstanding under the 2015 Plan, such awards will become fully vested and all restrictions thereon will lapse, with any performance objectives deemed satisfied at target level. If the resulting entity assumes, converts or replaces such outstanding awards, any applicable performance objectives will be deemed attained at target level and such awards will become fully vested upon the participant’s involuntary termination of service without cause or resignation with good reason, in either case, within 18 months following the change in control (or within six months prior to the change in control in certain circumstances). Notwithstanding the foregoing, in the event of a change in control, the Board may cancel and cash-out outstanding options upon a change in control.

280G Cutback. The 2015 Plan contains a Code Section 280G “cutback” provision pursuant to which any “parachute payments” (including accelerated vesting of awards under the 2015 Plan) that become payable to a participant will be reduced so that such payments are not subject to the excise tax under code Section 4999 (except as otherwise provided in an agreement between the participant and the Company).

Transferability; Clawback; Recoupment. Generally, awards granted under the 2015 Plan are not transferable except by will or the laws of descent and distribution, or as otherwise permitted by the Board or the Compensation Committee. All awards granted under the 2015 Plan are subject to deduction, forfeiture, recoupment or similar requirement in accordance with any clawback policy that may be implemented by the Company from time to time or any other agreement or arrangement with a grantee. In addition, to the extent set forth in an award agreement, a participant may be required to forfeit, return or repay to the Company (as applicable) his or her awards or shares acquired pursuant to awards (or the fair market value thereof, if such shares are disposed of) if the Board or the

64	PROXY STATEMENT 2022 ⬛

Executive Compensation

Compensation Committee determines that the participant has engaged in any detrimental activity (as defined in the 2015 Plan) during his or her service with the Company or a subsidiary thereof or within a specified period thereafter.

Amendment and Termination. The 2015 Plan will automatically terminate on the tenth anniversary of the date the 2015 Plan became effective, unless earlier terminated. Our Board may amend, suspend or terminate the 2015 Plan at any time; however, except in connection with certain changes in capital structure, stockholder approval is required for any amendment that would (i) materially increase the benefits accruing to participants under the 2015 Plan, (ii) materially increase the number of shares of common stock which may be issued thereunder, (iii) materially modify the requirements for participation in the 2015 Plan, or (iv) amend any outstanding options to reduce the exercise price thereof, cancel any options in exchange for cash or another award with a lower exercise price, or otherwise “reprice” options, and any amendment that otherwise requires stockholder approval under applicable law or the rules of the applicable stock exchange. In addition, except in connection with certain changes in capital structure, no amendment may materially impair the rights of any participant without his or her consent.

⬛ PROXY STATEMENT 2022	65

The following table sets forth information, as of March 31, 2022, regarding the beneficial ownership of our common stock by:

◾	each of our directors and director nominees;

◾	each of the Named Executive Officers;

◾	all of our directors and executive officers as a group; and

◾	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her. The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options or other convertible securities held by such person that are exercisable or vest within 60 days after March 31, 2022.

	Common Stock Beneficially Owned
	Number		Percentage

Directors, Nominees and Named Executive Officers[1]

Marcelo Claure	7,034,791	[2]	*

Srikant M. Datar[3]	38,163		*

Peter A. Ewens	66,877		*

Timotheus Höttges	—		*

Bavan M. Holloway	—		*

Christian P. Illek	—		*

Raphael Kübler	—		*

Thorsten Langheim	—		*

Dominique Leroy	—		*

Letitia A. Long	—		*

David A. Miller[4]	129,948		*

Mark W. Nelson	_		*

Peter Osvaldik	50,232		*

Neville R. Ray[5]	348,239		*

G. Michael Sievert	555,208		*

Teresa A. Taylor	30,618		*

Omar Tazi	—		*

Kelvin R. Westbrook	22,588		*

Michael Wilkens	—		*

All directors and executive officers as a group (22 persons)	8,552,011		*

Beneficial Owners of More Than 5%:

Deutsche Telekom AG6 Friedrich-Ebert-Alle 140 53113 Bonn, Germany	649,882,564		51.9%

SoftBank Group Corp.[7] 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo, 105-7303 Japan	60,924,954		4.9%

66	PROXY STATEMENT 2022 ⬛

Security Ownership of Principal Stockholders and Management

*	Represents less than 1%
1	Unless otherwise indicated, the address of each person is c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, Washington 98006.
2

Includes 5,000,000 shares of common stock held indirectly by Claure Mobile, which are subject to a voting proxy (the “Claure Proxy”) pursuant to the Claure Proxy Agreement, pursuant to which Claure Mobile has agreed to vote such shares in the manner directed by Deutsche Telekom. As a result, Mr. Claure and Claure Mobile do not have voting power with respect to such 5,000,000 shares of common stock. The remaining 2,034,791 shares of common stock held by Mr. Claure are pledged to secure a line of credit with an unrelated third-party bank, which pre-dated the Sprint Combination. Mr. Claure has committed to unwind the pledge by December 31, 2024.

3

Includes 8,200 shares of common stock held by Datar Investment LLC, 13,724 shares held by Safari LLC, and 13,843 shares held by Legacycap LLC. Mr. Datar is a co-manager of Datar Investment LLC, Safari LLC, and Legacycap LLC and has shared voting and investment power over the securities held by these entities.

4

Beneficial ownership information for Mr. Miller is as of October 12, 2021, the most recent date for which information is available. Mr. Miller ceased to be an executive officer of the Company as of October 11, 2021.

5	Includes 6,250 shares of common stock from vested RSUs that have been deferred.
6

According to the Schedule 13D/A filed by Deutsche Telekom on September 28, 2021, reflecting 538,957,610 shares of common stock held of record by Deutsche Telekom Holding B.V., which is a direct wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a direct wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which is a direct wholly owned subsidiary of Deutsche Telekom, over which shares each of the foregoing entities claims sole voting and dispositive power. Also includes (i) 60,924,954 shares of common stock held by Delaware Project 6 L.L.C. (“Project 6 LLC”), a wholly owned subsidiary of SoftBank, which are subject to a voting proxy (the “SoftBank Proxy”) pursuant to the SoftBank Proxy Agreement, pursuant to which SoftBank has agreed to vote such shares in the manner directed by Deutsche Telekom (with respect to 101,491,623 of which shares Deutsche Telekom has call options that can be exercised at any time prior to June 22, 2024) and (ii) 5,000,000 shares of common stock held by Claure Mobile, which are subject to the Claure Proxy, pursuant to which Claure Mobile has agreed to vote such shares in the manner directed by Deutsche Telekom.

7

According to the Schedule 13D/A filed by SoftBank on March 29, 2022, reflecting sole dispositive power with respect to 60,924,954 shares of common stock. The shares are held directly by Project 6 LLC, a wholly owned subsidiary of SoftBank. SoftBank has entered into the SoftBank Proxy pursuant to which SoftBank has agreed to vote any shares beneficially owned by SoftBank in the manner directed by Deutsche Telekom. As a result, SoftBank does not have voting power with respect to any such shares of common stock. By virtue of the SoftBank Proxy Agreement, SoftBank and Deutsche Telekom may be deemed to constitute a “group” under Section 13(d)(3) of the Exchange Act. SoftBank disclaims beneficial ownership of any shares of common stock held by Deutsche Telekom.

⬛ PROXY STATEMENT 2022	67

Related Person Transactions

We are a participant in a number of related person transactions (as defined in the Related Person Transaction Policy described below) with our significant stockholders, Deutsche Telekom and SoftBank, and their respective affiliates. These transactions include important financing arrangements and commercial arrangements pursuant to which we obtain or provide various services and/or license intellectual property or technology. As noted below, certain transactions with Deutsche Telekom that occurred before the Metro Combination and certain transactions with SoftBank that occurred before the Sprint Combination were not required to be approved in accordance with our Related Person Transaction Policy as Deutsche Telekom or SoftBank, as applicable, did not qualify as a related person at the time such transactions were entered into. Otherwise, each of the related person transactions with Deutsche Telekom or SoftBank or their respective affiliates was reviewed and approved by the Audit Committee in accordance with our then-current Related Person Transaction Policy. The Audit Committee considered, among other things, whether the terms of each transaction were comparable to those generally available in arm’s-length transactions with unaffiliated third parties and whether the related person transaction is consistent with the best interests of the Company. All factors that are considered by the Audit Committee are described below.

Related Person Transaction Policy

Under the Company’s written Related Person Transaction Policy, any proposed or existing transaction, arrangement or relationship involving a director, director nominee, executive officer, or a member of the immediate family of any of the foregoing, or a greater than 5% owner of our stock (a “related person”), must be reviewed by our General Counsel to determine whether such transaction is a related person transaction. A “related person transaction” is any transaction, arrangement or relationship or any series of transactions, arrangements or relationships in which:

◾	the Company, or any of its subsidiaries, is, was or will be a participant;

◾	the aggregate amount involved exceeds, or may be expected to exceed, $120,000; and

◾	any related person has, had or will have a direct or indirect material interest.

A transaction, arrangement or relationship that is determined to be a related person transaction must be submitted to our Audit Committee for review, approval or ratification based on certain factors, including the following:

◾	the nature of the related person transaction and the terms of the related person transaction;

◾	the extent of the related person’s interest in the transaction;

◾	the business reasons for the Company to enter into the related person transaction;

◾	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties;

◾	whether the terms are comparable to those generally available in arm’s-length transactions with unaffiliated third parties;

◾	whether the related person transaction is consistent with the best interests of the Company; and

◾

in the case of any related person transaction involving an outside director of the Company, the potential impact of such related person transaction on such outside director’s independence and the Company’s continued compliance with the requirements under the Exchange Act, NASDAQ rules, or other applicable rules, laws and regulations.

Transactions with Deutsche Telekom and SoftBank

Certain of the related person transactions with Deutsche Telekom or its affiliates described below were not required to be approved in accordance with our current Related Person Transaction Policy because they were entered into prior to or in connection with the consummation of the Metro Combination, at which time Deutsche Telekom became a “related person” and our current Related Person Transaction Policy became effective to such persons.

Similarly, certain of the related person transactions with SoftBank or its affiliates described below were not required to be approved in accordance with our current Related Person Transaction Policy because they were entered into prior to the consummation of the Sprint Combination.

68	PROXY STATEMENT 2022 ⬛

Transactions with Related Persons and Approval

STOCKHOLDERS’ AGREEMENT

Pursuant to the Second Amended and Restated Stockholders’ Agreement we entered into with Deutsche Telekom and SoftBank on June 22, 2020 (the “Stockholders’ Agreement”), we granted certain governance and other rights to Deutsche Telekom and SoftBank, and each of Deutsche Telekom and SoftBank agreed to certain restrictions. In September 2021, the Stockholders’ Agreement generally terminated with respect to SoftBank (except with respect to certain surviving provisions, including with respect to indemnification and contribution) when SoftBank ceased to hold at least 5% of the voting percentage of the outstanding stock of the Company. The Stockholders’ Agreement will also terminate with respect to Deutsche Telekom at any time Deutsche Telekom no longer holds at least 5% of the voting percentage of the outstanding stock of the Company.

The rights and restrictions applicable to Deutsche Telekom under the Stockholders’ Agreement are further outlined below:

◾

Under the Stockholders’ Agreement, at all times when the sum of the collective voting percentage of Deutsche Telekom, SoftBank and Marcelo Claure is 50% or more, Deutsche Telekom can designate up to ten nominees for election to our Board.

◾

So long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, without Deutsche Telekom’s consent we are not permitted to take certain actions, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of the Company’s or its subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our Board, the issuances of equity securities in excess of 10% of our outstanding shares or for the purpose of redeeming or purchasing debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our Chief Executive Officer.

◾

We must notify Deutsche Telekom any time it is reasonably likely that we will default on any indebtedness with a principal amount greater than $75 million, and Deutsche Telekom will have the right, but not the obligation, to provide us with new debt financing up to the amount of the indebtedness that is the subject of the potential default plus any applicable prepayment or other penalties, on the same terms and conditions as such indebtedness (together with any waiver of the potential default).

◾

As long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock, we must provide Deutsche Telekom with certain information and consultation rights, subject to certain confidentiality restrictions.

◾

Deutsche Telekom may not support, enter into or vote in favor of any transaction in excess of $120,000 in the aggregate between or involving both us and Deutsche Telekom or any of its affiliates, or any amendment or modification to, extension or waiver of, or statement of work under, any such transaction, without the approval of our Audit Committee.

◾

In the event that Deutsche Telekom’s voting percentage would be reduced to less than 30% as a direct result of a dilutive issuance, Deutsche Telekom will have the right to acquire newly issued voting securities issued from us up to an amount that would cause Deutsche Telekom’s voting percentage to equal its voting percentage prior to the dilutive issuance.

◾

Deutsche Telekom and its affiliates are generally prohibited from acquiring our common stock if such acquisition would cause their collective beneficial ownership to exceed a certain percentage of the outstanding shares of our common stock unless they make an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by the majority of the directors, which majority includes a majority of non-affiliated directors or (ii) accepted or approved by holders of a majority of our common stock held by stockholders other than Deutsche Telekom and its affiliates.

◾

Deutsche Telekom is prohibited from transferring any shares of the Company’s common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of the Company’s common stock unless (i) such transfer is approved by the majority of the directors or (ii) such transferee offers to acquire all of the then-outstanding shares of the Company’s common stock at the same price and on the same terms and conditions as the proposed transfer.

◾	We have granted Deutsche Telekom certain demand and piggyback registration rights for shares of our common stock and debt securities beneficially owned by Deutsche Telekom.

◾

Deutsche Telekom’s ability to compete with the Company in the United States, Puerto Rico and the territories and protectorates of the United States is subject to certain restrictions during the period beginning on the date of the closing of the Sprint Combination and ending on the date that is six months after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of the Company’s common stock. In addition, in the case of Deutsche Telekom, for the period that commenced at the closing of the Sprint Combination and expires on the first anniversary of the termination of the trademark license in accordance with its terms, Deutsche Telekom may not manufacture, market or distribute any products

⬛ PROXY STATEMENT 2022	69

Transactions with Related Persons and Approval

or services under, or use in any way, the trademark “T-Mobile” in connection with certain specified activities, other than by the Company and its affiliates in accordance with the terms of the trademark license. The trademark license is more fully described below.

SOFTBANK INDEMNIFICATION

Pursuant to Amendment No 2. to the Business Combination Agreement related to the Sprint Combination (the “Sprint Business Combination Agreement”), by and among T-Mobile, Sprint, Deutsche Telekom, SoftBank and the other parties thereto, SoftBank agreed to indemnify the Company against certain specified matters and losses. In November 2020, we entered into a consent decree with the Federal Communications Commission to resolve certain matters relating to Sprint’s Lifeline program, which resulted in a payment of $200 million by SoftBank. We expect that any additional liabilities related to these indemnified matters would be indemnified and reimbursed by SoftBank.

Pursuant to the Master Framework Agreement (the “Master Framework Agreement”), by and among the Company, SoftBank, SoftBank Group Capital Ltd., a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank, Delaware Project 4 L.L.C., a Delaware limited liability company and a wholly owned subsidiary of SoftBank, Project 6 LLC, Claure Mobile, Deutsche Telekom, and T-Mobile Agent LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, SoftBank agreed to indemnify the Company, its subsidiaries and its controlling persons for certain claims arising out of the Company’s participation in synthetic secondary transactions effected through T-Mobile in 2020, in which SoftBank sold 198,314,426 shares of T-Mobile’s common stock (the “SoftBank Monetization”), and in connection with certain tax matters. During 2021, SoftBank paid to the Company or its vendors an aggregate of approximately $1,146,010 pursuant to the Master Framework Agreement.

DEUTSCHE TELEKOM TRADEMARK LICENSE AGREEMENT

In connection with the Metro Combination, we and Deutsche Telekom entered into a trademark license, pursuant to which we received (i) a limited, exclusive, non-revocable and royalty-bearing license to certain T-Mobile trademarks (including internet domains) for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, (ii) a limited, non-exclusive, non-revocable and royalty-bearing license to use certain other trademarks for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, and (iii) free of charge, the right to use the trademark “T-Mobile” as a name for the Company.

In 2021, we paid Deutsche Telekom royalties totaling approximately $80.0 million under the terms of the trademark license. On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate to the royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process.

The Sprint Business Combination Agreement included a proposed “Amendment No. 1 to the License Agreement” by which the parties agreed to a new royalty rate for the ten-year period commencing January 1, 2019, which retroactively took effect upon the successful conclusion of the Sprint Combination on April 1, 2020. Under Amendment No. 1 to the License Agreement, we are obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% (the “royalty rate”) of the net revenue (as defined in the trademark license) generated by products and services sold by the Company under the licensed trademarks subject to a cap of $80 million per calendar year through December 31, 2028. The trademark license contains certain quality control requirements, branding guidelines and approval processes that the Company is obligated to maintain.

Deutsche Telekom is obligated to indemnify us against trademark infringement claims with respect to certain licensed T-Mobile marks and has the right (but not the obligation) to indemnify us against trademark infringement claims with respect to certain other licensed trademarks. If Deutsche Telekom chooses not to defend us against trademark infringement claims with respect to certain other licensed trademarks, we have the right to defend ourselves against such claims. We are obligated to indemnify Deutsche Telekom against third-party claims due to the Company’s advertising or anti-competitive use by the Company of the licensed trademarks. Except for indemnification obligations and intentional misconduct, the liability of the Company and Deutsche Telekom is limited to €1 million per calendar year.

We and Deutsche Telekom are obligated to negotiate a new trademark license when (i) Deutsche Telekom has 50% or less of the voting power of the outstanding shares of capital stock of the Company or (ii) any third-party owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the Company, or otherwise has the power to direct or cause the direction of the management and policies of the Company. If we and Deutsche Telekom fail to agree on a new trademark license, either we or Deutsche Telekom may terminate the trademark license and such termination shall be effective, in the case of clause (i) above, on the third anniversary after notice of termination and, in the case of clause (ii) above, on the second anniversary after notice of termination. We have the right to continue to sell products under the licensed trademarks for a period of 12 months after termination or expiration of the trademark license. Additionally, we have the right to continue to use advertising materials bearing the licensed trademarks for a period of up to six months after termination or expiration of the trademark license.

70	PROXY STATEMENT 2022 ⬛

Transactions with Related Persons and Approval

DEUTSCHE TELEKOM FINANCING ARRANGEMENTS

During 2021, Deutsche Telekom held the T-Mobile USA senior notes described in the table below, which were issued in 2017 and 2018. The outstanding notes are T-Mobile USA’s unsecured obligations and are guaranteed on a senior unsecured basis by the Company and by all of T-Mobile USA’s wholly owned domestic restricted subsidiaries (other than certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries), all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness and any future subsidiary of the Company that directly or indirectly owns any of T-Mobile USA’s equity interests. T-Mobile USA may, at its option, redeem some or all of these notes at any time on or after the dates set forth in the table below under “Earliest optional redemption” at the redemption price set forth in the governing indenture, or prior to such dates at a specified “make-whole” redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

Series	Largest principal amount outstanding during 2021	Principal amount as of March 31, 2022		Interest payment dates	Maturity	Earliest optional redemption	Principal paid in 2021	Interest paid in 2021	Other amounts paid (or received) in 2021

5.375% Senior Notes due 2027-1 (amended to mature 2022)[1]	$1,250,000,000	$1,250,000,000	[1]	April 15 and October 15	April 15, 2022	April 15, 2022	—	$67,187,500	$0

4.000% Senior Notes due 2022-1[2]	$1,000,000,000	—		April 15 and October 15	April 15, 2022	March 16, 2022	—	$40,000,000	$0

4.500% Senior Notes due 2026-1[3]	$1,000,000,000	—		February 1 and August 1	February 1, 2026	February 1, 2021	$1,000,000,000	$25,250,000	$22,500,000

4.750% Senior Notes due 2028-1	$1,500,000,000	$1,500,000,000		February 1 and August 1	February 1, 2028	February 1, 2023	—	$71,250,000	$0

1

Effective immediately prior to the consummation of the Sprint Combination on April 1, 2020, the maturity date applicable to the 5.375% Senior Notes due 2027-1 was amended from April 15, 2027 to April 15, 2022. On April 15, 2022, T-Mobile USA paid in full the 5.375% Senior Notes due 2027-1 upon the amended maturity.

2	On March 16, 2022, T-Mobile USA redeemed in full the 4.000% Senior Notes due 2022-1.
3	On August 23, 2021, T-Mobile USA redeemed in full the 4.500% Senior Notes due 2026-1. “Other amounts” in the table above consist of redemption premium paid.

Each series of T-Mobile USA senior notes held by Deutsche Telekom was issued pursuant to an indenture (the “Indenture”), dated as of April 28, 2013, among T-Mobile USA, the Company, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee. The Indenture, as amended and supplemented with respect to the notes, contains covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens or other encumbrances, enter into transactions with affiliates, enter into agreements that restrict dividends or distributions from subsidiaries, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Indenture, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions, including certain customary baskets, exceptions and incurrence-based ratio tests.

T-Mobile USA’s 4.000% Senior Notes due 2022-1, 4.500% Senior Notes due 2026-1, 5.375% Senior Notes due 2027-1 (amended to mature in 2022) and 4.750% Senior Notes due 2028-1 held by Deutsche Telekom (collectively, the “Specified DT Notes”) have (or, in the case of notes that have been repurchased, redeemed or matured, had) substantially the same terms and conditions as T-Mobile USA’s 4.000% Senior Notes due 2022, 4.500% Senior Notes due 2026, 5.375% Senior Notes due 2027 and 4.750% Senior Notes due 2028 issued in public offerings (collectively, the “Specified Public Notes”), as applicable, other than issue date, registration rights, CUSIP, and, with respect to T-Mobile USA’s 5.375% Senior Notes due 2027-1, maturity. If T-Mobile USA exercises its rights in respect of Specified Public Notes, T-Mobile USA has agreed to exercise the same rights under the corresponding Specified DT Notes on an equal and ratable basis.

OTHER RELATED PERSON TRANSACTIONS

The related person transactions described below consist of ongoing arrangements under which the execution of transactions or the provision of services, and the payments related thereto, may vary from period to period or may only occur from time to time, depending on the circumstances of the parties involved and the terms of the applicable arrangements.

Management Agreement Between T-Systems and T-Mobile USA

The Management Agreement covers certain international multinational corporation (“MNC”) services that T-Systems International GmbH (“T-Systems”), a wholly owned subsidiary of Deutsche Telekom, provides to T-Mobile USA in the MNC segment. These services include sales, business development and account management services, marketing and bid management services, business strategy and information technology services, and business solicitation services aimed toward multinational enterprises. The Management Agreement may be terminated by either party on 12 months’ notice. During 2021, T-Mobile USA incurred approximately $0.4 million in expenses for T-Systems’ services under the Management Agreement.

⬛ PROXY STATEMENT 2022	71

Transactions with Related Persons and Approval

Discount Agreements on Inter-Operator Tariffs

T-Mobile USA has entered into Discount Agreements on Inter-Operator Tariffs with certain Deutsche Telekom affiliates. The Discount Agreements establish a reciprocal discount scheme for roaming charges based on inter-operator tariffs to be paid by the Home Public Mobile Network operator to the Visited Public Mobile Network operator according to their respective international roaming agreements. The Discount Agreements had an initial term ending on December 31, 2016 with yearly or bi-annual renewal terms thereafter. During 2021, T-Mobile USA received approximately $1.9 million in net revenue and incurred approximately $2.1 million in net expenses for Deutsche Telekom’s and its affiliates’ services under the Discount Agreements.

Agreement on Commercial Roaming Broker Services Between Deutsche Telekom and T-Mobile USA

Under this agreement, Deutsche Telekom negotiates, for the benefit of certain of its wireless affiliates, including T-Mobile USA (“NatCos”), the terms of group roaming discount agreements with third-party network/service operators, or roaming partners. This agreement has an indefinite term, but by September 30 of each year, T-Mobile USA has the right to elect to participate or decline to participate under the broker arrangement for the following calendar year, and the parties negotiate the scope of roaming partners with which Deutsche Telekom is entitled to negotiate for T-Mobile USA’s benefit. If T-Mobile USA agrees to be a participating NatCo in a given calendar year, T-Mobile USA will receive and/or provide roaming services according to the terms of the group roaming discount agreements during such calendar year, and at the end of a specified settlement period, Deutsche Telekom will receive from, or make payments to, the roaming partners for T-Mobile USA and the other participating NatCos, pursuant to the payment terms of the roaming agreements. Intercompany payments are made between Deutsche Telekom and T-Mobile USA to settle any amounts due to, or owed by, T-Mobile for roaming services under the roaming agreements.

Deutsche Telekom may realize volume discounts for roaming services based on the NatCos’ participation in the group roaming discount agreements. Deutsche Telekom also allocates its commercial roaming costs, which consist of certain strategic and financial planning costs associated with roaming transactions, to the NatCos, including T-Mobile USA. During 2021, T-Mobile USA experienced an approximately $9.8 million increase in roaming revenues and experienced an approximately $1.8 million decrease in roaming expenses for roaming usage provided to, or delivered by, third-party operators under this agreement.

Telecom Master Services Agreement

Pursuant to the Master Services Agreement, Deutsche Telekom North America, a wholly owned subsidiary of Deutsche Telekom, provides international long-distance and IP transit (internet connectivity) services to T-Mobile USA. The Master Services Agreement will remain in effect for so long as there remain statements of work pending. During 2021, T-Mobile USA incurred approximately $37.4 million in expenses for Deutsche Telekom North America’s services and received revenues of approximately $1.4 million for T-Mobile’s services provided under the Master Services Agreement.

Insurance Brokerage Services Provided by DeTeAssekuranz-Deutsche Telekom Assekuranz-Vermittlungsgesellschaft mbH (DeTeAssekuranz)

DeTeAssekuranz, a wholly owned subsidiary of Deutsche Telekom, provides certain insurance brokerage services for T-Mobile USA. During 2021, T-Mobile USA incurred approximately $10.6 million in expenses for DeTeAssekuranz’s services under this arrangement.

Services Agreement

In February 2015, T-Mobile entered into a Services Agreement effective as of January 1, 2014 with Deutsche Telekom pertaining to the provision by T-Mobile of certain financial, tax and accounting-related services to Deutsche Telekom and the payment by Deutsche Telekom for such services. The services related to certain operating and financial data and other information that Deutsche Telekom may request from T-Mobile. The agreement was further amended with updates to the fees and services schedule, and an extension to the term following the closing of the Sprint Combination. Pursuant to the Services Agreement, as amended, T-Mobile received approximately $2.5 million in revenues for such services in 2021.

Reimbursement Letter Agreement

T-Mobile has entered into a Reimbursement Letter Agreement with Deutsche Telekom pursuant to which Deutsche Telekom has agreed to reimburse various costs incurred by T-Mobile in connection with the IFRS off-balance sheet treatment of T-Mobile’s service receivable sale arrangement (the “Airtime facility”) and its EIP receivable sale arrangement (the “EIP facility,” and together with the Airtime facility, the “Existing Receivable Sale Arrangements”). The Reimbursement Letter Agreement provides that T-Mobile and Deutsche Telekom will further discuss whether the IFRS off-balance sheet treatment will be necessary in any future receivable sale arrangements (including for any extension of the Existing Receivable Sale Arrangements). T-Mobile received or expects to receive approximately $0.6 million from Deutsche Telekom for its expenses incurred during 2021 in connection with the IFRS off-balance sheet treatment of the Existing Receivable Sale Arrangements.

72	PROXY STATEMENT 2022 ⬛

Transactions with Related Persons and Approval

Connected Solutions Agreement

In November 2016, T-Mobile entered into a Connected Car Agreement effective as of November 18, 2016 with Mojio, Inc. (“Mojio”), a company in which an affiliate of Deutsche Telekom at the time owned an approximately 14% equity interest. In December 2018, the Connected Car Agreement was further amended and restated in the form of a Master Agreement for Connected Solutions, effective December 20, 2018. The amended and restated agreement enables Mojio to provide cloud platform and software support to the Company for multiple connected device product lines, including the connected car service. During 2021, the Company incurred approximately $4.7 million in expenses under the arrangement.

Sprint International Wireline Agreements and Purchase Orders

Prior to the closing of the Sprint Combination, Sprint international entities entered into various wireline agreements and purchase orders with affiliates of Deutsche Telekom, including the Company, that provide for transport, co-location and peering arrangements to provide Sprint international wireline customers local access outside of the United States. These agreements continued following the closing of the Sprint Combination. In 2021, the Company received approximately $0.3 million in revenues and incurred approximately $1.9 million in expenses pursuant to these arrangements.

Brightstar Master Services Agreement and Related Statements of Work

On April 1, 2020 (the closing date of the Sprint Combination), T-Mobile and Brightstar US LLC (“Brightstar”), an affiliate of SoftBank, entered into a Master Services Agreement and certain statements of work (collectively, the “Brightstar Agreement”) under which Brightstar would provide T-Mobile with forward and reverse logistics services for handsets and other devices, support and services related to T-Mobile’s trade-in programs for used handsets and devices, and accessory sourcing and distribution services.

Brightstar historically provided substantially similar services to Sprint. T-Mobile has engaged Brightstar to perform these services for certain retail channels previously operated by Sprint during a transition period while the operations of T-Mobile and Sprint are being consolidated. The initial term of the Brightstar Agreement is for two years after the closing date of the Sprint Combination, through April 1, 2022. It was subsequently extended until June 30, 2022. The forward logistics Statement of Work and the accessories Statement of Work under the Brightstar Agreement were terminated in November 2020. During 2021, the Company incurred approximately $36.2 million in expenses and received approximately $30,000 in revenues under the arrangement.

International Roaming Agreement

Sprint, now a wholly owned subsidiary of T-Mobile, and an affiliate of SoftBank are parties to the Roaming Agreement Addendum—Inter Operator Tariff Agreement for M2M Traffic, pursuant to which each party allows the other party’s customers to roam on certain of its networks free of charge or to roam on certain networks at a discount rate. During 2021, the Company received approximately $5.4 million in revenues and incurred approximately $5.4 million in expenses in 2021.

Joint Capacity Provisioning Agreement

Prior to the closing of the Sprint Combination, Sprint and an affiliate of SoftBank entered into a Joint Provisioning Capacity Agreement to make available to each other network resources in the Asia Pacific region and the United States. The agreement continued following the closing of the Sprint Combination. In 2021, Sprint provided SoftBank with services with a market value equal to approximately $0.7 million. In such period, SoftBank provided Sprint with services with a market value equal to approximately $0.9 million.

Tax Sharing Agreement

Prior to the closing of the Sprint Combination, Sprint, an affiliate of SoftBank and Brightstar entered into a Tax Sharing Agreement effective as of the taxable year ending March 31, 2016. The Tax Sharing Agreement governs the rights, responsibilities, and obligations of Sprint, the affiliate of SoftBank and Brightstar with respect to tax liabilities and benefits, entitlements to refunds, preparation of tax returns, tax contests and other tax matters regarding state income taxes. The agreement continued following the closing of the Sprint Combination. As of December 31, 2021, the Company had a tax payable of approximately $8.3 million to SoftBank pursuant to the Tax Sharing Agreement.

Global Wholesale Wireline Master Services Agreement

Prior to the closing of the Sprint Combination, Sprint and an affiliate of SoftBank, and Brightstar entered into a Global Wholesale Wirelines Master Services Agreement, pursuant to which Sprint International Japan Corporation sells wireline wholesale services to SoftBank. The agreement continued following the closing of the Sprint Combination. In 2021, the Company received approximately $1.6 million in revenues and incurred approximately $0.3 million in expenses under this arrangement.

⬛ PROXY STATEMENT 2022	73

Transactions with Related Persons and Approval

Domestic Wholesale Wireline Master Services Agreement

Prior to the closing of the Sprint Combination, Sprint and an affiliate of SoftBank entered into a Domestic Wholesale Wirelines Master Services Agreement, pursuant to which Softbank purchases wireline wholesale services from Sprint for resale to its end users. In 2021, the Company received approximately $0.5 million in revenues under this arrangement.

Nexlink National Direct Agreement

Following the closing of the Sprint Combination, the Company entered into a National Direct Agreement with Nexlink, pursuant to which Nexlink was authorized to market and sell the Company’s wireless services and equipment and activate additional lines of services. In 2021, the Company incurred approximately $0.4 million in expenses under this agreement.

InMobi Master Services Agreement

Prior to the closing of the Sprint Combination, Sprint and InMobi Pte. Ltd. (“InMobi”), an affiliate of SoftBank, entered into a Master Services Agreement, pursuant to which InMobi licenses data and provides certain distribution, mobile advertising and data services. The agreement continued following the closing of the Sprint Combination. In 2021, the Company received approximately $6.1 million in revenues under this Master Services Agreement.

Master Services Agreement

An affiliate of Sprint and an affiliate of Deutsche Telekom entered into a Master Services Agreement, pursuant to which Sprint sells wholesale wireline services to the affiliate of DT for resale to its end user customers in the United States and other global locations. In 2021, the Company received approximately $0.6 million in revenues under this Master Services Agreement.

Wireless Services Agreements with SoftBank affiliates

Prior to the closing of the Sprint Combination, Sprint entered into agreements with SoftBank and several of its affiliates to provide wireless services. In 2021, the Company received approximately $1.3 million in revenues pursuant to these wireless services agreements.

Wireline Services Agreements with T-Systems

Prior to the closing of the Sprint Combination, Sprint entered into agreements with T-Systems, an affiliate of Deutsche Telekom, to provide wireless services. In 2021, the Company received approximately $1.0 million in revenues pursuant to these wireline services agreements.

Master Services Agreement with T-Systems

Prior to the closing of the Sprint Combination, Sprint entered into agreements with T-Systems, an affiliate of Deutsche Telekom, pursuant to which T-Systems provided submarine cable operations and maintenance services. In 2021, the Company incurred approximately $0.7 million in expenses pursuant to this arrangement.

Brightstar Puerto Rico Services Agreement

Prior to the closing of the Sprint Combination, T-Mobile entered into a Services Agreement with Brightstar Puerto Rico, Inc. (“Brightstar Puerto Rico”), an affiliate of SoftBank, pursuant to which Brightstar Puerto Rico served as the Company’s third-party logistics provider and operated part of the Company’s inventory distribution and logistics facilities in Puerto Rico. The agreement continued following the closing of the Sprint Combination. In 2021, the Company incurred approximately $5.8 million in expenses under this Services Agreement.

Aircraft Time Sharing Agreement

In February 2021, T-Mobile entered into an Aircraft Time Sharing Agreement with G. Michael Sievert, the Company’s Chief Executive Officer, pursuant to which any personal usage by Mr. Sievert will be fully reimbursed in accordance with government regulations. In 2021, Mr. Sievert fully reimbursed the Company for any personal usage of the Company’s corporate aircraft under this arrangement.

74	PROXY STATEMENT 2022 ⬛

WHY DID I RECEIVE THESE MATERIALS?

As a holder of common stock of T-Mobile US, Inc. at the close of business on April 18, 2022, the record date, you are entitled to vote at the Annual Meeting. We are providing you with these proxy materials in connection with the solicitation of proxies by our Board to be used at the Annual Meeting. These proxy materials were first made available to our stockholders on or about April 27, 2022. This Proxy Statement describes the proposals to be voted on at the Annual Meeting by the holders of record of our common stock on the record date and includes information required to be disclosed to our stockholders.

HOW DO PROXIES WORK?

You may vote by authorizing the persons selected by us as your proxy to vote your shares at the Annual Meeting according to your instructions on the matters discussed in this Proxy Statement, and according to their discretion on any other business that may properly come before the Annual Meeting. We have designated two of our executive officers as proxies for the Annual Meeting: G. Michael Sievert and Peter Osvaldik.

WHO IS ENTITLED TO VOTE?

If you are a holder of record of our common stock as of the record date (April 18, 2022), you may vote your shares on the matters to be voted on at the Annual Meeting. You will receive only one proxy card for all the shares of common stock you hold in certificate and book-entry form.

If, as of the record date, you hold shares of our common stock in “street name”—that is, through an account with a bank, broker or other institution—you may direct the registered holder how to vote your shares at the Annual Meeting by following the instructions that you will receive from the registered holder.

HOW DO I VOTE?

By Internet. Go to www.proxyvote.com, available 24 hours a day, seven days a week, and follow the on-screen instructions to submit your proxy. You will need to have your proxy card available and use the Company number and account number shown on your proxy card to cast your vote. This method of voting will be available until 11:59 p.m. Eastern Daylight Time, or EDT, on June 14, 2022, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

By Mail. You may submit your proxy by mail by returning your executed proxy card. You should sign your proxy card using exactly the same name as appears on the card, date your proxy card and indicate your voting preference on each proposal. You should mail your proxy card with plenty of time in advance to allow for delivery prior to the Annual Meeting. Proxy cards received after 8:00 a.m. Pacific Daylight Time on June 15, 2022 may not be considered unless the Annual Meeting is continued, adjourned or postponed and then only if such proxy cards are received before the date and time the continued, adjourned or postponed Annual Meeting is held.

By Phone. You also may submit your proxy by phone from the United States and Canada, using the toll-free number on the proxy card and the procedures and instructions described on the proxy card. Telephone voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. EDT on June 14, 2022, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

At the Annual Meeting. You may also vote electronically at the virtual Annual Meeting. See “What do I need in order to virtually attend the Annual Meeting?” below.

HOW ARE THE VOTES RECORDED? WHAT IS THE EFFECT IF I DO NOT VOTE?

◾

If you are a registered holder and we receive a valid proxy card from you by mail or receive your vote by phone or internet, your shares will be voted by the named proxy holders as indicated in your voting preference selection.

◾

If you return your signed and dated proxy card without indicating your voting preference on one or more of the proposals to be considered at the Annual Meeting, or if you otherwise do not indicate your voting preference via phone or internet on one or more of the proposals to be considered at the Annual Meeting, your shares will be voted on the proposals for which you did not indicate your voting preference in accordance with the recommendations of the Board.

⬛ PROXY STATEMENT 2022	75

Questions and Answers About the Annual Meeting and Voting

◾

If you hold your shares in street name and want your shares to be voted, you must instruct your broker, bank or other institution how to vote such shares. Absent your specific instructions, NASDAQ rules do not permit brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors proposal (resulting in a “broker non-vote”), but your shares can be voted without your instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm because this is considered a routine matter.

◾

If you indicate that you wish to withhold authority or abstain from voting on a proposal, your shares will not be voted and will have no direct effect on the outcome of that proposal. Your shares, however, will count toward the quorum necessary to hold the Annual Meeting.

Proposal	Recommended Vote	Vote Required		Withhold Votes/ Abstentions	Broker Non-Votes

1. Election of Directors	FOR	Plurality		No Effect	No Effect

2. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022	FOR	Majority	*	No Effect	**

*

Under our bylaws, the ratification of the appointment of our independent registered public accounting firm is decided by the vote of a majority of the votes cast in person (virtually) or by proxy at the Annual Meeting by the holders of our shares of common stock entitled to vote thereon. Under this voting standard, this proposal will be approved if a majority of the votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Neither abstentions nor broker non-votes will count as votes cast “FOR” or “AGAINST” the proposal. Therefore, abstentions and broker non-votes, if any, will have no direct effect on the outcome of the proposal.

**	Broker non-votes are not expected for this proposal.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Yes. If you are a holder of record of our common stock, you may revoke your proxy at any time prior to the voting deadlines referred to in “How do I vote?” above by:

◾

delivering to our Corporate Secretary at our principal executive office located at 12920 SE 38th Street, Bellevue, Washington 98006, a written revocation prior to the date and time of the Annual Meeting;

◾	submitting another valid proxy card with a later date by mail;

◾	submitting another, later-dated proxy by phone or internet; or

◾	virtually attending the Annual Meeting and voting electronically.

Attendance at the virtual Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in street name, you must contact your broker or other registered holder in order to revoke your previously submitted voting instructions. Such revocation should be made sufficiently in advance of the Annual Meeting to ensure that the revocation of the proxy card submitted by your registered holder is received by our Corporate Secretary prior to the date and time of the Annual Meeting.

WHAT IS REQUIRED FOR A QUORUM AT THE ANNUAL MEETING?

To transact business at the Annual Meeting, a majority of the shares of our common stock issued and outstanding on the record date and entitled to vote at the Annual Meeting must be present, in person (virtually) or by proxy, at the Annual Meeting. If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. On the record date, there were 1,253,573,523 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A stockholder’s instruction to “withhold authority,” abstentions, and broker non-votes will be counted as present and entitled to vote at the Annual Meeting for purposes of determining a quorum.

WHAT DO I NEED IN ORDER TO VIRTUALLY ATTEND THE ANNUAL MEETING?

The Annual Meeting will again be held solely by means of remote communication, in a virtual only format. You will not be able to attend the Annual Meeting in person. You can virtually attend the Annual Meeting at the meeting time by visiting www.virtualshareholdermeeting.com/TMUS2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. PDT. Online check-in will begin at 7:45 a.m. PDT, and you should allow ample time for the online check-in procedures.

76	PROXY STATEMENT 2022 ⬛

Questions and Answers About the Annual Meeting and Voting

WHO WILL TABULATE AND COUNT THE VOTES?

Representatives of Broadridge Financial Solutions will tabulate the votes and act as the Company’s Inspector of Elections.

WHERE CAN I FIND THE VOTING RESULTS FOR EACH PROPOSAL?

We will file a Current Report on Form 8-K within four business days after the Annual Meeting to announce the preliminary results of voting.

WHO BEARS THE COST OF THE PROXY SOLICITATION?

We will bear all of the costs of soliciting proxies, including the preparation, assembly, printing and distribution of all proxy materials. We also reimburse brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our common stock. Our directors, officers and employees also may solicit proxies by mail, personally, by telephone, by email or by other appropriate means. No additional compensation will be paid to directors, officers or other employees for such services.

⬛ PROXY STATEMENT 2022	77

Company Information

Our website contains the Company’s current Corporate Governance Guidelines, Director Selection Guideline, committee charters, Speak Up Policy (f.k.a. Whistleblower Protection Policy), Code of Business Conduct, Code of Ethics for Senior Financial Officers, Supplier Code of Conduct and SEC filings. You may view or download any of these documents free of charge on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Governance” tab. By selecting “SEC Filings” under the “Financials” tab, you will also find a copy of this Proxy Statement, a copy of the 2021 Annual Report to Stockholders, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and copies of the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain a copy of any of the above-listed documents, including the Company’s Annual Report on Form 10-K, upon request, free of charge, by sending a request in writing to the Company’s Investor Relations Department at T-Mobile US, Inc., 3655 131st Ave SE, Bellevue, WA 98006.

Duplicate Mailings (Householding)

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we may deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of this Proxy Statement and our 2021 Annual Report to Stockholders, to multiple stockholders who share the same address unless we have received contrary instructions from an affected stockholder.

If you received only one copy of this Proxy Statement and the 2021 Annual Report to Stockholders or Notice of Internet Availability of Proxy Materials and wish to receive a separate copy for each stockholder in your household, or if you wish to participate in householding, please contact Broadridge Financial Solutions, Inc. by calling toll free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, NY 11717. We will promptly deliver, upon written or oral request to the address or telephone number above by stockholders at a shared address to which a single copy of the documents was delivered, a separate copy of the Proxy Statement and the 2021 Annual Report to Stockholders.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information on householding.

Stockholder Proposals for the 2023 Annual Meeting of Stockholders

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our 2023 Annual Meeting of Stockholders. To be eligible for inclusion in our 2023 Proxy Statement under Rule 14a-8, your proposal must be received by us no later than the close of business on December 28, 2022, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2023 Annual Meeting of Stockholders that will not be included in our Proxy Statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our bylaws. In addition, assuming the date of the 2023 Annual Meeting of Stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2022 Annual Meeting, you must notify us in writing, and such written notice must be delivered to our secretary no earlier than February 15, 2023, and no later than March 17, 2023.

A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from our Corporate Secretary at 12920 SE 38th Street, Bellevue, Washington 98006. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than nominees by our Board of Directors must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023.

78	PROXY STATEMENT 2022 ⬛

Other Information and Business

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of our outstanding common stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports submitted on EDGAR, the Company believes that all persons filed on a timely basis all reports required by Section 16(a).

Other Business

Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.

As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

⬛ PROXY STATEMENT 2022	79

Appendix A

Reconciliation of Non-GAAP Financial Measures

“Adjusted EBITDA”: Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, stock-based compensation and certain income and expenses not reflective of T-Mobile’s ongoing operating performance. Core Adjusted EBITDA represents Adjusted EBITDA less device lease revenues.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	2020	2021

Net income	$951	$110	$1,253	$750	$933	$978	$691	$422	$3,064	$3,024

Adjustments:

Income from discontinued operations, net of tax	—	(320)	—	—	—	—	—	—	(320)	—

Income (loss) from continuing operations	951	(210)	1,253	750	933	978	691	422	2,744	3,024

Interest expense	185	776	765	757	792	820	780	797	2,483	3,189

Interest expense to affiliates	99	63	44	41	46	32	58	37	247	173

Interest income	(12)	(6)	(3)	(8)	(3)	(2)	(2)	(13)	(29)	(20)

Other expense, net	10	195	99	101	125	1	60	13	405	199

Income tax expense	306	2	407	71	246	277	(3)	(193)	786	327

Operating income	1,539	820	2,565	1,712	2,139	2,106	1,584	1,063	6,636	6,892

Depreciation and amortization	1,718	4,064	4,150	4,219	4,289	4,077	4,145	3,872	14,151	16,383

Operating income from discontinued operations (1)	—	432	—	—	—	—	—	—	432	—

Stock-based compensation (2)	123	139	125	129	130	129	127	135	516	521

Merger-related costs	143	798	288	686	298	611	955	1,243	1,915	3,107

COVID-19-related costs (3)	117	341	—	—	—	—	—	—	458	—

Impairment expense	—	418	—	—	—	—	—	—	418	—

Other, net (4)	25	5	1	—	49	(17)	—	(11)	31	21

Adjusted EBITDA	3,665	7,017	7,129	6,746	6,905	6,906	6,811	6,302	24,557	26,924

Lease revenues	(165)	(1,421)	(1,350)	(1,245)	(1,041)	(914)	(770)	(623)	(4,181)	(3,348)

Core Adjusted EBITDA	$3,500	$5,596	$5,779	$5,501	$5,864	$5,992	$6,041	$5,679	$20,376	$23,576

1

Following the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets (the “Prepaid Business”), and the assumption of certain related liabilities (the “Prepaid Transaction”) starting on July 1, 2020, we provide MVNO services to DISH. We have included the operating income from discontinued operations, for periods prior to the Prepaid Transaction, in our determination of Adjusted EBITDA to reflect contributions of the Prepaid Business that has been replaced by the MVNO Agreement beginning on July 1, 2020 in order to enable management, analysts and investors to better assess ongoing operating performance and trends.

2

Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Merger have been included in Merger-related costs.

3	Supplemental employee payroll, third-party commissions and cleaning-related COVID-19-related costs were not significant for Q3 2020, Q4 2020, Q1 2021, Q2 2021, Q3 2021 and Q4 2021.
4

Other, net may not agree to the Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA.

Adjusted EBITDA, and Core Adjusted EBITDA are non-GAAP financial measures utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a measure to evaluate and compensate our personnel and management for their performance. We use Adjusted EBITDA and Core Adjusted EBITDA as benchmarks to evaluate our operating performance in comparison to our competitors. Management believes analysts and investors use Adjusted EBITDA and Core Adjusted EBITDA as supplemental measures to evaluate overall operating performance and facilitate comparisons with other wireless communications services companies because they are indicative of our ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, stock-based compensation, Merger-related costs including network decommissioning costs and incremental costs directly attributable to the Pandemic, as they are not indicative of our ongoing operating performance, as well as certain other nonrecurring income and expenses. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the Company’s device financing strategy, by excluding the impact of device lease revenues from Adjusted EBITDA, to align with the

⬛ PROXY STATEMENT 2022	A-1

APPENDIX A

exclusion of the related depreciation expense on leased devices from Adjusted EBITDA. Adjusted EBITDA and Core Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

“Free Cash Flow”: Free cash flow is a non-GAAP financial measure as defined and used under the 2021 STIP. It is generally equal to Net cash provided by operating activities less cash payments for Purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions, less Cash payments for debt prepayment or debt extinguishment.

Free Cash Flow is reconciled to Cash Provided by Operating Activities as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	2020	2021

Net cash provided by operating activities	$1,617	$777	$2,772	$3,474	$3,661	$3,779	$3,477	$3,000	$8,640	$13,917

Cash purchases of property and equipment	(1,753)	(2,257)	(3,217)	(3,807)	(3,183)	(3,270)	(2,944)	(2,929)	(11,034)	(12,326)

Proceeds from sales of tower sites	—	—	—	—	—	31	—	9	—	40

Proceeds related to beneficial interests in securitization transactions	868	602	855	809	891	1,137	1,071	1,032	3,134	4,131

Cash payments for debt prepayment or debt extinguishment costs	—	(24)	(58)	—	(65)	(6)	(45)	—	(82)	(116)

Free Cash Flow	732	(902)	352	476	1,304	1,671	1,559	1,112	658	5,646

Gross cash paid for the settlement of interest rate swaps	—	2,343	—	—	—	—	—	—	2,343	—

Free Cash Flow, excluding gross payments for the settlement of interest rate swaps	$732	$1,441	$352	$476	$1,304	$1,671	$1,559	$1,112	$3,001	$5,646

Free Cash Flow and Free Cash Flow, excluding gross payments for the settlement of interest rate swaps, are non-GAAP financial measure utilized by T-Mobile’s management to evaluate cash available to pay debt and provide further investment in the business.

A-2	PROXY STATEMENT 2022 ⬛

T-MOBILE T-MOBILE US, INC. ATTN: BROADY HODDER 12920 SE 38TH STREET BELLEVUE, WA 98006 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TMUS2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D77635-P65971 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. T-MOBILE US, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors ☐ ☐ ☐ Nominees: 01) Marcelo Claure 02) Srikant M. Datar 03) Bavan M. Holloway 04) Timotheus Höttges 05) Christian P. Illek 06) Raphael Kübler 07) Thorsten Langheim 08) Dominique Leroy 09) Letitia A. Long 10) G. Michael Sievert 11) Teresa A. Taylor 12) Omar Tazi 13) Kelvin R. Westbrook The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2022. ☐ ☐ ☐ NOTE: Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2022 ANNUAL MEETING OF STOCKHOLDERS OF T-MOBILE US, INC. Wednesday, June 15, 2022 8:00 A.M., Pacific Daylight Time Online only at www.virtualshareholdermeeting.com/TMUS2022 At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of 2022 Annual Meeting of Stockholders of T-Mobile US, Inc. and any other business as may properly come before the Annual Meeting. We look forward to your participation. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D77636-P65971 T-MOBILE US, INC. Annual Meeting of Stockholders June 15, 2022, 8:00 A.M., Pacific Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) G. Michael Sievert and Peter Osvaldik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of T-MOBILE US, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. PDT on Wednesday, June 15, 2022, virtually at www.virtualshareholdermeeting.com/TMUS2022. This proxy, when properly executed, will be voted in the manner directed herein and, in the proxyholders’ discretion, upon any other business that properly comes before the meeting. If no direction is given, this proxy will be voted in accordance with the recommendation of the Board of Directors: FOR the election of the nominees to the Board and FOR Proposal 2. Continued and to be signed on reverse side